As Filed Pursuant to Rule 424(b)(2) Registration No. 333-108818

PROXY STATEMENT/PROSPECTUS

SUMMIT BROKERAGE SERVICES, INC.
PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

SUMMIT FINANCIAL SERVICES GROUP, INC.
PROSPECTUS FOR A MAXIMUM OF 28,189,583 SHARES OF COMMON STOCK
     We are providing this document to you in connection with the solicitation of proxies for the annual meeting of shareholders of Summit Brokerage Services, Inc., to be held on February 26, 2004, at 11:00 a.m. at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431. At the annual meeting we will:

•	vote on a merger agreement under which we will reorganize into a holding company structure;

•	elect five directors;

•	vote on an amendment to our incentive compensation plan;

•	vote on an amendment to our articles of incorporation; and

•	take up any other business properly brought before the meeting.

     The board of directors of Summit Brokerage has approved the reorganization of Summit Brokerage into a holding company structure. Upon effectiveness of the reorganization, Summit Brokerage will survive as the wholly-owned subsidiary of Summit Financial Services, Inc., a Florida corporation, and each outstanding share of Summit Brokerage common stock and preferred stock will convert into one share of common stock and one share of preferred stock, respectively, of Summit Financial Services. The articles of incorporation and bylaws of the new holding company are the same as the articles of incorporation of Summit Brokerage in all respects, except as to the number of authorized shares of common stock, and except as to the name of the holding company and other minor technical matters. However, Summit Financial Services will be able to incur significantly more debt than Summit Brokerage because it will not be subject to the same regulatory requirements as Summit Brokerage.

     We are requesting that the common shareholders of Summit Brokerage approve all of the proposals, including the holding company proposal, which the board of directors believes is in the best interests of Summit Brokerage and its shareholders. Your vote is very important. This document gives you important information about the proposed reorganization, as well as the other business to be taken up at the annual meeting, and we urge you to read it carefully.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage paid envelope as promptly as possible. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

     This document and the enclosed form of proxy are being mailed to shareholders of Summit Brokerage on or about February 12, 2004. Summit Brokerage’s annual report and quarterly report, and amendments to those reports, on Form 10-KSB, including audited financial statements for the fiscal year ended December 31, 2002, and on Form 10-QSB, including unaudited financial statements for the fiscal quarter ended September 30, 2003, are being mailed or delivered concurrently with this document. Summit Brokerage’s principal executive offices are at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

     This document also serves as the prospectus for Summit Financial Services Group, Inc. as it relates to 28,189,583 shares of holding company common stock to be issued to the common shareholders of Summit Brokerage in exchange for their shares of Summit Brokerage common stock. Summit Financial Services has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of holding company common stock to be issued in connection with the merger.

     You should carefully consider the “Risk Factors” on page 5 of this document before voting on the Merger Agreement.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Summit Financial Services Group, Inc or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 10, 2004.

QUESTIONS AND ANSWERS REGARDING THE HOLDING COMPANY REORGANIZATION
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
THE ANNUAL MEETING
Date, Time and Place
Matters To Be Considered at the Annual Meeting
Outstanding Shares; Voting Rights
Revocability of Proxies
Solicitation of Proxies
Security Ownership of Certain Beneficial Owners
PROPOSAL 1 — HOLDING COMPANY REORGANIZATION
Summary
Reasons for the Holding Company Reorganization
Merger Agreement
Conditions to the Holding Company Reorganization
Regulatory Approvals
Amendment or Termination
Effective Date
Exchange of Stock Certificates
Appraisal Rights
Tax Consequences
Trading and Resale of Holding Company Common Stock
Shareholders’ Rights
Treatment of Options and Warrants
Businesses of the Holding Company and Summit Brokerage
Description of Holding Company Capital Stock
Florida Anti-Takeover Law and Certain Bylaw Provisions
Accounting Treatment
Legal Opinion
Interests of Named Experts and Counsel
PROPOSAL 2 — ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
Nominees
Executive Officers and Directors
Section 16(A) Beneficial Ownership Reporting Compliance
Board Meetings and Committees
Director Compensation
Executive Compensation
Stock Options Granted in Fiscal 2002
Aggregate Stock Option Exercises and Year-End Option Value Table
Employment Agreements
2000 Incentive Compensation Plan
Options Granted Outside of Our 2000 Incentive Compensation Plan
Equity Compensation Plan Information
Report of the Compensation Committee
Report of the Audit Committee
Certain Relationships and Related Transactions
PROPOSAL 3 — AMENDMENT TO THE COMPANY’S 2000 INCENTIVE COMPENSATION PLAN
Amendment to the Plan
Summary of Plan Terms
Securities Act Registration
Federal Income Tax Consequences of Awards
Plan Benefits
PROPOSAL 4 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION
Purpose of the Amendment
FINANCIAL STATEMENTS
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
ANNUAL REPORT AND QUARTERLY REPORTS
OTHER MATTERS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Statement of Financial Condition
Statements of Loss
Statements of Changes in Branch Equity
Statements of Cash Flows
Notes to Financial Statements

     This document incorporates important business and financial information about Summit Brokerage that is not included in or delivered with this document. All such information is available without charge to shareholders of Summit Brokerage upon written or oral request. We will provide you without charge upon your request, a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document, at no cost, by writing or telephoning us at the following address or telephone number:

Summit Brokerage Services, Inc. 980 North Federal Highway Suite 310 Boca Raton, Florida 33432 (561) 338-2800 Attention: Investor Relations Department

     To obtain timely delivery of the documents, you must request this information no later than February 19, 2004, five business days before the date of the annual meeting.

     You should rely only on the information provided in this document (including the exhibits) in considering how to vote your shares on the proposals discussed herein. We have authorized no one to provide you with different information. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.

QUESTIONS AND ANSWERS REGARDING
THE HOLDING COMPANY REORGANIZATION

     The following question and answer section highlights selected information from this document, but it may not contain all of the information that is important to you. We urge you to read carefully this entire document, including the attachments.

What is the purpose of the annual meeting?

     At the annual meeting of Summit Brokerage, shareholders will be asked to consider and vote on the following proposals:

•	a merger agreement under which Summit Brokerage will reorganize into a holding company structure;

•	the election of five directors to the board of Summit Brokerage;

•	an amendment to Summit Brokerage’s incentive compensation plan increasing the number of shares of common stock reserved for issuance under the plan from 4,000,000 shares to 7,000,000 shares;

•	an amendment to Summit Brokerage’s articles of incorporation increasing the number of shares of common stock reserved for issuance under its articles of incorporation from 50,000,000 shares to 60,000,000 shares;

•	and any other matters that may property come before the meeting or any postponement or adjournment thereof.

     The completion of the transaction contemplated by any proposal is not contingent upon the approval of any of the other proposals. Thus, if we were not contemplating a holding company restructuring, the other proposals would nevertheless be made to shareholders at our annual meeting for their consideration and vote.

     The company believes that it will obtain a sufficient number of votes to approve each of the foregoing proposals since holders of 13,866,780 shares of our common stock (representing a total of 49.2% of our common stock entitled to vote at the annual meeting) have indicated to us that they intend to vote in favor of all of the proposals presented to shareholders at the annual meeting. However, your vote is still important to us nevertheless and we encourage you to send us your signed proxy cards or alternatively, attend our annual meeting and vote in person.

     Although Antares Capital Fund III Limited Partnership, which owns 4,000,000 shares of our common stock, has the right to designate a nominee to our board of directors, Antares has not done so and has not indicated to us when it plans to designate a nominee.

Why is the board proposing an amendment to the incentive compensation plan and the articles of incorporation?

     Amendment to Incentive Compensation Plan. It is the opinion of management that there currently are an insufficient number of shares of common stock authorized for issuance under our incentive compensation plan, given the number of options which we are currently committed to issue. Further, management believes that there should be sufficient shares available in the incentive compensation plan for future retention of qualified personnel and grants in connection with any hiring of personnel and independent registered representatives that may occur in the future, either individually or through the acquisition of other broker/dealer firms.

     Amendment to Articles of Incorporation. It is also management’s opinion that the number of shares of common stock that we are authorized to issue under our articles of incorporation should be increased from 50,000,000 shares to 60,000,000 shares. After reserving sufficient shares to cover the exercise or conversion of all options and warrants that we have issued or have committed to issue, and the conversion of our preferred stock, there would be only 8,807,216 shares of common stock available for us to use in connection with any future financings or acquisitions, if we chose to issue stock instead of paying cash. If we were to need more shares than we have available under our articles of incorporation to raise capital or complete an acquisition, we would be required to seek shareholder approval for an increase in our authorized shares of common stock before completing the financing or acquisition. We may need the flexibility of acting quickly on such transactions, and not having the shares readily available may hamper our ability to consummate a transaction.

Why is the board proposing the holding company reorganization?

     Your board of directors believes that the holding company reorganization will provide Summit Brokerage with greater financial and corporate flexibility. A holding company structure will facilitate raising capital and will provide more flexibility with respect to equity and debt structure. Further, it is not customary for a broker/dealer firm to also be the publicly-traded entity. Summit Brokerage desires to conform to the industry standard whereby retail broker/dealer firms customarily are wholly-owned subsidiaries of parent companies and any publicly traded stock is that of the parent companies. These reasons are discussed in more detail below under “Reasons for the Holding Company Reorganization.”

     The holding company reorganization will be accomplished under the terms of a merger agreement between Summit Brokerage and Summit Financial. The terms of the merger agreement are summarized under “Proposal 1 – Holding Company Reorganization – Merger Agreement,” below. For a complete description of the terms and conditions of the proposed transaction, see the merger agreement which is attached as Exhibit A.

Will the holding company reorganization change the business of Summit Brokerage?

     No. The holding company reorganization will not change the business of Summit Brokerage. Summit Financial Services has no assets or liabilities and no prior operating history. It issued 100 shares to Summit Brokerage at the par value of $.0001 per share. These shares will be cancelled at the time of consummation of the reorganization. Following the reorganization, the principal activity of Summit Financial Services will be the ownership of Summit Brokerage, and Summit Brokerage (and its subsidiaries) will continue their operations without change at the same location, and subject to all the rights, obligations and liabilities of Summit Brokerage which existed immediately prior to the reorganization.

How will the holding company reorganization affect shareholders?

     If the shareholders entitled to vote at the annual meeting approve the holding company reorganization, common shareholders will receive one share of common stock of Summit Financial Services for each share of common stock of Summit Brokerage which they currently own, and preferred shareholders will receive one share of preferred stock of Summit Financial Services for each share of preferred stock of Summit Brokerage which they currently own. As a result, you will no longer own stock directly in Summit Brokerage but will instead own stock in Summit Financial Services which will own Summit Brokerage. Your rights will be governed by Summit Financial Services’ articles of incorporation (attached as Exhibit B) and bylaws (attached as Exhibit C) rather than by Summit Brokerage’s articles of incorporation and bylaws. However, there are no differences in the rights of either common or preferred shareholders.

What is the vote required for approval of the holding company reorganization?

     The affirmative vote of holders of at least a majority of the issued and outstanding common stock of Summit Brokerage is necessary to approve the merger agreement (i.e., 14,094,792 shares of the common stock). Summit Brokerage’s outstanding Series A 12% Cumulative Convertible Preferred Stock is non-voting stock and is not entitled to vote on the matters presented at the annual meeting.

     Executive officers and directors (including director nominees) of Summit Brokerage currently beneficially own (or have the right to vote) 9,797,261 shares of Summit Brokerage’s common stock, or approximately 34.8% of the shares entitled to vote at the annual meeting have agreed that they will vote for the merger agreement. Further, Antares Capital Fund III Limited Partnership has agreed to vote its 4,000,000 shares (or approximately 14.2% of the shares entitled to vote at the annual meeting) in favor of the merger agreement. Consequently, the owners of a total of 13,797,261 shares, or approximately 49% of the shares entitled to vote at the annual meeting, have agreed to vote for the merger agreement. Thus, the company believes that it will obtain a sufficient number of votes to approve the holding company reorganization.

Is the holding company reorganization subject to any other approvals?

     Yes. The holding company reorganization is subject to NASD review and approval. On October 20, 2003, NASD issued its conditional approval for the reorganization. We believe that we will be able to meet all of the requisite conditions.

Do shareholders have the right to dissent from the holding company reorganization and demand payment for their shares?

     Yes. Since holders of Summit Brokerage common stock are entitled to vote on the merger agreement, Florida law provides such common shareholders with the right to demand and receive cash for the fair value of their shares of common stock instead of receiving Summit Financial Services common stock in the holding company reorganization. In order to assert these appraisal rights, common shareholders must do the following:

•	not vote, or cause or permit to be voted, any of your shares in favor of the merger agreement; and

•	before the vote on the merger agreement is taken, deliver to the person and address indicated below written notice of your intent to demand payment for your shares if the merger is completed:

Marshall T. Leeds Chairman and Chief Executive Officer c/o Summit Brokerage Services, Inc. 980 North Federal Highway Suite 310 Boca Raton, FL 33432; or

•	before the vote on the merger agreement is taken, deliver to Marshall T. Leeds, at the annual meeting, written notice of your intent to demand payment for you shares if the merger is completed.

     If the merger is completed, shareholders perfecting their rights in accordance with the foregoing will be sent an offer by Summit Financial Services to purchase their shares at a price specified in the offer within 10 days after the merger is completed. Those shareholders must return to Summit Financial Services either:

•	an acceptance of the offer; or

•	a rejection of the offer and a different estimate of the fair value of the shares, along with their stock certificates.

     The acceptance or rejection must be returned to Summit Financial Services at any time before expiration of the date that is specified in the notice that is sent to them. Summit Financial Services will not be obligated to accept a shareholder’s estimate of the fair value of his or her shares. If the parties cannot agree on the fair value for the shares, either party may seek to have a court determine the fair value.

     The foregoing discussion is merely an abbreviated summary and does not contain a discussion of all of the statutory provisions. We have included a copy of Sections 607.1301 – 607.1333 of the Florida Business Corporation Act dealing with appraisal rights at Exhibit D included with this document. If you do not follow these statutory procedures exactly, you may lose your appraisal rights with respect to the reorganization. We urge you to read carefully a more expansive description of your rights under the caption “Appraisal Rights” as well as the applicable statutes under Exhibit D.

     If you sign and return your proxy without voting instructions, we will vote your proxy in favor of the merger agreement.

     We reserve the right not to complete the holding company reorganization if the number of common shareholders intending to exercise appraisal rights makes completion of the reorganization inadvisable in the judgment of the board of directors.

What are the tax consequences to shareholders?

     We have received an opinion from our legal counsel that holders of Summit Brokerage common stock generally will not recognize gain or loss for federal tax purposes for the shares of holding company common stock they receive in the holding company reorganization.

     As to holders of Summit Brokerage preferred stock, our legal counsel has opined that holders of Summit Brokerage preferred stock generally will not recognize gain or loss for federal tax purposes for the shares of holding company preferred stock they receive in the holding company reorganization. Our counsel’s opinion is based on the preferred stock not being characterized as non-qualified preferred stock as defined in the Internal Revenue Code and its regulations.

     However, in the unlikely event the Internal Revenue Service were to characterize the preferred stock as non-qualified preferred stock, the tax treatment to the holders of the Summit Brokerage preferred stock will depend on whether or not those holders also own Summit Brokerage common stock. If a holder transfers both Summit Brokerage common stock and preferred stock to the holding company and receives both holding company common and preferred stock, the holder will recognize gain to the extent of the fair market value of the holding company preferred stock, but will not recognize loss on that preferred stock. On the other hand, if the holder only transfers Summit Brokerage preferred stock for holding company preferred stock, the holder will recognize gain or loss, as applicable.

     Shareholders who properly exercise their appraisal rights and receive cash for their shares instead of holding company common stock will be taxed on any gain resulting from the receipt of cash for their shares.

     See “Tax Consequences,” below, for a more complete discussion of the foregoing.

Are there any risk factors that we should consider in the holding company reorganization?

     The only business of the holding company will be the business conducted by Summit Brokerage. Therefore, the same risks that apply to Summit Brokerage’s business and operations will apply to the holding company. See “Risk Factors” below for a more complete discussion of the foregoing. However, there are also certain additional risk factors associated with the reorganization into a holding company structure. See specifically “Risk Factors – Risks Related to Holding Company Structure and Other Proposals.”

Who will serve as management of the holding company?

     Summit Brokerage’s current board of directors also currently comprise the board of directors of Summit Financial Services. Upon conclusion of the Annual Meeting, the members of the board of directors of both Summit Brokerage and Summit Financial Services will be the same. Two of Summit Brokerage’s current executive officers will also hold the same positions with Summit Financial Services. Since Summit Brokerage will be the operating company and Summit Financial Services merely the holding company, not all executive officers of Summit Brokerage will be executive officers of the holding company. However, the holding company may add additional executive officers in the future on an as needed basis.

What do I need to do now?

     If you own Summit Brokerage common stock, indicate on your proxy how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the meeting to be held on February 26, 2004 (or any postponement or adjournment thereof).

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

     That depends. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the Merger Agreement.

Can I change my vote after I have mailed my signed proxy card?

     Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy with a later date, but before the Annual Meeting. Third, you may attend the Annual Meeting, revoke the proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Should I send in my stock certificates now?

     No. Shortly after the merger is completed, we will send you written instructions for exchanging your common and preferred stock certificates.

     DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL WE NOTIFY YOU TO DO SO.

Whom should I call with questions or to obtain additional copies of this proxy statement/ prospectus?

     You should contact:

Summit Brokerage Services, Inc. 980 North Federal Highway Suite 310 Boca Raton, Florida 33432 Attention: Steven C. Jacobs, Executive Vice President/CFO Telephone: (561) 338-2800

Why is this document referred to as a proxy statement/prospectus?

     This document is a proxy statement because it is used by Summit Brokerage to solicit the votes of its common shareholders for the merger agreement as well as to solicit votes of its common shareholders for the election of Summit Brokerage directors and other annual meeting business. A prospectus is a disclosure document distributed by a company offering its stock or other securities, and if the merger occurs, each shareholder will receive Summit Financial Services stock in exchange for Summit Brokerage stock.

RISK FACTORS

     The following risk factors should be carefully considered in deciding whether to vote for the proposed merger agreement pursuant to which it is proposed that Summit Brokerage will be reorganized into a holding company structure. Please also consider all other information contained in this document and the information incorporated by reference.

     The only business of the holding company will be the business conducted by Summit Brokerage. Therefore, the same risks that apply to Summit Brokerage’s business and operations will apply to the holding company. Those risks, as well as the risks related to the holding company structure and other proposals contained in this document, are discussed below. We have also included risks related to the acquisition and holding of our common stock.

Risks Related to Holding Company Structure and Other Proposals

     The holding company will not be restricted in its ability to incur debt. Summit Financial Services will not be restricted in the amount of additional debt it may acquire or assume. The amount of debt that may be incurred by

Summit Brokerage is restricted by certain net capital requirements imposed by the SEC and NASD. Since the holding company will not be subject to any net capital requirements, there is no restriction on the amount of debt it may incur.

     The holding company is authorized to issue more shares of common stock than Summit Brokerage. Under their respective Amended and Restated Articles of Incorporation, Summit Financial Services is authorized to issue up to 60,000,000 shares of common stock, while Summit Brokerage is authorized to issue up to 50,000,000 shares of common stock. The board of directors of a corporation generally has the power to authorize the issuance of common stock from time to time at prices that could be lower than the per share price paid by the then existing shareholders. Further, the issuance of additional voting stock will dilute the voting power of the then existing common shareholders.

     Holders of preferred stock may suffer adverse tax consequences as a result of the reorganization. If the Internal Revenue Service were to characterize the outstanding preferred stock of Summit Brokerage as non-qualified preferred stock, those shareholders who own both common and preferred stock and exchange those shares for Summit Financial Services common and preferred stock, may recognize gain to the extent of the fair market value of the holding company preferred stock, but will not be able to recognize any loss. Holders of only non-qualified preferred stock may recognize gain or loss, as applicable.

     The issuance of additional authorized common stock under our Amended and Restated Articles of Incorporation and our 2000 Incentive Compensation Plan may cause dilution to existing shareholders. Summit Brokerage’s board of directors may, in its sole discretion, authorize the issuance from time to time of shares of our common stock up to the maximum authorized in its Amended and Restated Articles of Incorporation, and at prices determined by the board. An increase in the number of authorized shares of common stock will permit Summit Brokerage to issue up to 10,000,000 more shares than are currently authorized for issuance. Depending on market conditions, such issuances may be at prices that are less than existing shareholders paid for their stock, thus resulting in dilution of their investment, in addition to a dilution of their voting power. An increase by 3,000,000 shares in the number of shares of common stock authorized for grant of awards under Summit Brokerage’s 2000 Incentive Compensation Plan may be similarly dilutive to existing shareholders.

Risks Related to Our Business

Note, any reference to “we,” “our,” “the company,” “us,” and similar words refer to Summit Brokerage. However, since the business of the holding company will be the same as that of Summit Brokerage, the risk factors that apply to Summit Brokerage will also apply to the holding company going forward. Therefore, when reading these risk factors, keep in mind that they apply to both Summit Brokerage and the holding company.

     Summit Brokerage has had recent losses. Summit Brokerage realized net losses for the fiscal year ended December 31, 2002 of ($1,619,010), and net losses of ($756,640) for the nine months ended September 30, 2003. We cannot assure you that we will be profitable in the near future or that our revenues will grow. Additionally, Summit Brokerage’s revenues and profitability have been, and may continue to be, negatively impacted by current economic conditions as well as international political unrest.

     Our business could be harmed by market volatility, declines in general economic conditions and other securities industry risks. Our revenues are derived primarily from securities brokerage and related services, and we expect this business to continue to account for almost all of our revenues. We, like other securities firms, are directly affected by economic and political conditions, including, but not limited to the following:

•	acts of war, terrorism and other political unrest;

•	broad trends in business and finance, and

•	changes in the conditions of the securities markets in which our customers trade.

     A downturn in these markets such as we have experienced recently adversely affects our operating results. In major stock market declines, many firms in the securities industry suffer financial losses, and the level of individual investor trading activity decreases after these events. When trading volume is low, our profitability is adversely affected because a significant portion of our costs does not vary with revenue. For these reasons, severe market fluctuations have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diversified business lines might withstand such a downturn in the securities industry better than we would.

     We operate in a highly regulated industry and compliance failures could adversely affect our business. The securities industry in the jurisdictions in which we operate is subject to extensive regulation covering all aspects of the securities business. The various governmental authorities and industry self-regulatory organizations that supervise and regulate us generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel. We could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance. In addition, it is possible that any past noncompliance could subject us to future civil lawsuits, the outcome of which could have a material adverse effect on our financial condition and operating results.

     There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record transactions and post our books on a daily basis. Operations personnel monitor operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients.

     In addition, we use the Internet to provide information to our registered representatives and, to a lesser extent, our customers. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet. In addition, the growth of the Internet as a means of conducting international business has raised many legal issues regarding, among other things, the circumstances in which countries or other jurisdictions have the right to regulate Internet services that may be available to their citizens from service providers located elsewhere. In many cases, there are no laws, regulations, judicial decisions or governmental interpretations that clearly resolve these issues. This uncertainty may adversely affect our ability to use the Internet to expand our international operations, and creates the risk that we could be subject to disciplinary sanctions or other penalties for failure to comply with applicable laws or regulations.

     We face substantial competition which could reduce our market share and harm our financial performance. All aspects of our business are highly competitive. We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, investment advisors and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than we do. With respect to retail brokerage activities, certain regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. In addition, we expect competition from commercial banks to increase because of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks’ securities activities. We also compete with others in the financial services industry in recruiting registered representatives and new employees as well as retaining current personnel, and we could be adversely affected in the event we were to lose registered representatives who either individually or in the aggregate accounted for a significant percentage of our revenues.

     We expect to face increasing competition from companies offering electronic brokerage services, which is a rapidly developing industry. These competitors may have lower costs or provide fewer services, and may offer certain customers more attractive pricing or other terms, than we offer. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries like us, our operating results could be adversely affected.

     We may be unable to hire, integrate or retain qualified personnel. Most aspects of our business are dependent on highly skilled individuals. We devote considerable resources to recruiting, training and compensating these individuals. In addition, one component of our growth strategy is to increase market penetration by recruiting experienced registered representatives. In connection with our recruiting efforts, we rely significantly on the extensive relationships developed by senior management, particularly Marshall T. Leeds, throughout their years of involvement in the financial services industry, in addition to relying on referrals and the use of both in-house and outside recruiters. We cannot assure that these recruiting efforts will be successful or, if successful, that they will enhance our business, results of operations, or financial condition.

     Competition for key personnel is intense. We cannot assure that losses of key personnel due to such competition, or for other reasons, will not occur in the future. The loss of any key employee, particularly Marshall T. Leeds, our Chairman and Chief Executive Officer, could materially and adversely affect our operating results. We currently maintain key man life insurance on Mr. Leeds in the amount of $3,000,000, although there can be no assurance that we will be able to renew this policy on terms that are acceptable.

     Other than Mr. Leeds, we do not have employment agreements with any other members of senior management. We attempt to retain employees with incentives such as incentive compensation plans, including stock options conditioned on continued employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if our stock price were to decline, or fail to appreciate sufficiently. If that happened, our benefit plans might no longer be a competitive incentive for our key employees to stay with us.

     Failure to introduce new services and products in a timely manner may affect our ability to compete effectively. Our future success will depend in large part on our ability to develop and enhance our services and products. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to:

•	effectively use new technologies;

•	adapt our services and products to emerging industry standards; or

•	develop, introduce and market enhanced or new services and products.

     Historically, we have been able to develop and introduce enhanced or new products and services in response to market and customer requirements and emerging industry standards. However, if in the future we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

     We need to comply with stringent capital requirements. Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that regulate us have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, less deductions for certain types of assets. If we fail to maintain the required net capital, we may be subject to suspension or revocation of our licenses, which could ultimately lead to us being liquidated. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require the intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business. Currently, we are required to maintain net capital of at least $250,000. As of September 30, 2003, we had net capital of $2,520,577 and excess net capital (that is, net capital less required net capital) of $2,270,577.

     Our rapid growth has placed significant demands on our management and other resources and is likely to continue. To manage the currently anticipated growth of our business, we will need to attract, hire and retain highly skilled and motivated officers and employees. In particular, we expect that a need for increased staffing will continue for service personnel to support the expansion of our branch offices. We will also need to continue improving our existing systems, and/or implement new systems, for transaction processing, operational and financial management and training, integrating and managing our growing employee base. We cannot assure you that we will be able to attract the employees or conduct the system improvements necessary to manage this growth effectively or that we will be able to achieve the rate of growth we have experienced in the past.

     We may not be able to grow as planned. As part of our long-term growth strategy, we recruit individual registered representatives and we evaluate the acquisition of other firms or assets that would complement or expand our business in attractive service markets or that would broaden our customer relationships. We cannot assure you that we will be successful in our recruiting efforts or that we will be able to identify suitable acquisition candidates available for sale at reasonable prices or that we will be able to consummate any acquisition. Further, future acquisitions may further increase our leverage or, if we issue equity securities to pay for the acquisitions, our shareholders could suffer dilution of their interests.

     Future acquisitions may increase our leverage or cause dilution of existing shareholders’ interests. We anticipate that our strategy of growth through acquisitions of assets of other firms will necessitate additional debt and/or equity financing, although there can be no assurance that this will happen. Our failure to obtain sufficient financing that we may need in the future could have a material adverse effect on our operations and our ability to continue as a going concern. In addition, issuing securities in connection with acquisitions, or the hiring of additional registered representatives and other personnel may have a dilutive effect on the interests of our shareholders.

     We may have difficulty integrating businesses and/or generating acceptable returns from future acquisitions. Even if we are able to identify acquisition candidates and complete the acquisition on terms favorable to us, we cannot assure you that we will be able to successfully integrate any acquired business into our operations. The success of any completed acquisition will depend in large measure on our ability to integrate the operations of the acquired business with our operations and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions involve a number of special risks and present financial, managerial and operational challenges, some of which include:

•	diversion of management’s attention;

•	unanticipated events or circumstances;

•	existence of unknown liabilities;

•	potential disputes with sellers; and

•	adverse effects on our reported earnings per share in the event acquired intangible net assets, if any, become impaired.

     An acquisition increases the risk that any business may lose customers or employees, including key employees of the acquired business. An acquired business could under perform relative to our expectations and we may not realize the value we expect from the acquisition. Adverse market conditions or poor investment or other performance by an acquired company may adversely affect revenue. We could also experience financial or other setbacks if an acquired company has problems of which we are not aware. Although we conduct due diligence reviews of potential acquisition candidates, we may not identify all material liabilities or risks related to acquisition candidates. Some or all of these risks could have a material adverse effect on our business, financial condition and results of operations. Further, future acquisitions may further increase our leverage or, if we issue equity securities to pay for the acquisitions, our shareholders could suffer dilution of their interests.

     Our exposure to possible securities litigation could adversely affect our business. From time to time we are engaged in various legal and regulatory proceedings arising in the normal course of business. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. We currently maintain errors and omissions insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that we will be able to obtain errors and omissions insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion. While it is not possible to determine with certainty the outcome of these matters, we are of the opinion the eventual resolution of such proceedings will not have a material adverse effect on our financial position or operating results. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

     Our business relies heavily on computers and other electronic systems and capacity constraints and failures of these systems could harm our business. As our business expands, we face risks relating to the need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. We cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis. Additionally, our business may be negatively impacted by acts of cyberterrorism.

     We may not be able to completely protect ourselves from various forms of business interruption. Although we maintain business interruption insurance, the net proceeds from such insurance may not be sufficient to cover lost revenues and earnings. Additionally, in the future, it may not be possible to obtain business interruption insurance on terms that management deems acceptable, especially if such interruption relates to acts of terror, including acts of cyberterrorism.

     We depend on our headquarters and operations center for continued operation of our business. A disaster directly affecting our headquarters or operations center may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster. In addition, insurance and other safeguards might only partially reimburse us for our losses. Furthermore, we rely on third parties to perform certain back office and trade execution functions on our behalf. In the event these third parties are unable to provide these services, including as a result of a natural disaster or such other event that results in an interruption of their business activities, our operations could be materially negatively impacted.

     We may have to indemnify our directors and officers for certain actions. Our Amended and Restated Articles of Incorporation require us to indemnify (to the fullest extent permitted under Florida law) each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been directors or officers of our company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit our shareholders and us. We maintain officers and directors liability insurance coverage in the amount of $1 million. There can be no assurance that such insurance will be available in the future, or that if available, it will be available on terms that are acceptable to us. Furthermore, there can be no assurance that the insurance coverage provided will be sufficient to cover the amount of any judgment awarded against an officer or director (either individually or in the aggregate). Consequently, if such judgment exceeds the coverage under the policy, we may be forced to pay such difference.

Risks Relating to Our Common Stock

     Our common stock is subject to price volatility. The price of our common stock is volatile. Because of possible fluctuations in operating results, such as revenues or operating results being below the expectations of investors, and the volatility of market and economic conditions generally, there may be additional volatility in the price of our common stock. Further, approximately 12,000,000 shares of outstanding common stock will be released from lock up agreements, one-half upon effectiveness of this registration statement and shareholder approval of the reorganization, and the remaining one-half on July 1, 2004. In addition, holders of another 4,000,000 shares of common stock and 1,478,000 shares issuable upon exercise of outstanding warrants have certain registration rights and upon effectiveness of a registration statement relating to the resale of those shares, up to one-half may be sold upon effectiveness of that registration statement and the remaining one-half commencing on July 1, 2004. If a large number of shares of our common stock enters the market, the market price of our common stock could decline significantly. A significant decline in the market price of our common stock could result in litigation that could subsequently result in increased costs and a diversion of management’s attention and resources from operations.

     Additional capital may dilute current shareholders. In order to provide capital for the operation of the business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

     There may not be a liquid market for the common stock. Summit Brokerage’s common stock is currently traded on the OTC Electronic Bulletin Board. However, upon completion of the reorganization, the holding company’s common stock, and not the common stock of Summit Brokerage, will be traded on the OTC Electronic Bulletin Board. This market generally has less liquidity than the Nasdaq SmallCap Market and certain institutional investors are precluded from buying stock in this market. There can be no assurance that our investors will be able to sell their shares of common stock at prices and times that are desirable.

     Our common stock is subject to the penny stock rules which means our market liquidity could be adversely affected. The SEC’s regulations define a “penny stock” to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline.

     No dividends are anticipated. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future.

     Our preferred stock may cause further dilution. Our Amended and Restated Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, with such rights and preferences as may be determined from time to time by our board of directors without further shareholder approval. The Company designated 150,000 shares, and issued to investors 125,000 shares, of such preferred stock as its Series A Preferred Stock. Consequently, we have 4,875,000 shares of authorized but unissued shares of preferred stock that may be sold in the future and that can, at the discretion of our board of directors, be designated as other series of preferred stock with dividend and liquidation preferences that are senior, and not available to, the holders of our common stock. In the event that we issue additional preferred stock, the holders of such stock, as well as the Series A Preferred Stock, shall be entitled to receive dividends and distributions prior to their receipt by the holders of our common stock. Thus, holders of common stock could realize less than the amount of dividends and/or distributions to which they would otherwise be entitled.

     We may propose a reverse-split of our common stock. We may, at some time in the future, propose a reverse-split of our common stock. There can be no assurance that, in the event of a reverse-split, the stock will not otherwise decline in value.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This document, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “project,” “plan,” “foresee,” “may,” “will,” “continue,” “estimate” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Such forward-looking statements may pertain to, among other things:

•	demand for our services and products;

•	our growth plans;

•	our liquidity or capital resources; and

•	market trends.

     Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, and regulatory factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors.” We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements. The forward-looking statements contained in this document are made only as of the date of this document and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

     Summit Brokerage files annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of those materials at the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Additionally, Summit Brokerage is required to file electronic versions of these documents with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval system. The Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically.

INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for information superceded by information in this document. This document incorporates by reference the documents set forth below that Summit Brokerage has previously filed with the Securities and Exchange Commission. These documents contain important information about Summit Brokerage and its finances.

Document	Period/Date

Annual Report Form 10-KSB and Form 10-KSB/A	Year ended December 31, 2002

Quarterly Reports on Form 10-QSB and Form 10-QSB/A for each of the three quarters	Quarter ended March 31, 2003 Quarter ended June 30, 2003 Quarter ended September 30, 2003

Current Reports on Form 8-K and amendments	Filed on January 3, 2003, and amendments thereto filed on January 17, 2003 and March 18, 2003

Filed on March 28, 2003

Filed on April 21, 2003

Filed on January 13, 2004

     See the inside cover page of this document for information about obtaining copies of any of the foregoing.

THE ANNUAL MEETING

Date, Time and Place

     Summit Brokerage will hold its annual meeting on February 26, 2004, at 11:00 a.m. local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431.

Matters To Be Considered at the Annual Meeting

     At the meeting, holders of Summit Brokerage common stock will consider and vote upon proposals to:

•	approve the proposed merger agreement by which the holding company structure will be created;

•	elect five nominees to Summit Brokerage’s board of directors;

•	approve an increase in the number of shares of common stock reserved for issuance under Summit Brokerage’s 2000 Incentive Compensation Plan from 4,000,000 shares to 7,000,000 shares;

•	approve an amendment to Summit Brokerage’s amended and restated articles of incorporation which increases the number of authorized shares of common stock from 50,000,000 shares to 60,000,000 shares;

•	take action on any other matters as may properly come before the meeting.

Outstanding Shares; Voting Rights

     The board of directors has set the close of business on January 30, 2004 as the record date for determining shareholders of Summit Brokerage entitled to notice of and to vote at the annual meeting. As of the record date, there were 28,189,583 shares of common stock issued and outstanding, all of which are entitled to be voted on each matter to be presented at the annual meeting on the basis of one vote for each share held. A majority of these shares of common stock will constitute a quorum for the transaction of business at the annual meeting. There are 125,000 shares of outstanding non-voting preferred stock.

     In determining the presence of a quorum at the annual meeting, abstentions are counted and broker or nominee non-votes (instances where brokers or nominees are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not. As to all matters to be voted on by shareholders at the annual meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved. Directors or nominees are elected by a plurality of the votes cast. The affirmative vote of a majority of the issued and outstanding common stock is necessary for approval of the Merger Agreement, and the affirmative vote of a majority of the votes cast at the meeting is required for approval of any other matter that may be submitted to the vote of the shareholders.

     As of the record date, the directors and executive officers of Summit Brokerage beneficially owned Summit Brokerage common stock representing 34.8% of the shares entitled to vote at the annual meeting. Such persons have indicated to us that they intend to vote all of their shares of common stock in favor of all proposals set forth in this document. Further, Antares Capital Fund III Limited Partnership has agreed to vote its 4,000,000 shares (or approximately 14.2% of the shares entitled to vote at the annual meeting) in favor of the merger agreement, and has indicated to us it intends to vote in favor of all of the other proposals. Consequently, it is anticipated that the owners of a total of 13,797,261 shares, or approximately 49% of the shares entitled to vote at the annual meeting, will vote for all proposals.

     Shares represented by a properly executed proxy received in time to permit its use at the annual meeting and any adjournments or postponements thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted (a) FOR the merger agreement to effect the holding company reorganization, (b) FOR the election of all five nominees for director, (c) FOR the proposal to increase the number of shares of common stock reserved for issuance under Summit Brokerage’s 2000 Incentive Compensation Plan from 4,000,000 shares to 7,000,000 shares, (d) FOR the proposal to amend Summit Brokerage’s amended and restated articles of incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 shares to 60,000,000 shares, and (e) in the discretion of the proxy holders as to any other matter which may properly come before the annual meeting.

     You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

Revocability of Proxies

     If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation or delivering a later dated proxy to the attention of Steven C. Jacobs, Executive Vice President and CFO, Summit Brokerage Services, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432;

•	submitting a proxy with a later date prior to the annual meeting; or

•	appearing at the annual meeting, revoking the proxy and voting in person.

     Attendance at the annual meeting will not in and of itself revoke a proxy that you submitted prior to the meeting.

Solicitation of Proxies

     Summit Brokerage will bear the cost of the solicitation of proxies from its shareholders and will solicit proxies by mail. In addition, the directors, officers and employees of Summit Brokerage may solicit proxies from shareholders by telephone, in person or any other lawful means. Summit Brokerage will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and Summit Brokerage will reimburse them for reasonable out-of-pocket expenses.

     You should not send in your stock certificates with your proxy card. As described below under the caption “Exchange of Stock Certificates,” shortly after the merger creating the holding company structure shareholders will receive materials for exchanging shares of Summit Brokerage stock for shares of Summit Financial Services stock.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information as of January 31, 2004 with respect to the beneficial ownership of common stock by:

•	each executive officer named in the Summary Compensation Table;

•	each director;

•	each nominee for director;

•	each shareholder known by us to be the beneficial owner of more than 5% of Summit Brokerage’s common stock; and

•	all executive officers and directors as a group.

Name of Beneficial
Owner(1)(2)	No. of shares		Percentage

Marshall T. Leeds	15,354,927	(3)	44.8%
Richard Parker	3,426,927	(4)	11.9%
Harry S. Green	305,334	(5)	1.1%
Steven C. Jacobs	905,000	(6)	3.1%
Sanford B. Cohen	10,000	(7)	*
Paul D. DeStefanis (8)	200,000		*
William L. Harvey (9)	—		—
Antares Capital Fund III Limited Partnership (10)	4,000,000		14.2%
The Equity Group Inc.
Profit Sharing Plan & Trust (11)	1,600,000		5.7%
All executive officers and directors as a group (5 persons)	16,775,261	(12)	47.7%

*	Represents less than 1% of the issued and outstanding common stock of the company.

(1)	Unless otherwise noted, the address of each person or entity listed is Summit Brokerage Services, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

(2)	Based on 28,189,583 shares outstanding on January 31, 2004, and additional shares deemed to be outstanding as to a particular person in accordance with the following applicable rules of the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are exercisable within 60 days of the date of January 31, 2004, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Includes: (a) 6,400,000 shares of common stock; (b) 5,600,000 issuable pursuant to options exercisable within the next 60 days; and (c) 3,354,927 shares of common stock beneficially owned by Mr. Parker but for which Mr. Leeds has sole voting power pursuant to a Shareholders’ Voting Agreement and Irrevocable Proxy granted to him by Mr. Parker and his spouse in connection with the closing of the Leeds Transaction, which shares are represented as follows: (i) 2,854,927 outstanding shares beneficially owned by Mr. Parker; and (ii) 500,000 shares issuable pursuant to stock options exercisable within the next 60 days.

(4)	Includes: (i) 2,357,252 shares of common stock; (ii) 462,675 shares owed jointly with his spouse; (iii) 27,000 shares owned by his spouse; (iv) 500,000 shares issuable pursuant to stock options exercisable within the next 60 days; and (v) 80,000 shares he and/or his spouse control as trustees of two foundations and a trust. Mr. Parker’s address is 417 Magnolia Avenue, Melbourne Beach, Florida 32951.

(5)	Includes 43,000 shares issuable pursuant to stock options exercisable within the next 60 days.

(6)	Includes 385,000 shares issuable pursuant to stock options exercisable within the next 60 days, and 440,000 shares issuable pursuant to currently exercisable warrants.

(7)	Includes 10,000 shares issuable pursuant to stock options exercisable within the next 60 days.

(8)	Mr. DeStefanis is a nominee to the board of directors.

(9)	Mr. Harvey is a nominee to the board of directors.

(10)	Address: 7900 Miami Lakes Drive West, Miami Lakes, Florida 33016. Antares Capital Fund III Limited Partnership (“ACF”) is a Delaware limited partnership whose general partner is Antares Capital Partners III, L.L.C. (“ACP”), a Florida limited liability company. As the general partner, ACP has sole voting authority over ACF’s investments. The managing partners of ACP are Jonathan I. Kislak and Randall Poliner.

(11)	Address: 800 Third Avenue, 36th Floor, New York, NY 10022. The co-trustees of the Equity Group Inc. Profit Sharing Plan & Trust are Robert Goldstein and Loren Mortman, either of whom has voting authority over the Trust’s investments. Also, Ms. Mortman and her spouse jointly own 200,000 shares of common stock.

(12)	Includes 6,978,000 shares issuable pursuant to stock options and warrants which are exercisable within the next 60 days, and 200,000 shares owned by Mr. DeStefanis, a director nominee.

     Voting Agreements and Agreements Related to Corporate Governance.

     As discussed in footnote 3 above, Marshall T. Leeds has voting control over certain shares of common stock beneficially owned by Richard Parker and/or his spouse pursuant to a Shareholders’ Voting Agreement and Irrevocable Proxy dated May 22, 2002 between Richard Parker and his spouse, and Mr. Leeds. The voting agreement is terminable on the earlier of (a) May 22, 2007, (b) the date Mr. Leeds is no longer an executive officer or director of Summit Brokerage or (c) the occurrence of certain change of control events.

     When Antares Capital Fund III Limited Partnership purchased 4,000,000 shares common stock of Summit Brokerage on April 11, 2003, it entered into a Stock Purchase Agreement with Summit Brokerage and a Co-Sale and Voting Rights Agreement with Marshall T. Leeds. Under those agreements, Antares has certain rights relating to corporate governance matters for so long as Antares owns 2,000,000 of the original 4,000,000 shares it purchased. Such rights include:

•	the right to appoint or nominate for election a director, which director would also serve on the compensation and audit committees; and further, Mr. Leeds agreed to vote his shares in favor of such appointment or election;

•	the right to have a representative present at meetings of the board and its committees, which right includes the same access to the company’s records as a board member would have;

•	majority approval by the independent directors of certain stock purchases, if any, under $.25 per share by Mr. Leeds, and if so approved, Antares has the right to participate with Mr. Leeds on a pro-rata basis;

•	the right to participate on a pro-rata basis in any sale of the company’s stock by Mr. Leeds on the same terms and conditions as any such proposed sale.

     Although Antares has a right to designate a nominee to our board of directors, it has not done so and has not indicated to us when or if it will do so.

     The foregoing agreements will survive the consummation of the reorganization and the rights and obligations of the parties thereto will apply to securities of the holding company.

     Under letter agreement dated April 11, 2003, Antares agreed to vote its shares in favor of the holding company reorganization, so long as Mr. Leeds also voted his shares accordingly.

PROPOSAL 1 – HOLDING COMPANY REORGANIZATION

     The merger agreement under which Summit Brokerage will reorganize into holding company structure will be presented to shareholders for approval at our annual meeting.

     The completion of the proposed reorganization is not contingent upon the approval of any of the other proposals, nor are any of the other proposals connected with the reorganization. Thus, if we were not contemplating a holding company restructuring, the other proposals discussed in this document would nevertheless be made to shareholders at our annual meeting for their consideration and vote.

Summary

     Summit Financial Services Group, Inc. is a Florida corporation and wholly-owned subsidiary of Summit Brokerage, formed on July 16, 2003 (with the name Summit Financial Holding Group, Inc.) for the purpose of becoming the holding company of Summit Brokerage. The company’s name was changed to Summit Financial Services Group, Inc. in September 2003 upon the filing of its amended and restated articles of incorporation with the Florida Department of State. To effect the reorganization, Summit Financial Services formed a wholly-owned subsidiary, Summit Transitory Sub, Inc., a Florida corporation, on July 17, 2003. At the meeting, we will seek your approval of the merger agreement (Exhibit A), which sets forth the basic terms for creating the holding company structure by which Summit Brokerage will become a wholly-owned subsidiary of Summit Financial Services.

     Under the merger agreement, Summit Brokerage will merge with Summit Transitory Sub, resulting in Summit Brokerage remaining as the surviving company and becoming the wholly-owned subsidiary of Summit Financial Services. Concurrently, each outstanding share of Summit Brokerage common stock (other than shares as to which appraisal rights are properly exercised) will convert automatically into one share of Summit Financial Services common stock, and the former holders of Summit Brokerage common stock will become the holders of all of the outstanding shares of Summit Financial Services common stock. Similarly, each outstanding share of Summit Brokerage preferred stock will convert automatically into one share of Summit Financial Services preferred stock, and the former holders of Summit Brokerage preferred stock will become the holders of all of the outstanding shares of Summit Financial Services preferred stock with the same rights, privileges, preferences, qualifications, terms and conditions as the Summit Brokerage preferred stock. Summit Financial Services has no assets or liabilities and has no prior operating history. Its outstanding 100 shares of common stock which Summit Brokerage holds will be cancelled in connection with the reorganization. Following the merger, Summit Brokerage will continue its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of Summit Brokerage existing immediately prior to the merger.

     Assuming Summit Brokerage’s shareholders approve the proposed amendment to its articles of incorporation, increasing the number of authorized shares of common stock to 60,000,000 shares, the articles of incorporation and bylaws of Summit Financial Services will be the same in all respects (except as to the name of the holding company and other non-material technical matters) as the articles of incorporation and bylaws of Summit Brokerage. However, if Summit Brokerage’s shareholders do not approve the proposed amendment to its articles of incorporation, and the merger is consummated, Summit Financial Services will be authorized to issue up to 60,000,000 shares of common stock, which is 10,000,000 more shares than are currently authorized under the articles of incorporation of Summit Brokerage. Whether or not Summit Brokerage’s shareholders approve the proposed amendment to its articles of incorporation, Summit Brokerage intends to complete the reorganization.

Reasons for the Holding Company Reorganization

     Your board of directors believes that the formation of a holding company will provide Summit Brokerage with greater corporate and financing flexibility as well as conform Summit Brokerage’s corporate structure to industry standards.

     Financing Flexibility. If the Merger Agreement is approved, the holding company will have the ability to incur indebtedness at the holding company level and to contribute the proceeds to Summit Brokerage as equity capital. The incurring of debt at the holding company level will not adversely impact Summit Brokerage’s net capital ratios that it is required to maintain under SEC and NASD rules. Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that regulate us have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, less deductions for certain types of assets. If we fail to maintain the required net capital, we may be subject to suspension or revocation of our licenses, which could ultimately lead to us being liquidated. Thus, Summit Brokerage’s only means of raising needed capital has been through equity financing. Although we do not have any plans to have the holding company incur debt in the near future, if Summit Brokerage were to need additional financing, the holding company would have the flexibility to raise capital through loans from financial institutions or the issuance of debt or equity, or a combination thereof.

     Corporate Flexibility. Currently we provide a range of financial services encompassing mutual funds, annuities, individual stocks, bonds, insurance products and managed money accounts. We may decide to expand into other areas of the industry, such as investment banking, and in such event, we would expect (if not actually be required) to maintain those services as divisions or entities separate from the retail brokerage business. This is more easily facilitated through a parent company than it would be through Summit Brokerage. Further, our current growth strategy has been to grow through the acquisition of assets of retail broker/dealer firms or branches that are complementary to our business as well as hiring additional sales representatives in the normal course of business. We can employ more creative financing techniques for such acquisitions, if necessary, with a holding company structure than we can with the present structure.

     Conformance to Industry Standards. Broker/dealer firms engaged in the retail brokerage business generally are not publicly traded or reporting companies under the Securities Exchange Act of 1934 (the “Exchange Act”). Instead, broker/dealer firms normally are subsidiaries of holding companies who are the registrants under the Exchange Act and whose stock is publicly traded. Summit Brokerage is a rare exception. We desire to conform to the standard in the industry which we believe will enhance our profile with customers, future sales representatives whom we desire to attract to Summit Brokerage, potential acquisition targets, and the securities industry generally. Although management considered a holding company restructuring in the past, it is only recently that our company has had the requisite resources, financial and otherwise, to pursue such a transaction.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT.

Merger Agreement

     The holding company reorganization will be accomplished under the merger agreement between Summit Brokerage, the Summit Transitory Sub and Summit Financial Services, which is attached as Exhibit A. The following discussion is qualified in its entirety by reference to the merger agreement which is incorporated into this document by reference. The merger agreement was unanimously approved by the board of directors of all parties to the agreement.

     The holding company reorganization will be effected by a down stream merger that will be accomplished by the following steps:

1.	Summit Financial Services Group, Inc., a wholly-owned subsidiary of Summit Brokerage, was formed on July 16, 2003 as a Florida corporation for the purpose of becoming the sole shareholder of Summit Brokerage. At present, the only shareholder of Summit Financial Services is Summit Brokerage. Summit Financial Services has a nominal amount of stock outstanding and no assets or liabilities.

2.	Summit Transitory Sub, Inc., a Florida corporation, was formed on July 17, 2003, as a wholly-owned subsidiary of Summit Financial Services. The only shareholder of the Summit Transitory Sub is Summit Financial Services. The subsidiary has a nominal amount of stock outstanding and no assets or liabilities.

3.	Pursuant to the merger agreement, once the conditions summarized in the next section are met, Summit Brokerage will merge with the Summit Transitory Sub, whereby Summit Brokerage will survive and become the direct wholly-owned subsidiary of Summit Financial Services. All of the issued and outstanding shares of Summit Transitory Sub will be canceled and its corporate existence will cease. In addition, each issued and outstanding share of Summit Brokerage’s common stock (other than shares as to which appraisal rights are properly exercised), and preferred stock, will be converted into one share of common stock and one share of preferred stock, respectively, of Summit Financial Services having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions, as the share of Summit Brokerage’s common stock or preferred stock, as the case may be, being converted.

4.	Upon consummation of the merger, all shareholders of Summit Brokerage who were shareholders immediately prior to the consummation of the merger (other than shareholders who properly exercised their appraisal rights) will be deemed shareholders of Summit Financial Services immediately after the consummation of the merger, and Summit Financial Services will become the sole shareholder of Summit Brokerage.

5.	Upon consummation of the merger, Summit Financial Services will also assume all of the obligations of Summit Brokerage under its 2000 Incentive Compensation Plan, outstanding stock option agreements issued under the 2000 Incentive Compensation Plan, all outstanding stock option agreements issued outside of the 2000 Incentive Compensation Plan, and all outstanding common stock purchase warrants. Each outstanding option and warrant to purchase common stock of Summit Brokerage will be converted into an option or warrant, respectively, to purchase the same number of shares of common stock of Summit Financial Services, with the same exercise price and other terms and conditions as the corresponding Summit Brokerage option or warrant.

6.	Upon consummation of the merger, Summit Financial Services will assume all of the rights and obligations of Summit Brokerage under all registration rights agreements entered into by Summit Brokerage with any of its shareholders, and the common stock subject to such registration rights agreements shall be holding company common stock.

7.	The shares of common stock of Summit Financial Services to be issued in exchange for the previously registered shares of Summit Brokerage’s common stock will be reported on the OTC Electronic Bulletin Board. Summit Financial Services will be deemed the registrant and reporting company under the Exchange Act as the successor to Summit Brokerage, and all SEC reports thereafter will be filed under the name of Summit Financial Services.

     Assuming that the holding company reorganization occurs, Summit Brokerage will continue its existing business and operations as a wholly owned subsidiary of Summit Financial Services. The consolidated capitalization, assets, liabilities, income and financial statements of Summit Financial Services immediately following the merger will be substantially the same as those of Summit Brokerage immediately prior to the merger. The corporate existence of Summit Brokerage will continue unaffected and unimpaired by the merger.

Conditions to the Holding Company Reorganization

     The merger agreement sets forth a number of conditions which must be met in order for the reorganization to be consummated, including, among others:

•	the approval of the merger agreement by the holders of a majority of the issued and outstanding shares of Summit Brokerage common stock;

•	NASD approval of the reorganization;

•	the absence of any pending or threatened litigation or other proceeding brought for the purpose of preventing the reorganization or otherwise claiming that it is improper.

     The board of directors of Summit Brokerage or of the holding company may also terminate the merger agreement if, in its judgment, the reorganization would be inadvisable because of the number of shares for which appraisal rights are exercised, or would not be in the best interests of Summit Brokerage or its shareholders, or for any other reason whatsoever.

Regulatory Approvals

     NASD rules require that proposed changes of ownership/control of its member broker/dealer firms be reviewed and approved by the NASD. On October 20, 2003, we received conditional NASD approval for the merger. The conditions set forth by NASD include:

•	the execution of a new NASD membership agreement reflecting the ownership changes as a result of the reorganization;

•	evidence that the merger has taken place; and

•	completion by February 24, 2004.

To the extent that our annual meeting will not be held until February 26, 2004, we will be required to seek an extension of time within which to complete the merger. We believe NASD will grant such an extension.

     Notwithstanding the foregoing, you should not interpret such NASD approval as an opinion that the reorganization is favorable to the shareholders from a financial point of view. NASD APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION.

Amendment or Termination

     The merger agreement may be amended at any time prior to the effective date of the merger, whether before or after shareholder approval, by action of the boards of directors of Summit Brokerage and Summit Financial Services. As noted above under “Conditions to the Holding Company Reorganization,” the agreement may be terminated by either board if in its judgment the reorganization would be inadvisable because of the number of shares for which appraisal rights are exercised, or would not be in the best interests of Summit Brokerage or its shareholders, or for any other reason.

Effective Date

     Assuming necessary shareholder approvals are obtained and all other conditions are met, the effective date of the holding company reorganization (i.e., the merger) will be the date articles of merger are filed with the Florida Department of State. It is anticipated that the effective date of the reorganization will be on or before March 1, 2004, although there can be no assurance that the reorganization will be completed by that date.

Exchange of Stock Certificates

     When the merger (and therefore the reorganization) becomes effective, the outstanding stock certificates that presently represent shares of Summit Brokerage common stock or preferred stock will be deemed automatically to represent the same number of shares of Summit Financial Services common stock or preferred stock, respectively. You will not be required to immediately exchange your present stock certificates (bearing the name “Summit Brokerage Services, Inc.”) for new stock certificates (bearing the name “Summit Financial Services Group, Inc.”).

     Upon completion of the merger, Summit Financial Services, or its transfer agent, will mail you a letter of transmittal and instructions related to the exchange of your certificates representing shares of Summit Brokerage common stock or preferred stock for certificates representing the number of shares of Summit Financial Services common stock or preferred stock into which your Summit Brokerage common stock or preferred stock has been converted as a result of the merger. YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL WE NOTIFY YOU TO DO SO.

Appraisal Rights

     With respect to the merger agreement, common shareholders of Summit Brokerage who choose not to vote on the merger agreement or who vote against the merger agreement are entitled to demand payment and receive fair value in cash for their shares instead of holding company stock under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act (the “FBCA”). Holders of Summit Brokerage’s Series A Preferred Stock do not have any right to demand payment and receive fair value in cash for their Series A Preferred Stock. If you hold Summit Brokerage common stock, in order to perfect your appraisal rights, you must fully comply with the statutory procedures in Sections 607.1301 - 607.1333 of the FBCA summarized below, the full text of which is set forth in Exhibit D included with this document. The company urges you to read those sections in their entirety and to consult with your legal advisor. In order to assert these appraisal rights, you must do the following:

•	not vote, or cause or permit to be voted, any of your shares in favor of the merger agreement; and

•	before the vote on the merger agreement is taken, deliver to the person and address indicated below written notice of your intent to demand payment for your shares if the merger is completed:

Marshall T. Leeds Chairman and Chief Executive Officer c/o Summit Brokerage Services, Inc. 980 North Federal Highway Suite 310 Boca Raton, FL 33432; or

•	before the vote on the merger agreement is taken, deliver to Marshall T. Leeds, at the annual meeting, written notice of your intent to demand payment for you shares if the merger is completed.

     If you file with Summit Brokerage the foregoing notice of intent to demand payment for your shares, and the merger is consummated, Summit Financial Services will send you the written appraisal notice and form required under Section 607.1322 of the FBCA within 10 days after the articles of merger are filed with the Florida Department of State, which will consummate the merger and reorganization. The appraisal notice and form will contain, among other things, Summit Financial Services’ offer to purchase your shares of Summit Brokerage common stock at the fair value for the shares as estimated by the board of directors of Summit Financial Services. The determination of fair value will be made by the board of directors in its reasonable judgment. If deemed appropriate by the board, it may rely on an independent third party to provide an appraisal of the shares. To receive payment for your shares, Summit Financial Services must receive from you, at any time before the expiration of the date specified in the notice (which deadline may not be less than 40 days nor more than 60 days after the date the appraisal notice and form are sent to you), the following:

     (a)  the completed appraisal notice and form in which you either (i) accept Summit Financial Services’ offer or (ii) reject the offer and instead state your estimated fair value for the shares and a demand for payment of your estimated value plus interest, and

     (b)  your stock certificates for Summit Brokerage common stock.

     If you do not complete and sign the appraisal notice and form and deposit your stock certificates with Summit Financial Services within the prescribed time period, you will have forfeited your rights to receive payment for your shares and will instead receive common stock of Summit Financial Services in respect of your Summit Brokerage shares. If your properly completed and signed appraisal notice and form and stock certificates are filed with Summit Financial Services in accordance within the prescribed time period, you will be entitled to payment of the fair value of the shares, in accordance with the discussion below. You will not be entitled to vote or exercise any other rights of a shareholder (unless you subsequently withdraw your demand, as also discussed below).

     If you accept Summit Financial Services’ offer for your shares in accordance with the specified procedures, Summit Financial Services will make payment for your shares within 90 days of its receipt of the appraisal notice and form indicating your acceptance. If you indicate on the appraisal notice and form that you do not accept Summit Financial Services’ offer, but fail to demand payment for the shares at your estimated value plus interest, you will have waived your right to demand payment of your estimated value and interest and, instead you will be entitled only to the payment offered by Summit Financial Services in the appraisal notice and form it sent to you. If you make a demand for payment of your estimated value and the issue of fair value remains unsettled thereafter, either you or Summit Financial Services may, but are not required to, commence a court proceeding and petition the court for a determination of the fair value of the shares and accrued interest.

     You may decline to exercise appraisal rights and withdraw from the appraisal process by notifying Summit Financial Services in writing before the expiration of a date that will be specified in the notice and form sent to you. You will not be able to withdraw from the process after such date without the holding company’s written consent. If you withdraw from the appraisal process in conformance with the foregoing, you will again have the same rights you had prior to signing and returning the notice and form to the company in that you will be entitled to receive one share of common stock of Summit Financial Services for each share of your Summit Brokerage common stock. Further, if Summit Brokerage for any reason does not proceed with the consummation of the merger, your appraisal rights will cease and your status as a shareholder of Summit Brokerage will be restored.

     If your shares of Summit Brokerage common stock are held in “street name,” you may assert appraisal rights as to such shares only if you obtain the written consent from the firm in whose name the shares are registered and deliver the consent, along with the completed and signed appraisal notice and form, to Summit Financial Services within the prescribed time period.

     Failure to Comply with Statutory Requirements

     You must take each step in the indicated order and in strict compliance with the statute to assert your appraisal rights. If you fail to follow the steps, you will lose the right to demand fair value for your shares and you will receive one share of holding company common stock for each share of your Summit Brokerage common stock.

     The discussion in this section is only a summary of the rights and obligations of shareholders wishing to demand payment for their shares, and is qualified in its entirety by reference to the applicable provisions of Sections 607.1301 through 607.1333 of the FBCA, which are reproduced and attached hereto as Exhibit D.

     Failure to follow the procedures set forth in Sections 607.1301 through 607.1333 of the FBCA regarding appraisal rights will constitute a waiver of any such rights. Shareholders may wish to consult independent counsel before exercising their appraisal rights.

Tax Consequences

     We have received an opinion from our legal counsel that holders of Summit Brokerage common stock generally will not recognize gain or loss for federal tax purposes for the shares of holding company common stock they receive in the holding company reorganization.

     The Internal Revenue Service has not been asked to rule upon the tax consequences of the reorganization. Instead, Summit Brokerage will rely upon the opinion of Greenberg Traurig, P.A., its counsel, as to the material federal income tax consequences of the holding company reorganization to the Summit Brokerage shareholders. This tax opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations now in effect, current administrative rulings and practice and judicial authority, all of which are subject to change, and any change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service (the “IRS”), an opinion does not bind the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in the opinion, or that the opinion will be upheld by the courts if challenged by the IRS.

     Based upon the opinion of Greenberg Traurig, P.A., the following federal income tax consequences are anticipated from the reorganization:

(1)	The formation of Summit Transitory Sub and its merger with and into Summit Brokerage will be disregarded for federal income tax purpose and the transaction will be treated as a transfer to Summit Financial Services by the shareholders of all of their shares of common stock and preferred stock solely in exchange for all of the outstanding shares of Summit Financial Services common stock and Summit Financial Services preferred stock.

(2)	No gain or loss will be recognized by the shareholders of Summit Brokerage who transferred their common stock and preferred stock to Summit Financial Services solely in exchange for Summit Financial Services common stock and Summit Financial Services preferred stock.

(3)	The basis of the Summit Financial Services common stock and Summit Financial Services preferred stock to be received by each shareholder of Summit Brokerage will be the same as the basis of the Summit Brokerage common stock and Summit Brokerage preferred stock surrendered in exchange therefor.

(4)	The holding period of the Summit Financial Services common stock and Summit Financial Services preferred stock in the hands of each shareholder will include the period during which the

Summit Brokerage stock surrendered in exchange therefor was held, provided such Summit Brokerage stock was a capital asset at the time of the exchange.

     The opinion of Greenberg Traurig, P.A., as set forth above, is based upon the assumption that the Summit Brokerage preferred stock surrendered and the Summit Financial Services preferred stock received in the transaction does not constitute “non-qualified preferred stock” as defined in Section 351(g)(2) of the Code. If such preferred stock does constitute “non-qualified preferred stock” as so defined, the tax consequences to those shareholders that surrender Summit Brokerage preferred stock in exchange for Summit Financial Services preferred stock may be materially different than set forth above. In particular:

(1)	Those shareholders who surrender only Summit Brokerage preferred stock in exchange for Summit Financial Services preferred stock and do not surrender any Summit Brokerage common stock or receive any Summit Financial Services common stock will recognize gain or loss on the exchange in an amount equal to the difference between the fair market value of the Summit Financial Services preferred stock received and their adjusted basis for tax purposes in the Summit Brokerage preferred stock surrendered.

(2)	Those shareholders who surrender both Summit Brokerage common stock and preferred stock in exchange for Summit Financial Services common and preferred stock, will recognize gain in the amount equal to the lesser of the excess of the aggregate fair market value of the Summit Financial Services common and preferred stock received over the aggregate basis of the Summit Brokerage common and preferred stock surrendered or the fair market value of the Summit Financial Services preferred stock received. In no event, will such holders recognize loss. The Summit Financial Services common stock received will be equal to the basis in the Summit Brokerage common stock surrendered plus any gain recognized on the transaction, and the basis in the Summit Financial Services preferred stock received will be equal to the fair market value of such preferred stock. The holding period of the Summit Financial Services common stock received will include the holding period in the Summit Brokerage common stock surrendered, and the holding period of the Summit Financial Services preferred stock received will begin as of the date of receipt thereof.

     The opinion of Greenberg Traurig, P.A. is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization of various factual representations of Summit Brokerage and upon certain assumptions and qualifications, including that the holding company reorganization is completed in the manner and according to the terms provided in the merger agreement. For instance, the opinion assumes, among other things, the accuracy of the facts regarding the reorganization as described in this document. In addition, the opinion is qualified by reference to the statutory, judicial and administrative tax authorities then in effect, the subsequent change of which may have retroactive effect or render the opinion invalid.

     The federal income tax discussion set forth above addresses the material federal income tax consequences. However, this discussion does not address all aspects of federal income taxation which may be relevant to you if you are subject or entitled to special treatment under the Internal Revenue Code, such as trusts, individual retirement accounts, other employee benefit plans, exempt organizations, insurance companies, and shareholders who are not citizens or residents of the United States. Due to the individual nature of tax consequences you are urged to consult your own tax and financial advisor as to the effect of the federal income tax consequences on your own facts and circumstances and also as to any state, local, foreign, or other tax consequences arising out of the holding company reorganization.

     Cash payments made to shareholders who properly exercise their appraisal rights will be subject to a backup withholding tax under federal income tax law unless certain requirements are met. Generally, Summit Brokerage will be required to deduct and withhold the tax if: (1) the shareholder fails to furnish a taxpayer identification number to Summit Brokerage or fails to certify under penalty of perjury that his or her taxpayer identification number is correct; (2) the IRS notifies Summit Brokerage that the taxpayer identification number furnished by the shareholder is incorrect; or (3) the IRS notifies Summit Brokerage that the shareholder has failed to report interest, dividends or original issue discount in the past. Any amounts withheld by Summit Brokerage in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld.

Trading and Resale of Holding Company Common Stock

     The common stock of Summit Brokerage is quoted on the OTC Electronic Bulletin Board under the symbol SUBO. Thus, there is a limited trading market for the stock.

     The registration under the Securities Act of 1933 (the “Securities Act”) of shares of Summit Financial Services common stock to be issued in connection with the reorganization does not cover the resale of such shares. Summit Financial Services common stock acquired by persons who are not affiliates of Summit Financial Services or Summit Brokerage may be resold without registration, subject to any lock-up agreements between such persons and the company. Shares received by affiliates of Summit Brokerage will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. For purposes of these rules, an “affiliate” of an issuer is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     If Summit Financial Services meets the current public information requirements of Rule 144 under the Securities Act, which it expects to do, each affiliate of Summit Financial Services who complies with the other conditions of Rule 144, including those that require the affiliate sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares of holding company common stock received in respect of the reorganization, that does not exceed the greater of:

•	1.0% of the outstanding shares of the holding company, or

•	the average weekly volume of trading in such shares during the preceding four calendar weeks.

Shareholders’ Rights

     Except as discussed below, the articles of incorporation and bylaws of Summit Financial Services are the same as the articles of incorporation and bylaws of Summit Brokerage (with the exception of the holding company’s name and certain other minor technical matters). Therefore, holders of common stock or preferred stock of Summit Financial Services will have the same rights, privileges, preferences, qualifications, limitations, terms and conditions as they had as common or preferred shareholders of Summit Brokerage.

     The articles of incorporation for Summit Financial Services authorize 60,000,000 shares of common stock, $.0001 par value, compared to the articles of incorporation of Summit Brokerage, which authorizes 50,000,000 shares of common stock, $.0001 par value. Thus, the holding company has the power to issue up to 10,000,000 more shares of common stock than Summit Brokerage. Assuming the reorganization is completed, the issuance of additional shares of common stock by the holding company could result in dilution for existing shareholders.

     In the event the reorganization is not consummated, management believes that the number of shares of common stock that Summit Brokerage is authorized to issue under its articles of incorporation must be increased to 60,000,000 from the 50,000,000 shares currently authorized. As discussed in more detail under “Proposal 4 – Amendment to the Amended and Restated Articles of Incorporation,” management projects that, after taking into account our current commitments under existing options and warrants, and the shares reserved for our 2000 Incentive Compensation Plan, additional shares will be needed in the event of future acquisitions and/or hiring of additional employees and sales representatives. Thus, irrespective of whether the holding company structure is completed, and assuming shareholders approve the amendment to the articles of incorporation, the authorized shares of common stock of Summit Brokerage will increase to 60,000,000 shares. The issuance of additional shares of common stock by Summit Brokerage could result in dilution for existing shareholders.

     Holders of Summit Brokerage common stock who have registration rights pursuant to registration rights agreements between them and Summit Brokerage will have the same registration rights after the reorganization as to Summit Financial Services common stock.

Treatment of Options and Warrants

     The outstanding options and warrants of Summit Brokerage prior to the merger will be deemed options and warrants of Summit Financial Services. Each outstanding option and warrant to purchase common stock of Summit Brokerage will be converted into an option or warrant, respectively, to purchase the same number of shares of common stock of Summit Financial Services, with the same exercise price and other terms and conditions as the corresponding Summit Brokerage option or warrant.

Businesses of the Holding Company and Summit Brokerage

     General

     Summit Brokerage is a Florida-based full service retail brokerage firm providing a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance, through a subsidiary, SBS Insurance Agency of Florida, Inc., a Florida corporation (“SBSIA”). Through another of its subsidiaries, Summit Financial Group, Inc., a Florida corporation and registered investment advisor (“SFG”), Summit Brokerage provides asset management services. Since the business of the holding company will be that of Summit Brokerage, Summit Brokerage, together with its subsidiaries (including summit Financial Services Group, Inc., the proposed holding company), is referred to herein alternately as “Summit Brokerage,” “company,” “we,” “our,” or “us.”

     Summit Brokerage is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”), the National Association of Securities Dealers Regulation, Inc. (“NASDR”), the Municipal Securities Rule Making Board (“MSRB”), and the Securities Investor Protection Corporation (“SIPC”) and is licensed to conduct its brokerage activities in 46 states. SFG, our investment advisory firm, is registered or eligible to conduct business as an investment advisor in 23 states.

     In May 2002, a controlling interest in Summit Brokerage was acquired by Marshall Leeds, who assumed the role of Chairman and Chief Executive Officer at that time. Shortly thereafter, we began a private placement of our common stock, which resulted in the receipt of gross proceeds of approximately $3,000,000. In April 2003, we completed a separate private placement of our common stock in which we raised an additional $1,000,000 of gross proceeds. Concurrent with our efforts to raise capital, we undertook several measures designed to not only enhance our revenue (through the addition of registered representatives, both individually as well as through the acquisition of firms), but also to improve our ability to more efficiently and effectively service our registered representatives. Toward that end, in 2002 we hired several new employees, including members of senior management, and leased additional office space in Boca Raton, Florida to house these employees. We also undertook improvements to our information technology systems. In January 2003, we acquired the Boca Raton branch office of Wachovia Securities Financial Network, Inc., which branch generated, in the 12 month period prior to its acquisition, approximately $5.6 million in gross revenue.

     Summit Brokerage has a history of operating losses. In 2002 and 2001, we reported losses of ($1,619,010) and ($547,748), respectively; and, for the nine months ended September 30, 2003, we reported net losses of ($756,640). In general, our financial results can be impacted by a number of factors, including our ability to recruit and retain registered representatives as well as general market conditions and volatility, which is often an expression of investor confidence. In periods of waning investor confidence, such as 2002, Summit Brokerage’s revenues suffer as its clients make fewer investments. Furthermore, our results during that period were negatively impacted by the growth in, and improvements to our infrastructure undertaken in 2002. As we continue to grow, we may also continue to have increases in expenses associated with growth such as increased personnel and office space costs. There is no assurance that any increased revenue from growth will be sufficient to offset increased expenses.

     As of December 31, 2003, Summit Brokerage had approximately 150 registered representatives operating from approximately 65 offices located throughout the country, with approximately one-half of these offices located in Florida and the Southeast United States. The number of registered representatives in our affiliate offices typically range from one to five, although the number of registered representatives in certain offices may exceed this amount. Our registered representatives service retail, and to a lesser extent, institutional clients, which client accounts numbered over 15,000 and 13,000, at December 31, 2003 and March 31, 2003, respectively. With the exception of the Boca Raton office, all of Summit Brokerage’s branch offices and satellite locations are owned and operated by independent owners, whom we refer to as affiliates, who maintain all appropriate licenses and are responsible for all of their respective office overhead and expenses. Historically, many of Summit Brokerage’s affiliates have also provided financial planning services to their clients, wherein the registered representative evaluates a clients’ financial needs and objectives, develops a detailed plan, and then implements the plan with the clients’ approval. When the implementation of such objectives involves the purchase or sale of securities (including the placement of assets within a managed account) such transactions are effected through the Company, for which Summit Brokerage earns either a commission or a fee.

     Summit Brokerage does not hold any funds or securities of its customers, but instead utilizes, on a fully disclosed basis, the services of both First Clearing Corporation (a division of Wachovia Corporation) (“FCC”) and RBC Dain Correspondent Services (a division of RBC Dain Rauscher Incorporated) (“Dain”) as its clearing brokers (collectively, the “Clearing Brokers”). The company’s clearing arrangements provide it with back office support, transaction processing services on all principal national and international securities exchanges, and access to many other financial services and products. The agreements allow the company to offer a range of products and services that are generally offered only by firms that are larger and have more capital than Summit Brokerage.

     The revenues of Summit Brokerage consist primarily of commissions and fee income earned from securities transactions and related activities, such as fees for managing a client’s assets (asset managed accounts). The majority of its commissions have traditionally come from the sale of mutual fund shares and annuity products. The following table reflects the various sources of revenue and the percentage of total revenues for each of the last two fiscal years:

	2002		2001

Mutual funds	$2,031,102	33%	$3,171,414	45%
Annuities	$1,477,165	24%	$1,902,848	27%
Insurance	$1,169,422	19%	$1,550,469	22%
Equities	$861,680	14%	$211,428	3%
Registered Investment Advisory Fees (1)	$369,291	6%	$140,952	2%
Miscellaneous (2)	$246,194	4%	$70,476	1%

Total	$6,154,854	100%	$7,047,587	100%

(1)	Represents management fees derived from managed accounts.

(2)	Miscellaneous includes interest and other income.

     By their nature, our business activities are highly competitive and are subject to, among other things, general market conditions, including the volatility of the trading markets and the attractiveness of various forms of investment products. Consequently, our revenues and net income are subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty and may result in revenues and net income in any particular period that may not be representative of full-year results and may vary significantly from period to period. Furthermore, our mix of business in any particular quarter will be impacted by several factors, including the attractiveness of any particular type of investment when compared with other types of investments, and the types of investments sold by newly added brokers to our company, many of whom specialize in the sale of specific types of investment products. While economic conditions in 2002 suppressed investments generally, as is reflected in the above table, our commission revenues derived from the sale of equities (i.e., trades in individual stocks for customers) and registered investment advisory fees (i.e., fees from asset managed accounts) increased over 2001. We believe those increases are attributable to the type of business conducted by additional registered representatives we added in 2002, as well as a shift in investor preferences.

     Our business plan is focused on increasing our network of affiliated registered representatives, primarily through recruiting efforts. Although we will continue to recruit those registered representatives who serve as financial planners (who sell primarily annuities, insurance and mutual funds), we also intend to pursue the addition of registered representatives who focus on the sale of different types of securities, namely equities and fixed income products. There can be no assurance that we will be successful in our recruiting efforts. We will also pursue the acquisition of the assets of brokerage firms. Our ability to realize growth through acquisitions, however, will depend on the availability of target broker/dealer firms and our ability to successfully negotiate favorable terms, and there can be no assurance that we will be able to consummate such acquisitions. Further, there are costs associated with the assimilation of new businesses and personnel, which may be more than we anticipate at the time. Thus, there is no assurance that we will achieve or maintain profitability.

     Affiliate Program

     Summit Brokerage’s primary method of operation is through an affiliate program, which allows registered representatives to operate as independent contractors. As of December 31, 2003, all but approximately 20 of our registered representatives are affiliates. A registered representative who becomes a Summit Brokerage affiliate establishes his/her own office and is solely responsible for the payment of all expenses associated with the operation of the branch office (including rent, utilities, furniture, equipment, stock quotations, and general office supplies) although all of that branch’s revenues from securities brokerage transactions accrue to Summit Brokerage. Because our affiliates bear the responsibility for these expenses, Summit Brokerage pays to them a significant percentage, typically 80% to 90%, of the commissions they generate. This compares with a payout rate of approximately 20% to 45% to registered representatives working in a traditional brokerage setting where the brokerage firm bears substantially all of the costs of maintaining its sales forces, including providing employee benefits, office space, sales assistants, telephone service, and supplies. The affiliate program permits Summit Brokerage to expand its base of revenue and its network for the retail distribution of securities without the capital expenditures that would be required to open company-owned offices and the additional administrative and other costs of hiring registered representatives as in-house employees.

     Affiliates must possess a sufficient level of commission brokerage business and experience to enable the individual to independently support his/her own office. Financial professionals such as insurance agents, financial planners, and accountants, who already provide financial services to their clients, can often affiliate with Summit Brokerage and obtain the required licenses to become registered representatives. Affiliation enables these professionals to offer financial products and services to their clients through Summit Brokerage and earn commissions and fees for these transactions and services. Affiliates are given broad discretion to structure their own practices and to specialize in different areas of the securities market, subject to Summit Brokerage’s supervisory procedures.

     Summit Brokerage provides full support services to each of the affiliates, including access to stock and options execution and over-the-counter stock trading; products such as insurance, mutual funds, unit trusts and investment advisory programs; and research, compliance, supervision, accounting and related services.

     Each affiliate is required to obtain and maintain in good standing each license required by the SEC and NASD to conduct the type of securities business in which the affiliate will engage, and to register in the various states in which he/she intends to service customers. Summit Brokerage is ultimately responsible for supervising all of its registered representatives, whether affiliates or in-house registered representatives. Summit Brokerage can incur substantial liability from improper actions of any of its registered representatives. Summit Brokerage maintains a professional liability errors and omissions insurance policy which provides coverage for certain actions taken and/or omissions made by its registered representatives, employees and other agents in connection with the purchase and sale of securities. There is no assurance, however, that such insurance will cover any and all claims that may be asserted against Summit Brokerage or, if such claims are asserted and are deemed to be within the scope of coverage, that such coverage will be sufficient to cover the amount of any judgment.

     Commission Revenues

     The most significant portion of Summit Brokerage’s revenues is derived from commissions generated by its brokerage activities, including from the sale of annuities (through SBSIA) and mutual fund shares. The company also generates commissions from the purchase or sale of equities and fixed income products for its customers from other dealers on an agency basis. For transactions executed on an agency basis, the company is paid a commission by the client for processing that client’s buy or sell order. At this time, we anticipate that the percentage of revenue that the company derives from the sale of each type of investment product will change as investors’ preferences change. The company’s mix of business will also change depending on the types of registered representatives that are recruited and the types of investment products on which they focus. In addition to commissions, the company also generates fees, primarily paid to us in connection with our management of a client’s account through SFG. The company does not currently make markets in any securities.

     Summit Brokerage records commissions earned from the sale of securities, annuities and insurance as “commission revenue,” as investment products are sold by the company’s registered representatives. The company also records as “commission revenue” the fees it is paid to manage its customers’ accounts at the time it receive such fees. It then pays out a percentage of this amount, which it records as “commission expense,” to the registered representative who sold the product, in accordance with the agreement each registered representative enters into with Summit Brokerage. In general, these agreements provide for either a fixed payout percentage or a tiered payout percentage based on total gross production, and do not take into account the type of security sold giving rise to the commission.

     Mutual Funds. Summit Brokerage has agreements with numerous mutual fund management companies under which it sells shares in a variety of mutual funds. Mutual fund commissions are derived from standard dealers’ discounts that are a small percentage of the purchase price of the shares depending upon the terms of the dealer agreement and the size of the transaction. In addition, most funds permit Summit Brokerage to receive additional periodic fees based upon the customer’s investment maintained in particular funds. For 2002, Summit Brokerage earned gross commissions of approximately $2.0 million from the purchase and sale of mutual fund shares, which represented approximately 33% of its total revenue.

     Agency Transactions (Equities). Summit Brokerage charges commissions to its clients in accordance with its established commission schedule. In certain instances, varying discounts from the schedule are given, generally based upon the client’s level of business, the trade size and other relevant factors. Because Summit Brokerage’s commissions are transaction-based revenues, they are influenced by the number, size and market value of client transactions and the mix of investment products being sold. For 2002, Summit Brokerage earned gross commissions of approximately $861,000 on agency equity transactions, which represented approximately 14% of our total revenue.

     SBS Insurance Agency

     Summit Brokerage registered representatives offer fixed and variable annuities and life insurance products to their clients through SBS Insurance Agency of Florida, Inc. (“SBSIA”). As an agent for any particular insurance company, we receive commissions equal to some percentage, typically between 5% and 7%, of the amount invested, or, in the case of life insurance, some percentage of the premium. The company has executed agency agreements with various national insurance companies and is able to offer life insurance, long term care insurance, and fixed and variable annuities to its customers through substantially all of its investment representatives who hold insurance sales licenses. In 2002, Summit Brokerage earned gross commissions of $2.6 million from the sale of insurance and annuity products, which represented approximately 43% of its total revenue.

     Asset Management and Portfolio Advisory Services

     Through Summit Brokerage’s Registered Investment Adviser, Summit Financial Group, Inc. (“SFG”), the company provides investment advisory services to clients through independent, third-party sponsored advisory programs. SFG is registered or eligible to conduct business as an investment adviser in 33 states. As of December 31, 2002, SFG had over $30 million of assets under management.

     Clients who utilize Summit Brokerage’s investment advisory services pay the company a quarterly fee, which typically equals some percentage multiplied by the value of the assets, as of the beginning of the quarter, which they have placed with the company to manage. In general, a client will pay from 1.0% to 2.0%, on an annualized basis, of the amount of assets placed under management as a management fee. The actual fee charged to a particular client is based on, among other things, the value of the assets under management and the particular management fee program in which that investor is participating. To the extent that the value of the assets under management for any individual investor changes between one quarter and the next, the fees that the company is paid by that investor will also change. Because clients with managed accounts are paying this fee, they are not charged a per-transaction commission each time a transaction is effected in their accounts. In 2002, Summit Brokerage earned management fees of approximately $370,000, which represented approximately 6% of its total revenue.

     Clearing Broker

     Summit Brokerage does not hold any funds or securities of its securities brokerage customers. Rather, it uses the services of its Clearing Brokers on a fully disclosed basis. Its Clearing Brokers process all securities transactions and maintain customer accounts on a fee basis. The services provided include billing, credit review and control (including for margin accounts), receipt, and custody and delivery of securities. The Clearing Brokers also lend funds to the company’s customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Brokers maintaining collateral in the form of saleable securities, cash or cash equivalents. However, if the company’s customers do not pay or deliver securities for a trade or if they do not properly maintain their credit balances on “margin” accounts, and there is a loss for which the company cannot collect from the customer, the company is generally liable for such losses.

     Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000 per account, of which coverage for cash balances is limited to $100,000. Additional protection up to the entire net asset value of a client’s account is provided through private insurance carriers. Pursuant to the terms of Summit Brokerage agreements with its Clearing Brokers, Summit Brokerage have agreed to indemnify and hold each of the Clearing Brokers harmless from certain liabilities and claims, including claims arising from transactions of Summit Brokerage’s customers. We believe that, in general, the Clearing Brokers are able to provide the company and its clients with services at a total cost which is less than it would cost us to process such transactions on its own.

     Properties

     On May 22, 2002, Summit Brokerage entered into a two-year lease at the monthly rate of $8,800 per month for approximately 5,000 square feet of office space located in Indialantic, Florida. This lease was terminated effective August 31, 2003 and that office was closed. The lessor was First America Living Trusts, Inc., an entity wholly-owned by Richard Parker, a former executive officer and director of Summit Brokerage.

     Summit Brokerage occupies approximately 13,000 square feet of office space in three locations within the same building in Boca Raton, Florida, all of which space was previously occupied by Wachovia Financial Securities Network (“WFSN”). On August 8, 2003, the Company entered into a sublease agreement with Wachovia Bank, an affiliated entity of WFSN, wherein the parties agreed to the following: (1) with respect to approximately 5,500 square feet of space, lease such space until January 2004 at the rate of $12,542 per month; and (2) with respect to approximately 7,500 square feet, lease such space until January 2005 at the rate of $19,332 per month. On June 25, 2003, the Company entered into long-term leases with the owner of the building for those spaces occupying the approximately 5,500 square feet, which leases will take effect upon termination of the sublease agreements. These leases, which will expire on January 31, 2009, provide for base monthly rent in the amount of $9,156, plus the company’s pro-rata share of the common area expenses.

     Legal Proceedings

     On August 18, 2003, Summit Brokerage terminated for cause the employment of Richard Parker, the company’s then Vice Chairman, President and Chief Operating Officer. The company filed an action against Mr. Parker for breach of contract, breach of fiduciary duty and injunctive relief. The litigation is in its preliminary stages. Although the company believes that it will prevail in the litigation on the merits, the ultimate outcome of any such actions cannot be predicted.

     From time to time Summit Brokerage is engaged in various legal and regulatory proceedings arising in the normal course of business. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Summit Brokerage currently maintains errors and omissions insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. There can be no assurance, however, that Summit Brokerage will be able to obtain errors and omissions insurance in the future, or that if it can be obtained, that the price for such insurance will be reasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion. While it is not possible to determine with certainty the outcome of these matters, we are of the opinion the eventual resolution of such proceedings will not have a material adverse effect on our financial position or operating results. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

     Employees

     At the present time, the holding company does not intend to employ any persons other than its management. It will utilize Summit Brokerage’s support staff from time to time and may reimburse Summit Brokerage for the time of its employees. If the holding company in the future decides to pursue other lines of business, at such time it may hire additional employees.

     As of December 31, 2003, Summit Brokerage employed 35 full-time people, of which 6 are in management and 29 are in general staff positions. We also contract with approximately 150 licensed registered representatives, who are normally engaged by us as independent contractors, although some are engaged as employees, including in administrative and operational capacities.

     None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

     Competition

     We encounter intense competition in all aspects of our business. In general, we compete directly with other providers of financial services focused on meeting the needs of individual investors. Some of the strongest competition comes from companies who have greater marketing, financial and technical resources than ours. These competitors can offer a wider range of services and financial products than we can. Some of our competitors also have greater name recognition and more extensive client bases. Firms such as Merrill Lynch & Co., Inc., Citigroup Global Markets Holdings, Inc. (Salomon Smith Barney), Morgan Stanley, Charles Schwab & Co., Inc. and Edward D. Jones & Co., L.P. have collectively garnered a significant percentage of the overall retail financial services industry. Furthermore, we compete with numerous regional and local securities firms, as well as with firms that provide online trading, such as E*Trade Group, Inc. and Ameritrade Holding Corporation. Additionally, there has recently been increasing competition from other sources, such as commercial banks, insurance companies, and accounting and consulting firms that have entered the securities industry. We believe that the principal factors affecting competition in the securities industry are the quality and ability of professional personnel and relative prices of services and products offered.

     In addition to competing for clients, we compete with other financial services providers to attract and retain experienced and productive investment professionals, especially those firms offering independent affiliate programs such as Raymond James & Associates and LPL Financial Services. To date, we have not undertaken any significant marketing initiatives with respect to recruiting registered representatives. Rather, we have attracted registered representatives as a result of the extensive relationships developed by senior management throughout their years of involvement in the financial services industry, as well as through referrals and the use of both in-house and outside recruiters. We have also not undertaken any marketing efforts designed to attract retail customers. Rather, we rely on each registered representative to attract his or her own clientele, which most typically occurs through referrals from other clients. Additionally, many of our registered representatives hold seminars to educate potential clients about various investment opportunities.

     Regulation

     The securities industry in the United States is subject to extensive regulation under various federal and state laws and regulations. While the SEC administers most of the federal securities laws, much of the regulation of the securities industry is subject to various self-regulatory organizations such as NASD. The self-regulatory organizations, among other things, promulgate regulations and provide oversight in the following areas:

•	sales practices;

•	trade practices among broker-dealers;

•	capital requirements;

•	record keeping; and

•	conduct of employees and affiliates of member organizations.

     The SEC and the self regulatory organizations also have the authority to conduct administrative proceedings which can result in the censure, fine, suspension or expulsion of a broker-dealer, its employees or officers. Also, new legislation, changes in the rules and regulations promulgated by the SEC or self regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules often directly affect the operation and profitability of broker-dealers. The stated purpose of much of the regulation of broker-dealers is the protection of customers and the securities markets, rather than the protection of creditors and shareholders of broker-dealers.

     Management of Holding Company

     Directors. Summit Financial Services’ bylaws provide that the number of directors may be fixed from time to time by resolution of the board of directors, which number shall not be less than one. Currently the number of directors is set at five. The bylaws provide that vacancies occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders of Summit Brokerage. Summit Brokerage’s executive officers serve at the discretion of the board of directors and are elected by the board of directors annually.

     Directors of the holding company will be elected for one year terms to serve until the next annual meeting or until their successors are qualified and elected. The directors of the holding company will also be directors of Summit Brokerage. Currently, the members of the holding company’s board of directors are Marshall T. Leeds, Steven C. Jacobs, Harry S. Green and Sanford B. Cohen (who are also the directors of Summit Brokerage). Mr. Green’s term as a director of Summit Financial Services expires at the close of Summit Brokerage’s annual meeting. Paul D. DeStefanis and William L. Harvey, have been appointed to serve on Summit Financial Services’ board of directors, subject to their being elected as directors of Summit Brokerage. Each of Messrs. DeStefanis, Harvey, Leeds, Cohen and Jacobs are nominees for election as directors at Summit Brokerage’s annual meeting. For information regarding the principal occupation and business experience of these individuals, please see “Proposal 2 – Election of Directors and Management Information.”

     Committees. The current board of directors serves as the compensation and audit committees of the holding company, however neither of those committees has taken any action. Upon consummation of the reorganization, we expect that the audit committee will be comprised of Paul D. DeStefanis and William L. Harvey and that the compensation committee will be comprised of Paul D. DeStefanis and Sanford B. Cohen. In addition to the aforementioned persons, if Antares designates a representative to be appointed to the board, such designee will also be appointed as a member of the audit and compensation committees.

     Certain Nomination Rights. Under agreements between Antares Capital Fund III Limited Partnership and Summit Brokerage and/or Mr. Leeds, Antares has the right to designate a nominee to the board of directors. As of the date of this document, Antares has not designated a person to serve on the board of directors and has not indicated whether it will do so in the future.

     Executive Officers. Since Summit Brokerage will be the operating company and Summit Financial Services merely the holding company, not all of the executive officers of Summit Brokerage will be executive officers of the holding company. However, the holding company may add additional executive officers in the future on an as needed basis. The executive officers of Summit Financial Services are, and upon completion of the reorganization will be, the following persons, each of whom is an officer with Summit Brokerage.

Name	Title

Marshall T. Leeds	Chairman of the Board and Chief Executive Officer
Steven C. Jacobs	Executive Vice President, Chief Financial Officer and Secretary

     For information regarding the principal occupation and business experience for the past five years of the executive officers, see “Proposal 2 — Election of Directors and Management Information.”

     Compensation. None of the holding company’s executive officers or directors currently receives any remuneration from the holding company. It is expected that unless and until the holding company becomes actively involved in additional businesses, no separate compensation will be paid to its directors and officers in addition to compensation paid to them by Summit Brokerage. The holding company may, however, determine that such separate compensation is appropriate in the future.

     At the present time, Summit Financial Services does not intend to employ any persons other than its present management.

     Limitation of Liability and Indemnification; Insurance. Summit Financial Services and Summit Brokerage have authority under Section 607.0850 of the Florida Business Corporation Act (“FBCA”). to indemnify their directors and officers to the extent provided in such statute. The articles of incorporation of each of the holding company and Summit Brokerage provide that the corporation shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the FBCA. In addition, each director will continue to be subject to liability for:

•	violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	deriving an improper personal benefit from a transaction;

•	voting for or assenting to an unlawful distribution; and

•	willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Summit Financial Services intends to enter into indemnification agreements with each of its officers and directors containing provisions that may require the holding company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The holding company believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The holding company also expects to secure directors’ and officers’ liability insurance to cover persons serving in such positions. Summit Brokerage currently maintains directors’ and officers’ liability insurance in the amount of $1,000,000. However, there is no assurance that such amount will be sufficient to cover any claim or that at least the same amount of coverage will be available upon renewal of the policy.

Description of Holding Company Capital Stock

     Summit Financial Services is authorized to issue 60,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of “blank check” preferred stock, $.0001 par value, from which it has designated 125,000 shares as Series A 12% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). No shares of common or preferred stock are presently outstanding. Subject to the possibility that some common shareholders may claim dissenters’ rights, Summit Financial Services currently expects to issue up to 28,189,583 shares of common stock and 125,000 shares of Series A Preferred Stock in the holding company reorganization. Each share of common stock will have the same rights as, and will be identical in all respects with, each other share of common stock. Each share of Series A Preferred Stock will have the same rights as, and will be identical in all respects with, each other share of Series A Preferred Stock.

     Holding Company Common Stock

     Voting Rights. The holders of Summit Financial Services common stock will possess exclusive voting rights in the holding company, unless in the future shares of preferred stock having voting rights are issued. Each holder of Summit Financial Services common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the holding company common stock and will not be permitted to cumulate their votes in elections of the Summit Financial Services’ directors.

     Liquidation. In the event of the complete liquidation or dissolution of Summit Financial Services, the holders of the common stock will be entitled to receive all assets of the holding company available for distribution in cash or in kind, after payment or provision for payment of (1) all debts and liabilities of the holding company; (2) any accrued dividend claims; and (3) liquidation preferences of any outstanding preferred stock.

     Dividends. From time to time, dividends may be declared and paid to the holders of Summit Financial Services common stock, who will share equally in any such dividends. However, the holding company does not anticipate paying any cash dividends on its common stock in the foreseeable future. It currently intends to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of Summit Financial Services’ board of directors and will be dependent on its financial condition, results of operations, capital requirements and other relevant factors.

     Other Characteristics. Holders of Summit Financial Services common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of Summit Financial Services without first offering such shares to existing shareholders of the holding company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the holding company of the full purchase price therefor will be fully paid and non-assessable.

     Certain Registration Rights and Lock-Up Agreements. The registration rights agreements between Summit Brokerage and certain holders of common stock generally will be unaffected by the reorganization and Summit Financial Services will assume the rights and obligations of Summit Brokerage under these agreements. However, Summit Financial Services common stock acquired by persons who are not affiliates of Summit Financial Services or Summit Brokerage may be resold without further registration upon expiration of the lock-up periods contained in their respective registration rights agreements. While the registration rights agreements covering approximately 12,000,000 shares sold in Summit Brokerage’s private placement provide for release of the lock-up as to 50% of the shares six months following the effectiveness of a registration statement covering those shares, and 12 months after effectiveness as to the remaining 50% of those shares, the company has agreed to provide those holders with the same release dates as it provided Antares in its registration rights agreement. Thus, although approximately 12,000,000 shares sold in the private placement will no longer be required to be registered for resale if the reorganization is completed, the holders of those shares will be able to sell up to 50% of those shares upon effectiveness of this registration statement and shareholder approval of the reorganization, and the remaining 50% commencing on July 1, 2004.

     Antares and Summit Brokerage entered into a registration rights agreement under which the company is obligated to cause to be filed and declared effective by January 1, 2004 a registration statement for Antares’ 4,000,000 shares of common stock and to keep such registration statement current for a period of time to permit it to sell its registered shares from time to time. However, only 50% of those shares may be sold upon effectiveness of that registration statement, and the remaining 50% may be resold commencing July 1, 2004, pursuant to lock-up provisions of the registration rights agreement.

     In addition, holders of 1,478,000 warrants have piggy-back registration rights under the terms of their warrant agreements. Thus, they may include the 1,478,000 shares underlying those warrants in the above-referenced registration statement for Antares. However, those shares are also subject to a lock-up agreement under which the holders may resell up to 50% of the common stock underlying the warrants commencing upon the effectiveness of a registration statement applicable to those shares (assuming such warrants representing that number of shares are exercised), and the remaining 50% may be resold commencing July 1, 2004.

     Registrar and Transfer Agent. The Registrar and Transfer Agent for Summit Financial Services’ common stock will be Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

     Holding Company Blank Check Preferred Stock

     Subject to certain rights of the holders of preferred stock to approve certain actions the holding company may undertake in respect of the preferred stock, the board of directors of Summit Financial Services has the authority, without action by the shareholders, to designate and/or issue 5,000,000 shares of preferred stock, $.0001 par value, in one or more series and to designate the rights, preferences, privileges, qualifications and limitations of each series, any or all of which may be greater than the rights of holders of holding company common stock. The effects of the issuance of any preferred stock in the future upon the rights of holders of common stock might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock and delaying or preventing a change in control of Summit Financial Services without further action by the shareholders.

     Holding Company Series A Convertible Preferred Stock

     Summit Financial Services’ articles of incorporation has authorized and designated from its blank check preferred stock, 150,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 125,000 shares of which will be issued in respect of the reorganization to holders of 125,000 shares of Summit Brokerage Series A Preferred Stock. The rights, preferences, privileges, and the limitations and qualifications of the holding company’s Series A Preferred Stock (summarized below) are the same as the rights, preferences, privileges and the limitations and qualifications of the Summit Brokerage Series A Preferred Stock. The company also refers to the Series A Preferred Stock as the “Series A 12% Cumulative Convertible Preferred Stock.”

     Conversion Rights

     Shares in Series A Preferred Stock are convertible into shares of Summit Financial Services common stock at the election of the holder at any time and are automatically converted, without further action on the part of Summit Financial Services or the holders of the Series A Preferred Stock, upon a sale of all or substantially all of Summit Financial Services’ common stock or assets (a “Sale,” and sometimes referred to as an “Automatic Conversion Event”). If the Series A Preferred Stock is converted pursuant to an Automatic Conversion Event or voluntarily by a holder, the shares of Summit Financial Services common stock to be issued upon such conversion shall be determined by dividing:

(a)	a numerator which shall be an amount equal to the number of shares of Series A Preferred Stock being converted multiplied by 115% of the Subscription Price, by

(b)	a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price (as defined below) and (y) the average Closing Sale Price for the 20 trading days immediately preceding the conversion date; provided, however, in no event shall the denominator be less than the Subscription Price.

     “Closing Sale Price” is defined as the closing sale price of a share of common stock as reported or quoted by the OTC Electronic Bulletin Board, national exchange or NASDAQ, as applicable, or if the common stock is not so reported or quoted, the “Closing Sale Price” shall mean the Subscription Price ($1.00).

     Voting Rights

     The Series A Preferred Stock will be non-voting, except as otherwise required by law.

     Dividends

     Dividends on the Series A Preferred Stock shall be cumulative from the date of original issuance in an amount equal to $0.12 (representing an annual dividend yield of 12%) (the “Preferred Dividends”). Such cumulative dividends will be payable when and as declared by the Board of Directors at the end of each fiscal quarter, commencing with the first full fiscal quarter after issuance of the Series A Preferred Stock, until a Dividend Accrual Event (defined below). The Preferred Dividends will be automatically payable upon only the following: (1) a Sale, (2) a voluntary conversion of the Series A Preferred Stock by the holder, (3) a liquidation, dissolution or other winding up of our affairs, or (4) a redemption of the Series A Preferred Stock by Summit Financial Services (each a “Dividend Accrual Event”). Specifically, upon appropriate approvals, Summit Financial Services will declare such dividend if a Dividend Accrual Event occurs, and thereafter no further dividends will accumulate thereon or be due upon the Series A Preferred Stock, except in the event of a voluntary partial conversion or redemption, whereupon dividends shall be payable as to Series A Preferred Stock converted or redeemed, but shall continue to accumulate on Series A Preferred Stock not converted or redeemed. Preferred Dividends will be paid in cash except in the event of a voluntary conversion, in which case Summit Financial Services, at its option, may pay accrued and unpaid dividends in cash or its common stock, or any combination thereof. If such dividends are paid in Summit Financial Services common stock, the number of shares of common stock shall be determined by dividing:

(a)	a numerator which shall be the sum of all accrued and unpaid dividends in respect of the Series A Preferred Stock being converted, by

(b)	a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price and (y) the average Closing Sale Price for the 20 trading days immediately preceding the conversion date; provided, however, in no event shall the denominator be less than the Subscription Price ($1.00).

     Preference

     In the event of any liquidation, dissolution or winding up of Summit Financial Services’ affairs for a price per share which is less than the Subscription Price ($1.00), holders of the Series A Preferred Stock will be entitled to a liquidation preference of $1.00 per share of Series A Preferred Stock, plus the dividends set forth above, prior to any distribution to the holders of common stock in full and complete liquidation of the interest of the holders of Series A Preferred Stock. In the event that Summit Financial Services does not have sufficient funds to pay the full liquidation preference payable to the holders of Series A Preferred Stock, and any other shares issued on a parity with the Series A Preferred Stock (“Parity Shares”) the existing funds will be allocated among the holders of all such Series A Preferred Stock and Parity Shares pro rata in proportion to the full amounts to which they would respectively be entitled.

     Redemption

     At any time after August 1, 2002, Summit Financial Services may, unless otherwise prevented by law, redeem from the holder thereof, the holder’s Series A Preferred Stock at the Subscription Price ($1.00) per share, together with any accrued but unpaid dividends thereon to and including the date of redemption, in whole or from time to time in part. Any partial redemption shall be allocated among the holders of Series A Preferred Stock pro rata or by lot, as determined by Summit Financial Services.

Florida Anti-Takeover Law and Certain Bylaw Provisions

     Certain provisions of Florida law and the bylaws of Summit Financial Services may deter or frustrate a takeover attempt of the holding company that a shareholder might consider in its best interest. Summit Financial Services is subject to the “affiliated transactions” and “control share acquisition” provisions of Florida law, which require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” or by a majority of disinterested directors. Voting rights must also be conferred on “control shares” acquired in specified control share acquisitions, and generally only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as “interested shares.” An “interested shareholder” is defined as the beneficial owner of more than 10% of a corporation’s voting stock. The term “control shares” is defined as shares that, except for the application of the statute, would have voting that, when added to all other shares that the acquirer owns or has the power to vote, would give the acquirer, directly or indirectly alone, or as a member of a group, voting power in excess of certain statutory parameters. “Interested shares” are defined as a corporation’s shares for which any of the following persons have direct or indirect voting power in the election of directors: (1) the person or group that acquires control shares, (2) every officer of the corporation; and (3) every employee of the corporation who is also a director.

Accounting Treatment

     Because Summit Financial Services has no operating history, assets or liabilities, and only a nominal amount of its capital stock is outstanding, no financial statements for the holding company are included in this document. The consolidated capitalization, assets, liabilities, income and other financial data of Summit Financial Services immediately following the reorganization will be substantially the same as those of Summit Brokerage immediately prior to the reorganization, and, after the reorganization, will be shown in Summit Financial Services’ consolidated financial statements at Summit Brokerage’s historical recorded values. Because the reorganization will not result in a change in such financial statements, they are not reproduced in this document on a consolidated basis. Instead, we are incorporating by reference the financial statements of Summit Brokerage contained in its annual report on Form 10-KSB, and amendments thereto, and its quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and amendments thereto.

Legal Opinion

     The validity of the shares of the holding company common stock issuable upon consummation of the reorganization will be passed upon by Greenberg Traurig, P.A., Orlando, Florida, counsel to Summit Financial Services.

Interests of Named Experts and Counsel

     Greenberg Traurig, P.A., Orlando, Florida, is counsel to Summit Brokerage and Summit Financial Services. In connection with past and future legal services, Greenberg Traurig agreed to be paid partially in common stock of Summit Brokerage. The legal fees are not contingent upon the occurrence of any event. As of the date of this document, Greenberg Traurig holds 69,519 shares of common stock of Summit Brokerage.

PROPOSAL 2 – ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

     Our board of directors will submit to the shareholders for their vote at the annual meeting a slate of directors comprising five nominees, three of whom are currently directors and two of whom are new nominees.

     This proposal is not contingent upon the approval of any of the other proposals. Thus, if we were not contemplating a holding company restructuring, the slate of nominees would nevertheless be presented to shareholders at our annual meeting for their consideration and vote.

Nominees

     The bylaws of Summit Brokerage provide that the number of directors may be fixed from time to time by resolution of the board of directors, which number shall not be less than one. The number of directors is currently fixed at five and there are four directors. The bylaws provide that vacancies occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders of Summit Brokerage. Summit Brokerage’s executive officers serve at the discretion of the board of directors and are elected by the board of directors annually.

     Under agreements between Antares Capital Fund III Limited Partnership, Summit Brokerage and Mr. Leeds, Antares has the right to designate a nominee to the board of directors. As of the date of this document, Antares has not designated a person to serve on the board of directors and has not indicated whether it will do so in the future. However, at such time as Antares designates a representative to serve on the board, the board of directors may increase the number of directors and appoint the Antares designee in accordance with Summit Brokerage’s bylaws.

     Each director elected at the annual meeting will serve for a term expiring at the 2004 annual meeting of shareholders or until a successor has been duly elected and qualified. Marshall T. Leeds, Sanford B. Cohen, Steven C. Jacobs, Paul D. DeStefanis and William L. Harvey have been nominated as directors to be elected by the shareholders at this annual meeting, and proxies will be voted for all five nominees, absent contrary instructions. Harry Green will not be standing for re-election to the board at this annual meeting. Messrs. Leeds, Jacobs and Cohen are currently directors of Summit Brokerage. Certain biographical information regarding Messrs. DeStefanis and Harvey is set forth herein. The biographical information regarding the other nominees for election as directors of Summit Brokerage is set forth under “Executive Officers and Directors” below.

     Paul D. DeStefanis, Director nominee (43). Mr. DeStefanis has been nominated to serve on the Company’s board of directors. Mr. DeStefanis has over twenty years of financial and accounting experience. Mr. DeStefanis is currently principal of Advanced Business Valuations, a business valuation and litigation support services firm he founded in 1990. Between 1994–1996, Mr. DeStefanis served, on a part time basis, as Chief Financial Officer and Treasurer of The Commonwealth Group, a merchant banking and corporate consulting firm. Prior thereto, between 1990 and 1994, Mr. DeStefanis served as Senior Vice President, Treasurer and Chief Financial Officer for Jillian’s Entertainment Corp., a diversified publicly-held entertainment company. Between 1982 and 1990, Mr. DeStefanis held various positions with Deloitte & Touche. Mr. DeStefanis graduated from the University of Florida in 1982 with a BS in Accounting. In addition to being a Certified Public Accountant, he is an Accredited Business Valuator (AICPA designation), an Accredited Senior Appraiser (American Society of Appraisers designation) and a Certified Valuation Analyst (NACVA designation). Mr. DeStefanis is also a past member of the NACVA’S Education Board.

     William L. Harvey, Director nominee (47). Mr. Harvey has been nominated to serve on the Company’s board of directors. Mr. Harvey has over twenty five years of financial and accounting experience. Mr. Harvey is currently Vice President – Technical Accounting for LNR Property Corporation (NYSE:LNR). Prior thereto, between 1992 – 2003, Mr. Harvey was Executive Vice President and Chief Financial Officer for Pan Am International Flight Academy, a privately held provider of flight training services. Prior to joining Pan Am, Mr. Harvey was a partner at Deloitte & Touche where he served as a member of the Firm’s National Office SEC Services Department for two years. Mr. Harvey graduated from the Florida State University in 1977 with a BS in Accounting and he is also a Certified Public Accountant.

     The board of directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominee, if any, and for such other person as may be designated by the board of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL NOMINEES FOR DIRECTORS.

Executive Officers and Directors

     Marshall T. Leeds, Chairman Of The Board and Chief Executive Officer (48). Mr. Leeds acquired a controlling interest in Summit Brokerage on May 22, 2002 whereupon he became its Chairman and Chief Executive Officer. From March 22, 2002 to May 22, 2002, Mr. Leeds was engaged by Summit Brokerage as its Director of Recruiting. Between October 2001 and March 2002, Mr. Leeds was a private investor. Prior thereto, Mr. Leeds served, between January 2001 and September 2001, as Chairman and Chief Executive Officer of First Union Securities Financial Network, Inc. Prior to joining First Union, Mr. Leeds served, between December 1983 and December 2000, as Chairman, President and Chief Executive Officer of JWGenesis Financial Corp. and its predecessor. JWGenesis Financial Corp. was acquired by First Union Securities Financial Network, Inc. on January 1, 2001. Mr. Leeds is a past Chairman of the National Investment Bankers Association, Inc. and also served on the Independent Contractor Firm Committee of the Securities Industry Association.

     Steven C. Jacobs, Executive Vice President, Chief Financial Officer, Secretary and a Director (42). Mr. Jacobs has been a director since May 22, 2002. He became Executive Vice President in February 2003, and assumed the additional duties of Chief Financial Officer and Secretary in May 2003. Prior to joining Summit Brokerage, Mr. Jacobs served, between October 2000 and January 2003, as the Managing Partner of Tucker Ridge Financial Partners, LLC, a private investment banking and financial advisory firm serving emerging growth and middle market companies. For the ten year period prior to founding Tucker Ridge in October 2000, Mr. Jacobs held several senior executive investment banking positions, including having served, between January 2000 and September 2000, as Managing Director for Union Atlantic, LLC and prior thereto, between March 1998 and December 1999, as Managing Director of Pinnacle Partners, LLC, a private investment banking and financial advisory firm that was acquired by Union Atlantic in December 1999. Immediately following his graduation from the University of Florida in 1982 with a Bachelors in Accounting, Mr. Jacobs held audit, tax and consulting positions with Deloitte & Touche, and subsequent thereto served as Manager of Tax and Special Projects for Microtel, Inc. Mr. Jacobs also served as Chief Financial Officer for Corporate Securities Group, Inc., an NASD member broker/dealer.

     Sanford B. Cohen, Director (47). Mr. Cohen has been a director of Summit Brokerage since May 22, 2002. In 1985, Mr. Cohen founded Prescott Valley Broadcasting Co., Inc., owner of KPPV-FM and KQNA-AM radio stations in Prescott Valley, Arizona, and has been its President since its inception. From 1982 to 1984, Mr. Cohen was Vice President of National Phonecasting Co., a joint venture with Gannett Broadcasting Corp., a private company engaged in telephone broadcasting of financial information. Mr. Cohen received his B.A. degree in Economics in 1979 from Michigan State University.

     Harry S. Green, Director (61). Mr. Green was elected a director of Summit Brokerage in August 1998. From 1966 until Mr. Green retired in 1994, Mr. Green worked for Wal-Mart Stores, Inc. After graduation from the University of Arkansas in 1970, Mr. Green joined Wal-Mart’s management program and was promoted to District Manager in 1977. In 1984, Mr. Green was promoted to Regional Vice President and in 1988 Mr. Green became Regional Vice President of Sam’s, an affiliate of Wal-Mart. From 1990 to 1994, Mr. Green worked with SuperCenters and was Operations Director for Bud’s, an affiliate of Wal-Mart. Mr. Green will not be standing for re-election to the board at this Annual Meeting.

Section 16(A) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports with respect to fiscal year 2002.

Board Meetings and Committees

     Our board of directors held three meetings during Summit Brokerage’s fiscal year ended December 31, 2002 and took action eight times by written consent. All directors, other than Messrs. Leeds and Jacobs, are independent under Nasdaq Stock Market rules. No incumbent director attended less than 75% of the aggregate number of board of directors or committee meetings held during fiscal 2002. The board of directors has a compensation committee and an audit committee. It does not have a formal nominating committee, although Messrs. Leeds and Jacobs have informally served in that capacity.

     Compensation Committee. Steven C. Jacobs and Sanford B. Cohen are currently the members of the compensation committee. The compensation committee is responsible for establishing the compensation of the Chief Executive Officer and the next four most highly paid executive officers, including salaries, bonuses, termination arrangements, stock options and other incentive compensation and executive officer benefits. The compensation committee did not meet in fiscal 2002. The report of the compensation committee is included below. Immediately after the annual meeting, the compensation committee will be reconstituted and its members will be Paul D. DeStefanis and Sanford B. Cohen. In addition to the foregoing persons, the company agreed to appoint the Antares’ board member designee, assuming Antares elects to designate such an individual, to the compensation committee.

     Audit Committee. The members of the audit committee are currently Steven C. Jacobs and Harry S. Green. The primary purpose of the audit committee is to assist the board of directors in its oversight of Summit Brokerage’s internal controls and financial statements and the audit process. In addition, the audit committee assists the board of directors in the selection of our independent auditors and the fees to be paid to the independent auditors. The board of directors has not adopted a written charter of the audit committee. As an officer and employee of the company, Steven C. Jacobs is not considered “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq’s listing standards; however, Harry S. Green is considered independent under Rule 4200(a)(15). The audit committee met once in fiscal 2002. The report of the audit committee is included below. Immediately after the annual meeting, the audit committee will be reconstituted and its members will be Paul D. DeStefanis and William L. Harvey. In addition to the foregoing persons, the company agreed to appoint to the Audit Committee the board member designee of Antares, assuming Antares elects to designate such an individual.

     Nominating Committee. Although the company does not yet have a formal nominating committee, Messrs. Marshall T. Leeds and Steven C. Jacobs are currently serving in that capacity informally. Neither Mr. Leeds nor Mr. Jacobs would be considered “independent” under Nasdaq Rule 4200(a)(15). The company intends to assess whether or not to establish a formal nominating committee within the near future or to instead leave that function within the purview of the board of directors for a period of time. The company does not have a nominating committee charter. Messrs. Paul D. DeStefanis and William L. Harvey, current nominees for directors, were identified as candidates by Mr. Marshall T. Leeds, the company’s Chairman and Chief Executive Officer and a significant shareholder of the company.

     We will consider proposed nominees whose names are submitted to the company’s Secretary by shareholders; however, we do not have a formal process for that consideration. We have not to date adopted a formal process because we believe that the informal consideration process has been adequate given the company’s size and given the historically small number of those proposals. We believe it is desirable to be flexible and open as to whom the board might consider for board membership. Generally, however, Summit’s board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; ability to work as a constructive member of a team for the benefit of shareholders; network of contacts; and diversity of experiences, expertise and backgrounds among board members. Director nominees have normally been identified based upon suggestions by outside directors, management members and/or shareholders. Proposed nominees are not evaluated differently depending upon who has made the proposal. Summit has not to date paid any third party fee to assist in this process.

     The board of directors intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for consideration as a nominee for board membership at an annual meeting, the name of that nominee and related personal and other information as indicated in our bylaws should be forwarded to the company, in care of the company’s corporate Secretary, at least 120 days before the annual meeting to assure time for meaningful consideration by the board. That time frame is shortened when the annual meeting is scheduled for a date that is more than 30 days earlier than the anniversary date of the last annual meeting. See also “Shareholder Proposals” for bylaw requirements for nominations for the next annual meeting.

     The company is considering the establishment of procedures by which shareholders of the company can send communications to the board of directors or to the non-management directors as a group. Upon their adoption, the company will make those procedures available to shareholders, either through the company’s website or other appropriate means. Until such procedures are developed and made available to shareholders, any communications to the board of directors should be sent to the board in care of the company’s corporate Secretary.

     The company encourages all of its directors to attend the annual meeting of shareholders. The company generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the last annual meeting of shareholders, except Harry S. Green.

Director Compensation

     In serving on our board, outside directors receive compensation of $250 for each meeting attended, as well as the grant of stock options for 20,000 shares of common stock per year. Directors are also reimbursed for their reasonable expenses incurred in attending board or committee meetings. Stock options and cash compensation may be granted for chairing special committees, such as the audit committee. It is anticipated that the chairman of the audit committee will receive a fee of $5,000 per year for each year he or she serves as chairman of that committee. As of December 31, 2002, we had granted options for a total of 176,000 shares of common stock to directors in connection with their service on the board or a committee.

Executive Compensation

     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to Summit Brokerage during the fiscal years ended December 31, 2000, 2001, and 2002 by our Chief Executive Officer and any executive officer who received compensation in excess of $100,000 during those years (each a “Named Executive Officer”).

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation(1)		Compensation Awards

Name And Principal	Fiscal			Securities Underlying		All Other
Position	Year	Salary	Bonus	Options		Compensation

Marshall T. Leeds	12/31/02	$35,000	-0-	7,000,000	(2)	-0-
Chairman and Chief	12/31/01	-0-	-0-	-0-		-0-
Executive Officer	12/31/00	-0-	-0-	-0-		-0-

Richard Parker(7)	12/31/02	$73,627	-0-	952,870	(3)	$134,742	(6)
Vice Chairman, President	12/31/01	$77,675	-0-	91,860	(4)	$1,539	(6)
and Chief Operating Officer	12/31/00	$45,756	-0-	404,440	(5)	-0-

(1)	The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officer. The aggregate amount of such compensation for the named executive officer is less than 10% of the total annual salary and bonus.

(2)	Represents 7,000,000 options granted in 2002 that are exercisable at $.25 per share until December 31, 2007. These options were granted outside of the company’s 2000 Incentive Compensation Plan. The closing price of a share of the company’s common stock as reported on the OTC Electronic Bulletin Board on March 15, 2002, the last date the stock was traded before the option was granted, was $.20 per share.

(3)	Represents (a) 500,000 options granted in 2002 that are exercisable at $.10 per share until December 31, 2007, and (b) 452,870 options granted in 2002 at an exercise price of $.50 per share, which 452,870 options terminated in August 2003. Of these options, 900,000 were granted outside of the company’s 2000 Incentive Compensation Plan. The closing price of a share of the company’s common stock as reported on the OTC Electronic Bulletin Board on March 15, 2002, the last date the stock was traded before the option was granted, was $.20 per share.

(4)	Represents 10,000 options granted in 2001 at an exercise price of $1.00 per share, and 81,860 options granted in 2001 at an exercise price of $.50 per share, all of which options terminated in August 2003.

(5)	Represents options granted in 2000 that were exercisable at $2.50 per share, 394,440 of which replaced options granted in 1999. These options terminated in August 2003.

(6)	Represents commissions paid to Mr. Parker in connection with trades executed by him on behalf of his clients.

(7)	Mr. Parker served as Chairman and Chief Executive Officer until May 22, 2002. He ceased being an executive officer and director of Summit Brokerage as of August 18, 2003.

Stock Options Granted in Fiscal 2002

     The following table sets forth certain information concerning grants of options made during fiscal 2002 to the Named Executive Officers.

		Percent
	Number of	of Total
	Securities	Options	Exercise	Fair Market
	Underlying	Granted to	or Base	Value
	Options	Employees	Price	on Date of	Expiration
Name	Grated(#)	in 2002	($/Sh)	Grant	Date

Marshall T. Leeds	7,000,000 (1)	70.2%%	$0.25	$.20	12/31/2007
Richard Parker	500,000 (1)	5.0%	0.10	$.20	12/31/2007
	452,870 (1)	4.5%	0.50	$.20	12/31/2007

(1)	These options were granted outside of the company’s 2000 Incentive Compensation Plan.

Aggregate Stock Option Exercises and Year-End Option Value Table

     The following table sets forth certain information concerning option exercises in fiscal 2002, the number of stock options held by the Named Executive Officers as of December 31, 2002 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

			Number of Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options
	Number of		Fiscal Year-End(#)		at Fiscal Year-End(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Marshall T. Leeds	1,400,000	$1,064,000	5,600,000	—	$4,256,000	—
Richard Parker	—	—	500,000	—	$455,000	—
	—	—	52,870	400,000	$26,963	$204,000
	—	—	—	496,300	—	—

(1)	Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option. The closing sale price for Summit Brokerage’s common stock as reported by the NASDAQ Trading and Market Services on December 31, 2002 was $1.01 per share. Value is calculated by multiplying (a) the difference between $1.01 and the option exercise price by (b) the number of shares of common stock underlying the option.

Employment Agreements

     Summit Brokerage entered into an employment agreement with Marshall T. Leeds dated March 22, 2002 pursuant to which he was employed by Summit Brokerage as its Director of Recruiting in connection with its broker recruitment efforts and other strategic matters. In connection with his employment, Mr. Leeds received an option exercisable for 7,000,000 shares of common stock at an exercise price of $.25 per share pursuant to an option agreement dated March 22, 2002. On May 22, 2002, his employment agreement was amended and restated for a term of two years and pursuant to which Mr. Leeds became our Chief Executive Officer and Chairman. The employment agreement, as amended and restated, provides that, in consideration for Mr. Leeds’ services, he is to be paid a base salary of $50,000, which will be reviewed annually. He will receive an override or fee equal to 3% of the first twelve month’s gross production generated by brokers recruited by him who remain with Summit Brokerage for at least 12 months. Mr. Leeds will also receive commission income generated by him for his production as a registered representative with Summit Brokerage. The agreement provides for a 12-month severance arrangement upon termination without cause or in connection with a change of control, as such terms are defined in the employment agreement. Mr. Leeds has the right to terminate the employment agreement upon 60-days notice to Summit Brokerage. The agreement also prohibits Mr. Leeds from disclosing or using for his benefit confidential information about Summit Brokerage during and after his employment with the company. Further, during his employment with Summit Brokerage and for a 12-month period after termination of employment, he may not divert, attempt to divert or solicit any prospective or existing customers of Summit Brokerage for the benefit of any competitor of the company or employ, hire or seek to employ or hire an employee or independent registered representative of Summit Brokerage, or otherwise directly or indirectly induce or solicit such persons to leave their employment with the company. Mr. Leeds’ employment agreement was subsequently modified to include a non-competition agreement pursuant to which Mr. Leeds may not compete with the company during the term of his employment with Summit Brokerage or within the 12 month period after termination or expiration of his employment.

     In connection with Summit Brokerage’s sale of stock to Antares Capital Fund III Limited Partnership in April 2003, Mr. Leeds and Summit Brokerage agreed that any proposed increase in his salary and/or bonus compensation in excess of the Threshold Amount must be approved by all independent directors comprising all of the board’s compensation committee, as well as Antares (until such time as Antares’ representative became a member of the compensation committee). The Threshold Amount is as follows: with respect to base salary - $75,000 in 2003, $100,000 in 2004 and $125,000 in 2005; and with respect to an annual bonus – 10% of Summit Brokerage’s earnings before interest, taxes, depreciation and amortization for each of 2003, 2004 and 2005; provided, however, for purposes of calculating the foregoing Threshold Amounts, no value will be placed on salary or bonus compensation in the form of Summit Brokerage securities where the purchase price (or exercise price) is no less than the greater of (i) $.25 per share (as such price may be adjusted for any split, subdivision, combination, recapitalization or other similar transaction), and (ii) the fair market value per share.

     Effective May 22, 2002, Summit Brokerage entered into a two-year employment agreement with Richard Parker who was our President, Chief Operating Officer and Vice Chairman until his termination on August 18, 2003. The employment agreement provides that, in consideration for Mr. Parker’s services, he is to be paid a base salary of $50,000 initially, which will be subject to increase upon specified performance goals being met. He will receive an override or fee equal to 3% of the first twelve month’s gross production generated by brokers recruited by him or his affiliate, Educational Seminars of America, Inc., who remain with Summit Brokerage for at least 12 months. Mr. Parker will also receive commission income generated by him for his production as a registered representative with Summit Brokerage. The agreement provides for severance in the amount of his base salary as of the date of termination, payable over 12-months upon termination without cause or in connection with a change of control, as such terms are defined in the employment agreement. Mr. Parker has the right to terminate the employment agreement upon 60-days notice to Summit Brokerage. The agreement also prohibits Mr. Parker from disclosing or using for his benefit confidential information about Summit Brokerage during and after his employment with the company. Further, during his employment with Summit Brokerage and for a 12-month period after termination of employment, he may not divert, attempt to divert or solicit any prospective or existing customers of Summit Brokerage for the benefit of any competitor of the company or employ, hire or seek to employ or hire an employee or independent registered representative of Summit Brokerage, or otherwise directly or indirectly induce or solicit such persons to leave their employment with the company. Mr. Parker received an immediately exercisable option for 500,000 shares of our common stock at an exercise price of $.10 per share, and an option for 400,000 shares at an exercise price of $.50 per share, vesting over three years, pursuant to option agreements dated March 22, 2002.

     Mr. Parker’s employment agreement was terminated on August 18, 2003, at which time Mr. Parker ceased being an executive officer and a director of Summit Brokerage and its subsidiaries. The non-disclosure and non-solicitation provisions of the employment agreement survive the termination of the agreement for a period of twelve months, as summarized above. Mr. Parker was not paid severance in connection with the employment termination. The company filed an action against Mr. Parker for breach of contract, breach of fiduciary duty and injunctive relief. The litigation is in its preliminary stages. Although the company believes that it will prevail in the litigation on the merits, the ultimate outcome of any such actions cannot be predicted.

2000 Incentive Compensation Plan

     Summit Brokerage’s 2000 Incentive Compensation Plan (the “Plan”) was approved by our board of directors and shareholders in 2000. Our Plan is currently administered by our board of directors. For a summary of the Plan, please refer to the description under “III. Proposal to Increase the Number of Shares of Common Stock Reserved for Issuance Under the 2000 Incentive Compensation Plan from 4,000,000 Shares to 7,000,000 Shares.”

Options Granted Outside of Our 2000 Incentive Compensation Plan

     As of December 31, 2002, we had outstanding options to purchase an aggregate of 7,653,646 shares of common stock with a range of exercise prices from $.10 to $2.50 per share. Options for a total 6,500,000 shares expire on December 31, 2007, unless terminated earlier in accordance with their terms. All other non-plan options have a term of ten years from the date of grant unless otherwise terminated in accordance with their terms. Of such outstanding options granted outside of our Plan, options for approximately 6,961,701 shares are immediately exercisable as of December 31, 2002.

Equity Compensation Plan Information

     The following table summarizes share information about Summit Brokerage’s equity compensation plans, including the 2000 Incentive Compensation Plan and non-plan equity compensation agreements as of December 31, 2002.

	Number of Securities to be	Weighted-Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity Compensation Plans Approved By Shareholders (1)	9,418,121	$.57	1,781,487 (2)
Equity Compensation Plans Not Approved by Shareholders (3)	984,038	$.76	-0-
Total	10,402,159	$.64	1,781,487 (2)

(1)	Includes 2,218,513 shares subject to outstanding options under the 2000 Incentive Compensation Plan, and 7,199,608 shares subject to non-plan option agreements outstanding as of December 31, 2002.

(2)	Represents shares available for award grants under the 2000 Incentive Compensation Plan as of December 31, 2002.

(3)	Includes 454,038 shares subject to non-plan option agreements outstanding as of December 31, 2002, and 530,000 shares issuable upon exercise of common stock purchase warrants earned by selling broker/dealers in connection with our common stock private placement. In fiscal 2002, Summit authorized the issuance of up to 2,000,000 common stock purchase warrants to selling broker/dealers in the private placement, at an exercise price of $.30 per share and vesting immediately upon issuance. Of that amount, 530,000 warrants were earned as of December 31, 2002.

     Equity Compensation Plans Not Approved by Shareholders – Options. The equity compensation plans not approved by shareholders consist of outstanding options for 454,038 shares of Summit Brokerage’s common stock (as of December 31, 2002) pursuant to option agreements dated May 16, 2000, the form of which for 254,732 shares is attached to our definitive Proxy Statement as Exhibit A dated August 8, 2002 and filed with the SEC on August 12, 2002, and the form of which for 199,306 shares is included as an exhibit to our quarterly report on Form 10-QSB for the quarter ended June 30, 2000 and filed with the SEC on August 14, 2000. The options for 254,732 shares vested one-fourth each year commencing November 1, 2000; however, under their change of control provisions, all the options became vested upon Marshall T. Leeds acquiring a majority interest in Summit Brokerage. The terms of the options for 199,306 shares are the same as the other options except that they vested immediately upon grant, with an exercise price of $2.50 per share. The unexercised portion of the options expire on May 16, 2010, unless terminated earlier in the event of termination of employment: (i) three months after voluntary termination by the optionee, (ii) immediately upon termination for cause (defined as willful misconduct or gross negligence), (iii) 12 months after termination by reason of disability; (iv) 12 months after the optionee’s death; and (v) immediately in the event that the optionee files any lawsuit or arbitration claim against Summit, or any of its affiliates.

     The optionees may pay the exercise price with respect to their options either in cash, by check, with already owned shares of common stock of Summit Brokerage that have been held by the optionee for at least six (6) months (or such other shares as will not cause Summit Brokerage to recognize for financial accounting purposes a charge for compensation expense), by delivery of a properly executed exercise notice together with documentation required by Summit Brokerage to effectuate a “cashless exercise,” a combination of the above, or such other consideration or in such other manner as may be determined by Summit Brokerage. The option agreements provide for appropriate adjustment of the number of shares subject to the options and the exercise price of the options in the event of any increase or decrease in the number of issued and outstanding shares of Summit Brokerage’s capital stock resulting from a stock dividend, a recapitalization or other capital adjustment of Summit Brokerage. Summit Brokerage has discretion to make appropriate anti-dilution adjustments to outstanding options in the event of a merger, consolidation or other reorganization of Summit Brokerage or a sale or other disposition of substantially all of our assets.

     The options are not assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option is exercisable only by him or her. Subject to vesting, the options may be exercised, in whole or in part, at any time prior to termination or expiration.

     In connection with his employment with Summit Brokerage, the company committed to issue to Steven C. Jacobs, an officer and director, options for 600,000 shares of common stock. The options will have an exercise price of $0.45 per share and will vest as to 150,000 shares immediately, 200,000 shares on February 3, 2004, 125,000 shares on February 3, 2005, and 125,000 shares on February 3, 2006. In August 2003, when the company agreed to an exercise price for the options, it was based on the $0.45 closing price for the company’s common stock as reported on the OTC Electronic Bulletin Board on August 7, 2003. Some of the options may be issued under the company’s 2000 Incentive Compensation Plan, and otherwise will be non-Plan options. Except as described herein, Mr. Jacobs’ options will have substantially the same terms and conditions as the other options described above. These options are not included in the foregoing table, which table is as of December 31, 2002.

     Equity Compensation Plans Not Approved by Shareholders – Warrants. In connection with Summit Brokerage’s private placement offering of common stock (which commenced in October 2002 and closed in March 2003), and the sale of common stock to Antares in April 2003, common stock purchase warrants for a total of 1,478,000 shares of common stock were issued to selling brokers. The warrants have a term of five years and are exercisable for a purchase price of $.30 per share (subject to adjustment), payable in cash or by check. Under the terms of all of the warrant agreements, holders of the warrants have certain piggy-back registration rights for the underlying common stock. The resale of the underlying common stock is subject to a lock-up agreement under which the holders may resell up to 50% of the common stock underlying the warrants commencing January 1, 2004 (assuming such warrants representing that number of shares are exercised), and the remaining 50% may be resold commencing July 1, 2004. The purchase price for the stock and the number of shares obtainable upon exercise are subject to adjustment from time to time in the case of certain events, such as stock splits, stock dividends, combinations and the like. Similarly, appropriate adjustments will be made in the event of a merger, consolidation, reorganization or recapitalization of the company. Of these 1,478,000 warrants, 530,000 warrants are included in the foregoing table since they were earned as of December 31, 2002.

Report of the Compensation Committee

General

     The compensation committee of the board of directors during fiscal year 2002 consisted of Sanford B. Cohen and Steven C. Jacobs, effective August 24, 2002. Until February 2003, each compensation committee member was a non-employee director of Summit Brokerage. On February 3, 2003, Mr. Jacobs became an employee of Summit Brokerage. The board intends to expand the compensation committee to include at least one additional non-employee director.

     The compensation committee administers Summit Brokerage’s executive compensation program, monitors corporate performance and its relationship to compensation for executive officers, and makes appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

     Summit Brokerage has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve Summit Brokerage’s business objectives and increase shareholder value. There are two major components of Summit Brokerage’s compensation program: base salary and incentives, each of which is intended to serve the overall compensation philosophy.

Base Salary.

     Summit Brokerage’s salary levels for executive officers, including its Chief Executive Officer, are intended to be consistent with competitive pay practices of similarly-sized companies within the industry. In determining executive officers’ salaries, the compensation committee considers level of responsibility, competitive trends, the financial performance and resources of Summit Brokerage, general economic conditions, as well as factors relating to the particular individual, including overall job performance, level of experience and prior service, ability, and knowledge of the job. However, the base salary for Marshall T. Leeds, the company’s Chairman and Chief Executive Officer, is currently not competitive with other similarly situated executives and this was intentionally negotiated between Summit Brokerage and Mr. Leeds at the time he acquired control of Summit Brokerage due to Summit Brokerage’s financial situation at that time. It is anticipated that in the future his compensation will become more competitive as Summit Brokerage’s performance improves through an increase in base salary and/or through performance incentives.

Incentives

     Incentives consist of stock options and performance bonuses paid in cash. The compensation committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potential for financial gain from increases in Summit Brokerage’s stock price. This approach closely aligns the best interests of shareholders and Registered Representatives, executives and employees. Therefore, executives and other employees and Registered Representatives are eligible to receive stock options, giving them the right to purchase shares of Summit Brokerage’s common stock at a specified price in the future. Stock option grants are determined by Summit Brokerage’s board of directors for all employees except the two most highly compensated, and as to those executives, the compensation committee determines stock options. The grant of options is based primarily on an individual’s potential contribution to Summit Brokerage’s growth and profitability, as measured by the market value of Summit Brokerage’s common stock.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Sanford B. Cohen
Steven C. Jacobs

Report of the Audit Committee

     The primary purpose of the audit committee is to assist the board of directors in its oversight of Summit Brokerage’s internal controls and financial statements and the audit process. Summit Brokerage does not have an audit committee charter. The audit committee members are Steven C. Jacobs and Harry S. Green.

     Management is responsible for the preparation, presentation and integrity of Summit Brokerage’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Moore Stephens Lovelace, P.A., are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the audit committee has considered and discussed the audited financial statements with management. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence.

     Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee with regard to its oversight functions referred to below, the committee recommended to the board of directors that the audited financial statements be included in Summit Brokerage’s annual report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions referred to above do not assure that the audit of Summit Brokerage’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Moore Stephens Lovelace, P.A. is in fact independent.

Respectfully submitted,

THE AUDIT COMMITTEE

Steven C. Jacobs Harry S. Green

Certain Relationships and Related Transactions

     Summit Brokerage leased approximately 5,000 square feet of office space in Indialantic, Florida from First America Living Trust, Inc., a company wholly-owned by Richard Parker, a former officer and director of Summit Brokerage. After the initial lease expired, the company entered into a new lease with First America on May 22, 2002, which lease was terminated effective August 31, 2003. We paid rent under these leases of approximately $133,000 and $109,200 during 2002 and 2001, respectively.

     We advanced expenses for Summit Group of Companies, Inc., wholly-owned by Richard Parker, which outstanding unpaid balance at December 31, 2002 and 2001 was $11,410 and $16,183, respectively. The receivable is not evidenced in writing.

     We reimbursed $96,839 during 2002 to Gold Coast Acquisitions, Inc., wholly-owned by Marshall T. Leeds, the company’s Chairman and Chief Executive Officer, for costs paid on behalf of the company related to a private placement of our common stock which commenced in 2002 and was concluded in March 2003.

     In connection with sales of common stock in Summit Brokerage’s private placement made during 2003, Steven C. Jacobs, a director, Executive Vice President and Chief Financial Officer of the company, received 40,000 common stock purchase warrants with an exercise price of $.30 per share. In connection with the consummation of the sale of 4,000,000 shares of common stock to Antares, Mr. Jacobs received cash in the amount of $80,000, 80,000 shares of the company’s common stock and 400,000 common stock purchase warrants with an exercise price of $.30 per share.

     In connection with the separation of Richard Parker from the company, we sold to First America Living Trust, Inc. the used furniture and equipment at our former offices in Indialantic, Florida in exchange for termination, effective August 31, 2003, of all of our obligations under the lease for the Indialantic office, and forgiveness of the July and August rent in the total amount of $17,641 that we owed First America Living Trust. The furniture and equipment were valued on our books at $35,148. As part of this transaction, First America Living Trust agreed to assume the leases for a copier and postage machine effective August 31, 2003 and July 22, 2003, respectively.

     We believe that the terms of the foregoing arrangements were no less favorable to us than we could have obtained from non-affiliated third parties. We anticipate that all future transactions with our affiliates, if any, will be on terms believed by our management to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

PROPOSAL 3 – AMENDMENT TO THE COMPANY’S 2000 INCENTIVE COMPENSATION PLAN.

     Our board of directors will submit to the shareholders for their vote at the annual meeting a proposal to amend our 2000 Incentive Compensation Plan to increase the number of shares of common stock available for grant under the plan from 4,000,000 shares to 7,000,000 shares. As of December 31, 2003, we currently had issued or had committed to issue a total of 4,286,084 options under the Plan.

     In July 2000, Summit Brokerage established the 2000 Incentive Compensation Plan (the “Plan”). The terms of the Plan provide for grants of stock options (incentive and non-statutory), stock appreciation rights (“SARs”) and restricted stock to employees and consultants of the company capable of contributing to the company’s performance.

     This proposal is not contingent upon the approval of any of the other proposals. Thus, if we were not contemplating a holding company restructuring, the proposal to amend our 2000 Incentive Compensation Plan would nevertheless be made to shareholders at our annual meeting for their consideration and vote. Whether or not we complete the reorganization, it is management’s opinion that we need to increase the number of shares of common stock the company is authorized to have available for grant under the Plan, as discussed further below.

     The company accounts for its options issued to employees according to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, if options are granted to employees for services and other consideration with an exercise price below the fair market value of the common stock on the date of the grant, the difference between the exercise price and the fair market value is charged to operations and/or unearned stock compensation. Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation,” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” require the company to provide pro forma information regarding net income (loss) as if compensation cost for the company’s stock option plans had been determined in accordance with the fair value based method prescribed in Statement of Financial Accounting Standards No. 123. To provide the required pro forma information, the company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Statement of Financial Accounting Standards No. 148 also provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has elected to continue to account for stock-based employee compensation under Accounting Principles Board Opinion No. 25.

Amendment to the Plan

     In September 2003, the board of directors (the “Board”) approved, subject to approval of the shareholders, an amendment to the Plan to increase the number of shares of common stock reserved for issuance under the Plan from 4,000,000 shares to 7,000,000 shares. As noted above, we have issued or committed to issue options for a total of 4,286,084 shares under the Plan. Option exercise prices range from $.45 to $1.00, and the options are subject to vesting requirements. A copy of the entire text of the Plan, as proposed to be amended, is attached hereto as Exhibit E. The summary, set forth below, is qualified in its entirety by reference to the attached full text of the proposed revised Plan. Shareholders are encouraged to read the actual text of the Plan in its entirety.

     In the opinion of our management, a sufficient reserve of shares must be available for Awards under the Plan for purposes of being able to attract and retain key employees, independent sales representatives, directors and consultants; provide an incentive for them to achieve long-range performance goals; and enable them to participate in the long-term growth of the company. (As used herein, an “Award” is an option, SAR or restricted stock grant.)

Summary of Plan Terms

     Administration. The Plan is administered by a committee designated by the Board consisting of not less than two directors (the ''Committee’’), each member of which must be a “non-employee director” as defined under Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, except as otherwise required to comply with Rule 16b-3 of the Exchange Act, or Section 162(m) of the Code, the Board may exercise any power or authority granted to the Committee. Subject to the terms of the Plan, the Committee or the Board is authorized to select eligible persons to receive Awards, determine the type and number of Awards to be granted and the number of shares of common stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan.

     Shares Available for Awards; Annual Per-Person Limitations. Currently under the Plan, the total number of shares of common stock that may be subject to the granting of Awards under the Plan at any time during the term of the Plan is 4,000,000 shares, plus the number of shares with respect to which Awards previously granted under the Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any Awards or any tax withholding requirements.

     The Plan limits the number of shares which may be issued pursuant to incentive stock options to 4,000,000 shares, which will increase to 7,000,000 shares upon approval of this Proposal III by shareholders at the Annual Meeting.

     In addition, the Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year the number of options, SARs, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other company obligations, and other stock-based Awards granted to any one participant may not exceed 200,000 shares for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $2,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.

     The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     Eligibility. The persons eligible to receive Awards under the Plan are the officers, directors, employees and independent contractors of the company and its subsidiaries. An employee on leave of absence may be considered as still in the employ of the company or a subsidiary for purposes of eligibility for participation in the Plan. As of August 29, 2003, approximately 180 persons were eligible to participate in the Plan.

     Stock Options and SARs. The Committee or the Board is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise (or defined “change in control price” following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but in the case of an ISO must not be less than 100% of the fair market value of a share of common stock on the date of grant. For purposes of the Plan, the term “fair market value” means the fair market value of common stock, Awards or other property as determined by the Committee or the Board or under procedures established by the Committee or the Board. Unless otherwise determined by the Committee or the

Board, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee or the Board, except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least 6 months, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee or the Board may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee or the Board. SARs granted under the Plan may include “limited SARs” exercisable for a stated period of time following a change in control of the company, as discussed below.

     Restricted and Deferred Stock. The Committee or the Board is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee or the Board. A participant granted restricted stock generally has all of the rights of a shareholder of the company, unless otherwise determined by the Committee or the Board. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     Dividend Equivalents. The Committee or the Board is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards or otherwise as specified by the Committee or the Board.

     Bonus Stock and Awards in Lieu of Cash Obligations. The Committee or the Board is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of company obligations to pay cash under the Plan or other plans or compensatory arrangements, subject to such terms as the Committee or the Board may specify.

     Other Stock-Based Awards. The Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, Awards with value and payment contingent upon performance of the company or any other factors designated by the Committee or the Board, and Awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee or the Board determines the terms and conditions of such Awards.

     Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee or the Board. In addition, the Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of common stock or other Awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance Awards and annual incentive Awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by the company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the company’s chief executive officer and each other person whose compensation is required to be disclosed in the company’s filings with the SEC by reason of that person being among the four highest compensated officers of the company as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance Award or annual incentive Award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

     Subject to the requirements of the Plan, the Committee or the Board will determine performance Award and annual incentive Award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. In granting annual incentive or performance Awards, the Committee or the Board may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the Plan (including, for example, total shareholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a fiscal year or performance period, the Committee or the Board will determine who will potentially receive annual incentive or performance Awards for that fiscal year or performance period, either out of the pool or otherwise.

     After the end of each fiscal year or performance period, the Committee or the Board will determine (i) the amount of any pools and the maximum amount of potential annual incentive or performance Awards payable to each participant in the pools and (ii) the amount of any other potential annual incentive or performance Awards payable to participants in the Plan. The Committee or the Board may, in its discretion, determine that the amount payable as an annual incentive or performance Award will be reduced from the amount of any potential Award.

     Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Committee or the Board. The Committee or the Board may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee or the Board may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee or the Board is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of the company’s obligations under the Plan. The Committee or the Board may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee or the Board may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

     Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee or the Board may, however, grant Awards in exchange for other Awards under the Plan, awards under other company plans, or other rights to payment from the company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

     Acceleration of Vesting; Change in Control. The Committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement, vesting shall occur automatically in the case of a “change in control” of the company, as defined in the Plan (including the cash settlement of SARs and “limited SARs” which may be exercisable in the event of a change in control). In addition, the Committee or the Board may provide in an Award agreement that the performance goals relating to any performance based Award will be deemed to have been met upon the occurrence of any “change in control.” Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the company, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. For purposes of the Plan, the term “change in control” generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding, voting securities, or a liquidation or dissolution of the company or the sale of all or substantially all of the assets of the company (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), or (b) a change in the composition of the Board such that the persons constituting the Board on the date the Award is granted (the “Incumbent Board”), and subsequent directors approved by the Incumbent Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board, or (c) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the company’s common stock or the combined voting power of the company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the company or its Subsidiaries, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the company or its Subsidiaries.

     Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the Plan will terminate at such time as no shares of common stock remain available for issuance under the Plan and the company has no further rights or obligations with respect to outstanding Awards under the Plan.

Securities Act Registration

     The company intends in the future to register the shares of common stock available for Awards under the Plan pursuant to a Registration Statement on Form S-8 filed with the SEC.

Federal Income Tax Consequences of Awards

     The Plan, as amended, is not qualified under the provisions of section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

          Nonqualified Stock Options. On exercise of a nonqualified stock option granted under the Plan, as amended, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of the company, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

          If an optionee pays for shares of stock on exercise of an option by delivering shares of the company’s common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

          The company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the company and is reasonable in amount, and either the employee includes that amount in income or the company timely satisfies its reporting requirements with respect to that amount.

          Incentive Stock Options. The Plan, as amended, provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the optionee holds a share received on exercise of an incentive stock option for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

          If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a “Disqualifying Disposition”), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

          An optionee who exercises an incentive stock option by delivering shares of Stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

          For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

          The company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for the company and is reasonable in amount, and either the employee includes that amount in income or the company timely satisfies its reporting requirements with respect to that amount.

          Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Plan, as amended (e.g., if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within thirty (30) days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

          The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Plan, as amended, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

          Stock Appreciation Rights. The company may grant SARs separate from any other Award (“Stand-Alone SARs”) or in tandem with options (“Tandem SARs”) under the Plan, as amended. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

          With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of Stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Stock on the day it is received over any amounts paid by the recipient for the Stock.

          With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of Stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of Stock over the exercise price.

          In general, there will be no federal income tax deduction allowed to the company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, the company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

          Dividend Equivalents. Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. The company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

          Section 162 Limitations. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The company intends that options granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, will qualify as such “performance-based compensation,” so that such options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the company to ensure that options under the Plan will qualify as “performance-based compensation” that is fully deductible by the company under Section 162(m).

Plan Benefits

     The following table sets forth certain information as of December 31, 2002 regarding options granted during fiscal 2002 under the Plan to the persons and groups indicated.

	Stock Options

	Number of
	Options	Value of Options
Name and Position or Group	Granted	Granted (1)

Marshall T. Leeds, Chairman and Chief Executive Officer	-0-	-0-
Richard Parker, Vice Chairman, President and Chief Operating Officer	52,870	$26,964
All current executive officers as a group (4 persons)	45,000	$22,950
All current directors who are not executive officers as a group (2 persons)	40,000	$20,400
All employees, including all current officers who are not executive officers as a group (180 persons)(2)	1,904,750	$937,673

(1)	The dollar value is calculated by multiplying (a) the difference between $1.01 (the closing sale price of the company’s common stock as reported on the OTC Electronic Bulletin Board on December 31, 2002) and the option exercise price by (b) the number of shares underlying the option.

(2)	Also included are the company’s independent registered representatives.

     The company believes that Awards granted under the Plan will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the company. Because persons to whom Awards may be made are to be determined from time to time by the Committee or the Board in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive Awards or the nature and terms of such Awards.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 2000 INCENTIVE COMPENSATION PLAN FROM 4,000,000 SHARES TO 7,000,000 SHARES.

PROPOSAL 4 – AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION

     Our board of directors will submit to the shareholders for their vote at the annual meeting a proposal to amend our amended and restated articles of incorporation to increase the number of shares of common stock we are authorized to issue from 50,000,000 shares to 60,000,000 shares, same par value.

     This proposal is not contingent upon the approval of any of the other proposals. Thus, if we were not contemplating a holding company restructuring, the proposal to amend our amended and restated articles of incorporation would nevertheless be made to shareholders at our annual meeting for their consideration and vote. Whether or not we complete the reorganization, it is management’s opinion that we need to increase the number of shares of common stock the company is authorized to issue, as discussed further below.

     In September 2003, the board of directors of Summit Brokerage approved, subject to approval of the shareholders, an amendment to its Amended and Restated Articles of Incorporation (the “Amendment”) to increase the number of shares of common stock authorized for issuance from 50,000,000 shares to 60,000,000 shares. The form of Amendment approved by the board of directors is attached hereto as Exhibit F.

Purpose of the Amendment

     The Amended and Restated Articles of Incorporation (“Articles of Incorporation”) of Summit Brokerage currently authorize for issuance up to 50,000,000 shares of common stock, which is an insufficient capitalization given the number of shares of common stock currently issued and outstanding and the number of options and warrants to purchase common stock outstanding and which we are committed to issue. In particular, as of December 31, 2003, we have outstanding and commitments to issue the following securities:

•	28,170,773 shares of common stock;

•	options and commitments to issue options for an aggregate of 11,381,452 shares of common stock;

•	warrants and commitments to issue warrants for 1,478,000 shares of common stock;

•	Series A Preferred Stock for which we have reserved 143,750 shares of common stock for conversion; and

•	a commitment to issue 18,810 shares of common stock to our counsel, which shares were issued subsequent to December 31, 2003.

     In addition, if shareholders approve our proposal to increase the number of shares of common stock authorized under our 2000 Incentive Compensation Plan, there will be reserved from our authorized common stock an additional 3,000,000 shares for the Plan.

     After reserving sufficient shares to cover the exercise of all existing options (including commitments to issue options) and warrants, there would be only 8,807,216 shares of common stock (or 5,807,216 shares if an additional 3,000,000 shares are reserved for the Plan) available from the 50,000,000 shares authorized for us to use in connection with any future financings or acquisitions, if we chose to issue stock instead of paying cash. If we were to need more shares than we have available under our articles of incorporation to raise capital or complete an acquisition, we would be required to seek shareholder approval for an increase in our authorized shares of common stock before completing the financing or acquisition. We may need the flexibility of acting quickly on such transactions, and not having the shares readily available may hamper our ability to consummate a transaction.

     Upon the shareholders’ approval of the amendment increasing the authorized shares of common stock, we will cause the Amendment to be executed and filed with the Florida Secretary of State.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 50,000,000 SHARES TO 60,000,000 SHARES.

FINANCIAL STATEMENTS

     The audited financial statements of Summit Brokerage for the fiscal year ended December 31, 2002, prepared in conformity with generally accepted accounting principles, are included in the Form 10-KSB which accompanies this document. Also accompanying this document are the unaudited financial statements of Summit Brokerage included in the Forms 10–QSB for the fiscal quarter ended September 30, 2003.

     No financial statements of Summit Financial Services are presented in this document because the holding company has no assets or liabilities and has conducted no operations. Further, it has only a nominal number of shares of common stock outstanding (100 shares issued to Summit Brokerage at par value of $.0001 per share). In addition, no pro forma consolidated financial statements of the holding company are included herein since such statements would reflect no material differences from the consolidated financial statements of Summit Brokerage.

     On January 2, 2003, we acquired the assets of the Boca Raton branch office of Wachovia Securities Financial Network, Inc. This transaction is described in our current report on Form 8-K and two amendments thereto, which were filed with the Securities and Exchange Commission on January 3, 2003, January 17, 2003 and March 18, 2003, respectively. The following financial statements are included in this document as Exhibit G:

(1)	Audited financial statements of the Boca Raton Branch of Wachovia Securities Financial Network, Inc. for the years ended December 31, 2002 and 2001; and

(2)	Unaudited Pro Forma Combining Financial Statements for the year ended December 31, 2002.

INDEPENDENT AUDITORS

General

     The audit committee has renewed Summit Brokerage’s arrangement with Moore Stephens Lovelace, P.A. to be the company’s independent auditors for the fiscal year ending December 31, 2003. A representative of Moore Stephens Lovelace, P.A. is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires, and will be available to answer appropriate questions.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     Effective October 4, 2001, we dismissed Hoyman, Dobson & company, P.A. as the independent auditors of our financial statements, and appointed Moore Stephens Lovelace, P.A., as our new independent auditors. The decision to change accountants was approved by our board of directors.

     No report of Hoyman, Dobson & company, P.A. on our financial statements for the past two years contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and through the date of its letter, there were no disagreements nor differences of opinion with Hoyman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hoyman, would cause it to make reference to the subject matter of the disagreements in connection with its report. During the two most recent fiscal years and through the date of its letter, Hoyman did not advise us of any events as listed in paragraphs (1) through (3) of Item 304(a)(1)(iv)(B) of Regulation S-B.

     We furnished Hoyman with a copy of our above statements, which are made in response to Item 304 (a)(1) of the SEC Regulation S-B and requested that Hoyman furnish us with a letter addressed to the SEC, stating whether or not Hoyman agrees with such statements. A copy of Hoyman’s letter, dated March 24, 2003 is attached as an exhibit to our annual report on Form 10-KSB.

Audit Fees

     The aggregate fees billed by Moore Stephens Lovelace, P.A. for professional services rendered for the (i) audit of our financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-QSB for that fiscal year and (ii) the audit of the Boca Raton, Florida branch of Wachovia Securities Financial Network, Inc. financial statements for the years ended December 31, 2002 and 2001 were a total of approximately $69,000.

Financial Information Systems Design and Implementation Fees

     Moore Stephens Lovelace, P.A. did not provide us with services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

     Moore Stephens Lovelace, P.A. did not provide us with any services other than the audit and review services described above under “Audit Fees.”

SHAREHOLDER PROPOSALS

     Holding Company. If the holding company reorganization is completed, the 2004 annual meeting of shareholders will be held in accordance with the articles of incorporation and bylaws of Summit Financial Services rather than the articles of incorporation and bylaws of Summit Brokerage. The next annual meeting date is unknown at this time. Once a tentative date is set by the Company’s board of directors, it will be identified in a subsequent quarterly report or current report filed by the holding company which will also include the time period within which shareholder proposals must be submitted to the holding company in order to be considered for inclusion in the holding company’s proxy materials for that meeting.

     Summit Brokerage. If the holding company reorganization is not completed once Summit Brokerage sets a tentative meeting date for its next annual meeting, it will be identified in a subsequent quarterly report or current report filed by Summit Brokerage which will also include the time period within which shareholder proposals must be submitted to the company in order to be considered for inclusion in Summit Brokerage’s proxy materials.

     In submitting proposals, except for dates that may be disclosed in a subsequent quarterly or current report as provided above, shareholders must comply with the advance notice provisions contained in the bylaws of Summit Financial Services (or Summit Brokerage, if the reorganization is not completed) and the rules and regulations promulgated by the SEC relating to shareholder proposals. A copy of the advance notice provisions will be provided without charge upon written request. Shareholder proposals and requests for copies of the advance notice provisions should be addressed to Steven C. Jacobs, Executive Vice President, Chief Financial Officer and Secretary, 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

ANNUAL REPORT AND QUARTERLY REPORTS

     Summit Brokerage will provide to the recipients of this document, upon written request and without charge, additional copies of its annual report on Form 10-KSB, as amended, its quarterly report on Form 10-QSB, as amended, for the fiscal quarter September 30, 2003. Written requests for such reports, or any exhibits referred to therein, should be addressed to: Summit Investor Relations Dept., c/o Summit Brokerage Services, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

OTHER MATTERS

     The board of directors is not aware of any other matters to be presented at the meeting. If any other matter properly comes before the meeting, or adjournment thereof, requiring a vote of the shareholders it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with the recommendations of management, unless such authority has been withheld.

     Kindly date, sign and return the enclosed proxy card.

By Order of the Board of Directors

Marshall T. Leeds, Chairman and Chief Executive Officer

Exhibit A

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made this 17th day of July, 2003, between SUMMIT FINANCIAL HOLDING GROUP, INC., a Florida corporation (the “Holding Company”), SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the “Company”), and SUMMIT TRANSITORY SUB, INC., a Florida corporation (“Transitory Sub”) pursuant to which the Company will become a wholly-owned subsidiary of the Holding Company.

BACKGROUND

      A.          The parties desire to effect the formation of a holding company whereby the Company will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Company (except for those who properly perfect dissenters’ rights) will become shareholders of the Holding Company pursuant to Sections 607.1101 and 607.1105 of the Florida Business Corporation Act (the “FBCA”), and on the terms and conditions hereinafter set forth.

      B.          The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.0001 per share, approximately 28,040,064 shares of which are issued and outstanding on the date hereof (the “Company Common Stock”), and 5,000,000 shares of blank check preferred stock, of which 150,000 shares are as designated Series A 12% cumulative convertible preferred stock, of which 125,000 shares are outstanding (the “Company Preferred Stock”).

      C.          The authorized capital stock of the Holding Company is 50,000,000 shares of common (voting) stock (the “Holding Company Common Stock”), none of which is issued or outstanding on the date hereof, and 5,000,000 shares of blank check preferred stock, of which 150,000 shares are designated as Series A 12% cumulative convertible preferred stock (the “Holding Company Preferred Stock”), none of which is issued and outstanding on the date hereof.

      D.          Transitory Sub is a wholly-owned subsidiary of the Holding Company, formed for the specific purpose of facilitating the transactions contemplated herein.

AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
MERGER; DISSENTERS’ RIGHTS

      1.1.      Merger. Subject to the terms and conditions hereof, and except for shares of the Company Common Stock held by shareholders of the Company who perfect their dissenters’ rights in accordance with the FBCA (the “Excluded Shares”), upon the Effective Date (as hereinafter defined) the Company shall be merged with and into Transitory Sub such that the Company shall be the surviving corporation, and by virtue thereof, shall become a wholly-owned subsidiary of the Holding Company (the “Merger”). The corporate identity, existence, purposes, powers, franchises, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger; and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Transitory Sub shall be merged with and into the Company and the Company shall be fully vested therewith. The separate existence of Transitory Sub, except insofar as otherwise specifically provided by law, shall cease on the Effective Date (defined below) of the Merger whereupon the Company and Transitory Sub shall be and become one single corporation.

                  1.1.1.      Upon consummation of the Merger, each share of common stock of Transitory Sub outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished and concurrently therewith converted into and shall become one (1) share of common stock of the Company, which share of common stock shall be issued to Summit Holding in respect of the Merger.

                  1.1.2.      Upon consummation of the Merger, each share of Company Common Stock outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished and concurrently therewith converted into and shall become one (1) share of Holding Company Common Stock.

                  1.1.3.      Upon consummation of the Merger, each share of Company Preferred Stock outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished, and concurrently therewith, converted into one (1) share of Holding Company’s preferred stock.

                  1.1.4.      Each certificate (a “Certificate") evidencing Company Common Stock or Company Preferred Stock outstanding immediately prior to the effectiveness of the Merger shall thereafter represent the right to receive a certificate evidencing shares of Holding Company Common Stock or Holding Company Preferred Stock into which such Company Common Stock or Company Preferred Stock, respectively, was converted in the Merger pursuant to this Article II.

                  1.1.5.      After the Effective Date, each holder of a Certificate evidencing Company Common Stock or Company Preferred Stock immediately prior to the Effective Date shall surrender same to the Holding Company and shall receive in exchange therefore a new certificate, representing the appropriate number of shares of Holding Company Common Stock or Holding Company Preferred Stock. Until so surrendered, each Certificate shall, by virtue of the Merger, be deemed for all purposes to evidence ownership of the appropriate number of shares of common stock or preferred stock, as applicable, of the Holding Company.

                  1.1.6.      On the Effective Date, the Holding Company shall be deemed to own all of the issued and outstanding shares of the Company Common Stock and all of the Company’s outstanding Preferred Stock shall be deemed extinguished; and the holders of the Excluded Stock shall be deemed to no longer be shareholders of the Company, but rather to be creditors of the Company, entitled to the payment described in Section 2.5 below.

      1.2.      Assumption of Plan, Plan Options and Non-Plan Options. Upon consummation of the Merger, the Company’s 2000 Incentive Compensation Plan shall be assumed by, and become the 2000 Incentive Compensation Plan, of the Holding Company. Each outstanding option to purchase common stock of the Company, whether vested or unvested, and whether a plan option or non-plan option, shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger: (i) each option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock; (ii) the number of shares of Holding Company Common Stock subject to each such assumed option shall be equal to the number of shares of Company Common Stock that were subject to such option immediately prior to the Effective Date; (iii) the per share exercise price for shares of Holding Company Common Stock issuable upon the exercise of each such assumed option shall be equal to the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Date; and (iv) the provisions of each such option shall otherwise remain unchanged.

      1.3.      Assumption of Warrants. Upon consummation of the Merger, each outstanding warrant to purchase common stock (each, a “Warrant") of the Company, whether vested or unvested, shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger: (i) each Warrant assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock; (ii) the number of shares of Holding Company Common Stock subject to each such assumed Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Date; (iii) the per share exercise price for shares of Holding Company Common Stock issuable upon the exercise of each such assumed Warrant shall be equal to the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Date; and (iv) the provisions of each such Warrant shall otherwise remain unchanged.

      1.4.      Registration Rights. Upon consummation of the Merger, each registration rights agreement entered into by the Company with any of its shareholders or holders of Warrants shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger, the shares of common stock subject to registration under all such registration rights agreements shall be shares of Holding Company Common Stock and all obligations and rights of the Company under such registration rights agreements shall be solely the obligations and rights of the Holding Company.

      1.5.      Consideration. The sole consideration to be paid by the Holding Company for the shares of Company Common Stock and Company Preferred Stock it receives in the Merger shall be one share of Holding Company Common Stock for each share of Company Common Stock and one share of Holding Company Preferred Stock for each share of Company Preferred Stock. Each share of Holding Company Common Stock and Holding Company Preferred Stock issued pursuant to this section shall be fully paid and nonassessable.

      1.6.      Dissenters’ Rights.

                  1.6.1.      Any shareholder of the Company Common Stock who has voted against the Merger at the meeting of the shareholders of the Company, or who has given notice in writing at or prior to such meeting to the presiding officer that such shareholder dissents from the Merger, shall be entitled to dissenters’ rights as provided in the FBCA; and for purposes of the Merger to the extent such shareholder perfects his or her dissenter’s rights in accordance with the FBCA, the shares of Company Common Stock held by such shareholder shall be deemed Excluded Shares.

                  1.6.2.      It is expressly understood and agreed that all payments made to such dissenting shareholders for the value of the Excluded Shares will be made by the Company, using funds of the Company, and not by the Holding Company; and the Company shall use reasonable best efforts to document that such payments are made by the Company using funds of the Company.

      1.7.      Income Tax Structure of the Merger. The parties agree that the Merger shall be structured as a down stream merger and for federal income tax purposes shall qualify as a transaction under Section 351 of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder) (the “Code").

      1.8.      Effective Date. Subject to and upon satisfaction of all requirements of law and other conditions contained in this Agreement, the Merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State (the “Effective Date").

ARTICLE II
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE HOLDING COMPANY

      The Holding Company represents, warrants and agrees as follows:

      2.1.      Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the laws of the State of Florida.

      2.2.      Capitalization; Voting Rights. The Holding Company is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of blank check preferred stock, 150,000 of which have been designated as Series A 12% cumulative convertible preferred stock (the “Holding Company Preferred Stock”). No shares of stock of the Holding Company are issued and outstanding on the date hereof; and there are no outstanding options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Holding Company Common Stock or the Holding Company Preferred Stock, other than as provided in this Agreement.

      2.3.      Authority. The execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Holding Company is a party or by which it is bound, or any law, order, or decree applicable to the Holding Company, or any provision of its Articles of Incorporation or Bylaws.

      2.4.      Absence of Liabilities. Immediately prior to the Effective Date, the Holding Company will have engaged only in the transactions contemplated by this Agreement, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement.

      2.5.      Absence of Litigation. The Holding Company is not a party to any litigation or proceeding, pending or threatened, for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming the Merger is improper.

      2.6.      Section 351 of the Code. The Holding Company has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Merger from constituting a tax-free transaction under Section 351 of the Code.

                  2.6.1.      The Holding Company does not currently own any shares of Company capital stock.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

      The Company represents, warrants and agrees as follows:

      3.1.      Organization and Standing. The Company is a corporation duly organized and existing under the laws of the State of Florida.

      3.2.      Capitalization; Voting Rights. The Company is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, of which approximately 28,040,064 shares are issued and outstanding on the date hereof, and 5,000,000 shares of blank check preferred stock of which 150,000 shares have been designated as Series A 12% Cumulative Convertible Preferred Stock and of which 125,000 shares are outstanding and convertible into a maximum of 143,750 shares of Company Common Stock on the date hereof (the “Company Preferred Stock"). There are no other convertible securities, or options, warrants, calls, subscriptions, or other commitments or rights of any nature with respect to the Company Common Stock outstanding on the date hereof, other than the options and warrants set forth in Schedule I to this Agreement.

      3.3.      Authority. The execution, delivery, and performance of this Agreement have been authorized by the Board of Directors of the Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Company is a party or by which it is bound, or any law, order, decree applicable to the Company, or any provision of its Articles of Incorporation or Bylaws.

      3.4.      Absence of Litigation. The Company is not a party to any litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that consummation of the Merger is improper.

      3.5.      Section 351 of the Code. The Company has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Merger from constituting a tax-free merger under Section 351 of the Code.

ARTICLE IV
ADDITIONAL COVENANTS OF THE HOLDING COMPANY

      The Holding company agrees that between the date hereof and the Effective Date:

      4.1.      Best Efforts. The Holding Company shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Company in accordance with the requirements of the FBCA and applicable law and receipt of required regulatory approvals.

ARTICLE V
ADDITIONAL COVENANTS OF THE COMPANY

      The Company agrees that between the date hereof and the Effective Date:

      5.1.      Shareholders Meeting. The Company shall submit this Agreement to the vote of its shareholders, as provided by the FBCA and other applicable laws, at the annual meeting of shareholders of the Company to be held in October 2003, and any adjournment or postponement thereof.

      5.2.      Amendment to Company’s Articles of Incorporation. Promptly after the Effective Date, the Company shall amend its articles of incorporation to provide for capitalization of only 100 shares of authorized common stock, $.0001 par value per share.

      5.3.      Best Efforts. The Company shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Company in accordance with the requirements of the FBCA and applicable law and receipt of required regulatory approvals.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

      The obligations of the parties to consummate this Agreement and to carry out the Merger shall be subject to the following conditions:

      6.1.      Representations and Warranties; Performance of Covenants. The representations and warranties and covenants set forth herein shall be true as of and at the Effective Date, and each party shall have performed all obligations required hereby to be performed by it prior to the Effective Date.

      6.2.      Shareholder Approval. The shareholders of the Company shall have duly approved this Agreement in accordance with the requirements of applicable law, including, without limitation intended, the FBCA.

      6.3.      Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (NASD or otherwise) shall have granted any necessary consent or approval.

      6.4.      Registration Statement. The Registration Statement on SEC Form S-4 (the “Registration Statement”) filed by the Holding Company, if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company Common Stock to be issued pursuant to this Agreement, shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

      6.5.      Tax Opinion. A tax opinion shall have been obtained from Greenberg Traurig, P.A., satisfactory in form and substance to the parties.

ARTICLE VII
TERMINATION, WAIVER, AND AMENDMENT

      7.1.      Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Effective Date (whether before or after action with respect thereto by the Company’s shareholders) only:

                  7.1.1.      By the mutual consent of the Boards of Directors of the Company and of the Holding Company, as evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

                  7.1.2.      By the Board of Directors of the Company or the Holding Company if, in the opinion of either party, the Merger would be inadvisable because of the number of shares of Company Common Stock voted against the Merger or in respect of which notice is given purporting to dissent from the Merger shall make the consummation of the Merger inadvisable, or if the Merger would not be in the best interests of the Company or its or shareholders for any reason whatsoever.

      7.2.      Effect of Termination. In the event of the termination and abandonment hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties hereto, their directors, officers or shareholders.

      7.3.      Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law this Agreement may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Company and the Holding Company, whether before or after action with respect thereto by the Company’s shareholders and without further approval of such amendment by the shareholders of the parties hereto.

ARTICLE VIII
EXPENSES, ETC.

      8.1.      General. Each party hereto will pay its own expenses incurred in connection with this Agreement, whether or not the transactions contemplated herein are effected.

      8.2.      No Assumption of Liabilities by the Holding Company. It is expressly understood and agreed that the Holding Company shall not assume, or be deemed responsible for, any liabilities of the Company or of the shareholders of the Company.

ARTICLE IX
MISCELLANEOUS

      9.1.      Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Company, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may enter stop-transfer orders with respect to any such certificates.

      9.2.      No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents’ commissions in connection with this Agreement and the transactions contemplated hereby or thereby.

      9.3.      Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      9.4.      Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

      9.5.      Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts-of-laws principles.

      9.6.      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed as of the day, month and year first above mentioned.

SUMMIT FINANCIAL HOLDING GROUP, INC

By:	/s/ Marshall T. Leeds
Name:	Marshall T. Leeds
Title:	Chairman and Chief Executive Officer

SUMMIT BROKERAGE SERVICES, INC

By:	/s/ Marshall T. Leeds
Name:	Marshall T. Leeds
Title:	Chairman and Chief Executive Officer

SUMMIT TRANSITORY SUB, INC

By:	/s/ Marshall T. Leeds
Name:	Marshall T. Leeds
Title:	President

Exhibit B

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SUMMIT FINANCIAL HOLDING GROUP, INC.

      Marshall T. Leeds, being the Chairman of the Board and Chief Executive Officer of SUMMIT FINANCIAL HOLDING GROUP, INC., a Florida corporation (the “Corporation”), hereby certifies that:

      1.          The name of the Corporation is SUMMIT FINANCIAL HOLDING GROUP, INC. The Corporation was incorporated on July 16, 2003.

      2.          These Amended and Restated Articles of Incorporation restate and integrate and amend the provisions of the Corporation’s Articles of Incorporation.

      3.          The terms and provisions of these Amended and Restated Articles of Incorporation were (i) adopted by the directors of the Corporation pursuant to unanimous written consent without a meeting of directors executed as of September 5, 2003, and (ii) approved by the Corporation’s sole shareholder by written consent without a meeting executed as of September 5, 2003.

      4.          Pursuant to Section 607.1003, Section 607.1007 and Section 607.0602, of the Florida Business Corporation Act, the text of the Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I – NAME

      The name of the corporation is SUMMIT FINANCIAL HOLDING GROUP, INC. (hereinafter called the “Corporation” or “Summit”).

ARTICLE II – PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Florida Business Corporation Act.

ARTICLE III – PRINCIPAL OFFICE

      The principal place of business and mailing address of the Corporation is 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

ARTICLE IV – REGISTERED OFFICE AND AGENT

      The address of the registered office of the Corporation in the State of Florida is 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432. The name of its registered agent at that address is Steven C. Jacobs.

ARTICLE V – CAPITAL STOCK

      A.       Authorized Capital Stock.

      (1)      The maximum aggregate number of shares of common stock, par value of $.0001 per share (the “Common Stock”), that this Corporation shall have authority to issue is 60,000,000 shares.

      (2)      The maximum aggregate number of shares of preferred stock, par value $.0001 per share (the “Preferred Stock”), that this Corporation shall have authority to issue is 5,000,000 shares.

      (3)      No fractional shares shall be issued.

      (4)      No shareholder of any stock of the Corporation shall have preemptive rights.

      B.       Preferred Stock.

      (1)      Authority is hereby vested in the Board of Directors of the Corporation to provide from time to time for the issuance of Preferred Stock in one or more series and, in connection therewith, to fix by resolution providing for the issue of such series the number of shares to be included and such of the designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions of such series, including, without limitation, voting rights or limitations, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

      (2)      Shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operation of a sinking fund or otherwise), conversion, exchange or otherwise shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of such series or as part of any other series of Preferred Stock. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and appropriate filing and recording to the extent required by law. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

      C.       Provisions Relating to the Common Stock.

      (1)      Dividends, Liquidating Distributions and Voting. The Common Stock shall be subject to the express terms of the Preferred Stock, if any, and any class or series thereof. Subject to the preferential dividend rights applicable to shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them. Each share of Common Stock shall have one (1) vote on all matters that are submitted to shareholders for vote.

      (2)      Mergers and Consolidations. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive their respective pro rata share of the consideration received in respect of that transaction.

      (3)      Sales and Repurchases. The Board shall have the power to cause the Corporation to issue and sell shares of Common Stock to such individuals, partnerships, joint ventures, limited liability companies, associations, corporations, trusts or other legal entities (collectively, “persons”) and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law. The Board shall have the power to cause the Corporation to purchase, out of funds legally available therefor, shares of Common Stock from such persons and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law.

      D.       Series A Convertible Preferred Stock.

      Of the 5,000,000 shares of Preferred Stock authorized for issuance, 150,000 shares are hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The powers, designations, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock authorized hereunder, and the qualifications, limitations and restrictions of such preferences and rights, are as follows:

      (1)      Dividends.

                 (a)      The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.12 per annum, and no more, subject to subsection 1(f) below. Such dividends shall accrue and be cumulative from the Issue Date (as defined in Section 8). Dividends shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"); provided, however, the first dividend payment date shall not occur before the last calendar day of the first full fiscal quarter following the Issue Date. The quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a “Dividend Period.” Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term “Record Date” means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                 (b)      In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock, and of any Parity Stock (as defined in Section 8), and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall cumulate as provided in subsection 1(c) below.

                 (c)      If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 1, then such dividends shall cumulate, whether or not earned or declared and whether or not there shall be net profits or net assets of the Corporation legally available for payment of such dividends, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

                 (d)      So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

                 (e)      Dividends on the Series A Preferred Stock will be paid in cash: (i) upon a sale of all or substantially all of the capital stock or assets of the Corporation; (ii) upon a redemption of Series A Preferred Stock, but only as to Series A Preferred Stock redeemed; or (iii) upon a dissolution, liquidation or other winding up of the affairs of the Corporation (each a “Dividend Accrual Event”). In the event of a Dividend Accrual Event, such dividends shall be cumulative (whether or not earned or declared and whether or not there shall be net profits or net assets of the Corporation legally available for payment of such dividends) from the date of original issuance until the time of the Dividend Accrual Event and thereafter, no further dividends will accumulate thereon or be due.

                 (f)      Upon holder’s voluntary conversion of Series A Preferred Stock, all Accrued Dividends (as defined in Section 8) outstanding as of the Series A Conversion Date (as defined in Section 4), with respect to the Series A Preferred Stock being converted, shall be paid to such holder in either (i) cash or (ii) shares of the Corporation’s Common Stock (as defined in Section 8), or any combination thereof, at the sole discretion of the Corporation. In the event the Corporation pays the Accrued Dividends in Common Stock, the number of shares of Common Stock to be issued in respect of the Accrued Dividends shall be determined by dividing (i) a numerator which shall be the sum of all Accrued Dividends in respect of the Series A Preferred Stock being converted, by (ii) a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price (as defined in Section 8) and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the denominator be less than the Subscription Price (as defined in Section 8).

                 (g)      All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share based on the Subscription Price of the Series A Preferred Stock, but shall be paid pro rata based on the Accrued Dividends declared with respect thereto. The aggregate of all payments due under this Section 1 to any holder of shares of Series A Preferred Stock shall be made to such holder to the nearest dollar.

      (2)      Distribution on Liquidation, Dissolution or Winding Up.

                 In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any Accrued Dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the lease or sale of all or substantially all of the assets or capital stock of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.

      (3)      Voting. Except as otherwise required by law or as set forth herein, the shares of Series A Preferred Stock shall be non-voting.

      (4)      Conversion Rights.

                 (a)      Voluntary Conversion. Subject to the terms of this Section 4, at any time after the date hereof, a holder of Series A Preferred Stock shall have the right to convert any or all of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock as follows (the “Conversion Rate”): The number of shares of Common Stock to be issued in respect of a conversion of shares of Series A Preferred Stock shall be determined by dividing (i) a numerator which shall be an amount equal to the number of shares of Series A Preferred Stock being converted multiplied by 115% of the Subscription Price, by (ii) a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price (as defined in Section 8) and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the denominator be less than the Subscription Price.

                 (b)      Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted without any further act of the Corporation, the holders of the Series A Preferred Stock or the Corporation’s other shareholders into fully paid and non-assessable shares of Common Stock, at the Conversion Rate, upon a sale of all or substantially all of the capital stock or assets of the Corporation (sometimes referred to as an “Automatic Conversion Event”). In the event of an Automatic Conversion Event, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such Automatic Conversion Event, at which time the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                 (c)      Prior to the occurrence of an Automatic Conversion Event, the holder of any shares of Series A Preferred Stock may exercise the conversion rights by delivering to the Corporation during regular business hours at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied or preceded by written notice stating that the holder elects to convert such shares into shares of Common Stock. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Series A Conversion Date”). As promptly as practicable thereafter, the Corporation shall issue and deliver to or, upon the written order of such holder, at the office of the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of record of Common Stock on the applicable Series A Conversion Date unless the transfer books of the Corporation are closed on the date, in which event it shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the

Conversion Rate shall be that in effect on the Series A Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                 (d)      The Corporation shall pay any and all issue taxes and other taxes (except estate, income or capital gain taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (e)      The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock (and any Accrued Dividends, if applicable), the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock (and any Accrued Dividends, if applicable) from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board and shareholder approval), in accordance with the laws of the State of Florida, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding (and any Accrued Dividends, if applicable).

                 (f)      If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock (and Accrued Dividends, if applicable) require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

                 (g)      All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock (and Accrued Dividends, if applicable) will upon issuance by the Corporation be validly issued, fully paid and non-assessable.

                 (h)      The holder of any shares of Series A Preferred Stock that are converted into shares of Common Stock voluntarily pursuant to subsection 4(a) above, shall be entitled to payment of Accrued Dividends, if any, payable with respect to such shares of Series A Preferred Stock up to and including the Series A Conversion Date, which payment of Accrued Dividends may be made, as further described in subsection 1(f) above, at the option of the Corporation in cash or in Common Stock. In the event the Corporation pays the Accrued Dividends in Common Stock, the number of shares of Common Stock to be issued in respect of the Accrued Dividends shall be determined in accordance with the formula set forth in subsection 1(f) above.

                 (i)      The Corporation will at no time close its transfer books against the transfer of the Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of the Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                 (j)      No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the per share price equal to the lower of (x) the Closing Sale Price on the Series A Conversion Date and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the per share price be less than the Subscription Price for purposes of this calculation. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interest.

                 (k)      Subject to the provisions of Section 3 and this Section 4, the existence of the Series A Preferred Stock shall not affect in any way the right or power of the Corporation to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or to issue any securities, bonds, debentures, or preferred stock, or to effect the dissolution or liquidation of the Corporation, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                 (l)      The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

      (5)      Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall, upon compliance with any applicable provisions of the laws of the State of Florida, have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to series and may be re-designated and reissued.

      (6)      Optional Redemption by Corporation.

                 (a)      At any time after August 1, 2002, the Corporation may, at its sole option and election, unless otherwise prevented by law, redeem for cash from the holders thereof all, or in part, from time to time (subject to the last sentence of subsection 6(b) below) of the Series A Preferred Stock at the Series A Liquidation Price, together with any Accrued Dividends (for purposes of this Section 6, the “Redemption Price”), to and including the date of redemption (the “Redemption Date”). The Corporation may reduce the number of shares of Series A Preferred Stock to be redeemed on each such date by subtracting any shares which the Corporation has purchased (including, without limitation, shares redeemed pursuant to this subsection 6(a)) or shares converted into Common Stock pursuant to Section 4 above which have not previously been so subtracted.

                 (b)      If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Corporation shall not redeem less than all of the outstanding shares of Series A Preferred Stock pursuant to subsection 6(a) above at any time unless all cumulative dividends on the Series A Preferred Stock for all previous quarterly Dividend Periods have been paid or declared and funds therefor set apart for payment.

                 (c)      At least thirty (30) days prior to each Redemption Date, the Corporation shall provide notice (the “Redemption Notice”) by delivery in person, first class mail, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Date, the number of shares of Series A Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said redemption price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series A Preferred Stock required to be redeemed but not so redeemed shall remain outstanding, and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

      (7)      Ranking. So long as Series A Preferred Stock remains outstanding, the Corporation shall not issue Senior Stock (as defined in Section 8).

      (8)      Definitions. In addition to any other terms defined herein, for purposes of these Articles of Incorporation, the following terms shall have the meanings indicated:

                 “Accrued Dividends” with respect to any share of Series A Preferred Stock shall mean (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Series A Preferred Stock as provided herein for the period of time elapsed from the date of issuance of such share to the date as of which Accrued Dividends are to be computed, less any payments made in respect of such dividends.

                 “Closing Sale Price” shall mean the closing sale price of a share of Common Stock as reported or quoted by the NASD OTC Electronic Bulletin Board, national exchange or NASDAQ, as applicable, or, if the Common Stock is not so reported or quoted, the “Closing Sale Price” shall mean the Subscription Price.

                 “Common Stock” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the date of issuance of the Series A Preferred Stock, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                 “Cumulative” shall mean that if at any time Accrued Dividends upon the Series A Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart (in cash or in stock), no dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock (other than a dividend payable in such Junior Stock) or any sum or sums set aside for or applied to the purchase or redemption of any shares of any Junior Stock.

                 “Issue Date” shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

                 “Junior Stock” shall mean, for purposes of Section 1 hereof, the Common Stock and any other class or series of stock of the Corporation issued after the date of the issuance of the Series A Preferred Stock not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of Section 2 hereof, any class or series of stock of the Corporation issued after the date of the issuance of the Series A Preferred Stock not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                 “Parity Stock” shall mean, for purposes of Section 1 hereof, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Preferred Stock and, for purposes of Section 2 hereof, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

                 “Person” shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                 “Senior Stock” shall mean, for purposes of Section 1, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 2, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                 “Subscription Price” shall mean $1.00 per share.

      (9)      Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in these Amended and Restated Articles of Incorporation of the Corporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

ARTICLE VI – BYLAWS

      The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

ARTICLE VII – INDEMNIFICATION

      The Corporation shall, to the fullest extent permitted by the laws of Florida, including, but not limited to, Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors of the Corporation, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Florida law, from and against any and all of the liabilities, expenses or other matters referred to or covered by said Section. The indemnification provisions contained in the Florida Business Corporation Act shall not be deemed exclusive of any other rights of which those indemnified may be entitled under any bylaw, agreement, resolution of shareholders or disinterested directors, or otherwise. No provision of these Amended and Restated Articles of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Florida Business Corporation Act upon the Corporation, upon its shareholders, bondholders and security holders, or upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors, officers, employees and agents (and their heirs, executors and administrators) in the capacities defined and prescribed by the Florida Business Corporation Act and the defined and prescribed rights of said persons to indemnification as the same are conferred under the Florida Business Corporation Act.

ARTICLE VIII – AMENDMENT

      This Corporation reserves the right to amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.”

      IN WITNESS WHEREOF, the undersigned has made and subscribed these Amended and Restated Articles of Incorporation as of the 5th day of September, 2003.

SUMMIT FINANCIAL HOLDING GROUP, INC

By:	/s/ Marshall T. Leeds

Marshall T. Leeds Chairman of the Board and Chief Executive Officer

Exhibit C

BYLAWS

OF

SUMMIT FINANCIAL SERVICES GROUP, INC.

(A FLORIDA CORPORATION)

(i)

(ii)

SUMMIT FINANCIAL SERVICES GROUP, INC.
BYLAWS

ARTICLE ONE

OFFICES

      Section 1.      Registered Office. The registered office of SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (the “Corporation”), shall be located at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432, unless otherwise determined by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with applicable law.

      Section 2.      Other Offices. The Corporation may also have offices at such other places, either within or without the State of Florida, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE TWO

MEETINGS OF SHAREHOLDERS

      Section 1.      Place. All annual meetings of shareholders shall be held at such place, within or without the State of Florida, as may be designated by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Special meetings of shareholders may be held at such place, within or without the State of Florida, and at such time as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

      Section 2.      Time of Annual Meeting. Annual meetings of shareholders shall be held on such date and at such time fixed, from time to time, by the Board of Directors, provided, that there shall be an annual meeting held every calendar year at which the shareholders shall elect a board of directors and transact such other business as may properly be brought before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Florida, such meeting shall be held on the next succeeding business day. The failure to hold the annual meeting at the time stated in or fixed in accordance with the Corporation’s Bylaws or pursuant to applicable law does not effect the validity or any corporate action and shall not work a forfeiture of or dissolution of the Corporation.

      Section 3.      Call of Special Meetings. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than 33% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held; (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board; or (iii) the meeting is called by the Chairman of the Board of Directors. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders’ meeting.

      The affirmative vote of at least a majority of the Board of Directors or the holders of at least 66-2/3% of the voting power of the Corporation’s voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this Section.

      Section 4.      Conduct of Meetings. The Chairman of the Board (or in his absence, the President or such other designee of the Chairman of the Board) shall preside at the annual and special meetings of shareholders and shall be given full discretion in establishing the rules and procedures to be followed in conducting the meetings, except as otherwise provided by law or in these Bylaws.

      Section 5.      Notice and Waiver of Notice. Except as otherwise provided by law, written or printed notice stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first-class mail or other legally sufficient means, by or at the direction of the Chairman of the Board, President, the Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting. If the notice is mailed at least thirty (30) days before the date of the meeting, it may be done by a class of United States mail other than first class. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If a meeting is adjourned to another time and/or place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the Board of Directors, after adjournment, fixes a new record date for the adjourned meeting. Whenever any notice is required to be given to any shareholder, a waiver thereof in writing signed by the person or persons entitled to such notice, whether signed before, during or after the time of the meeting stated therein, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records, shall constitute an effective waiver of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice. Attendance of a person at a meeting shall constitute a waiver of (a) lack of or defective notice of such meeting, unless the person objects at the beginning to the holding of the meeting or the transacting of any business at the meeting, or (b) lack of or defective notice of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering such matter when it is presented.

      Section 6.      Business and Nominations for Annual and Special Meetings. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof. At any annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with the requirements and procedures set forth in these Bylaws. Only such persons who are nominated for election as directors of the Corporation in accordance with the requirements and procedures set forth in these Bylaws, and, as applicable, the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, shall be eligible for election as directors of the Corporation.

      The affirmative vote of at least a majority of the Board of Directors or the holders of at least 66-2/3% of the voting power of the Corporation’s voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this Section.

      Section 7.      Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or applicable law, shares representing a majority of the votes pertaining to outstanding shares which are entitled to be cast on the matter by the voting group constitute a quorum of that voting group for action on that matter. If less than a quorum of shares are represented at a meeting, the holders of a majority of the shares so represented may adjourn the meeting from time to time. After a quorum has been established at any shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

      Section 8.      Voting Rights Per Share. Each outstanding share, regardless of class, shall be entitled to vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class are limited or denied by or pursuant to the Articles of Incorporation or the Florida Business Corporation Act.

      Section 9.      Voting of Shares. A shareholder may vote at any meeting of shareholders of the Corporation, either in person or by proxy. Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent or proxy designated by the bylaws of such corporate shareholder or, in the absence of any applicable bylaw, by such person or persons as the board of directors of the corporate shareholder may designate. In the absence of any such designation, or, in case of conflicting designation by the corporate shareholder, the chairman of the board, the president, any vice president, the secretary and the treasurer of the corporate shareholder, in that order, shall be presumed to be fully authorized to vote such shares. Shares held by an administrator, executor, guardian, personal representative, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name or the name of his nominee. Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into his name. If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one votes, in person or by proxy, his act binds all; (b) if more than one vote, in person or by proxy, the act of the majority so voting binds all; (c) if more than one vote, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest. The principles of this paragraph shall apply, insofar as possible, to execution of proxies, waivers, consents, or objections and for the purpose of ascertaining the presence of a quorum.

      Section 10.      Proxies. Any shareholder of the Corporation, other person entitled to vote on behalf of a shareholder pursuant to law, or attorney-in-fact for such persons may vote the shareholder’s shares in person or by proxy. Any shareholder of the Corporation may appoint a proxy to vote or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photostatic, or equivalent reproduction of an appointment form, shall be deemed a sufficient appointment form. An appointment of a proxy is effective when received by the Secretary of the Corporation (the “Secretary”) or such other officer or agent which is authorized to tabulate votes, and shall be valid for up to 11 months, unless a longer period is expressly provided in the appointment form. The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

      Section 11.      Shareholder List. After fixing a record date for a meeting of shareholders, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the meeting, arranged by voting group with the address of, and the number and class and series, if any, of shares held by each. The shareholders’ list must be available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the Corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the Corporation’s transfer agent or registrar. Any shareholder of the Corporation or his agent or attorney is entitled on written demand to inspect the shareholders’ list (subject to the requirements of law), during regular business hours and at his expense, during the period it is available for inspection. The Corporation shall make the shareholders’ list available at the meeting of shareholders, and any shareholder or his agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment. The shareholders’ list is prima facie evidence of the identity of shareholders entitled to examine the shareholders’ list or to vote at a meeting of shareholders.

      Section 12.      Action Without Meeting. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the number of votes that would have been necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Such written consent shall not be valid unless it is (a) signed by the shareholder, (b) dated, as to the date of such shareholder’s signature, and (c) delivered to the Corporation personally or by certified or registered mail, return receipt requested, to the Corporation’s principal place of business, principal office in the State of Florida or officer or agent who has custody of the book in which the minutes of meetings of shareholders are recorded, within sixty (60) days after the earliest date that a shareholder signed the written consent. Prompt notice of the taking of any such action shall be given to any such shareholder entitled to vote who has not so consented in writing.

      Section 13.      Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purposes, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days, and, in case of a meeting of shareholders, not less than ten (10) days, before the meeting or action requiring such determination of shareholders. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders or the determination of shareholders entitled to receive payment of a dividend, the date before the day on which the first notice of the meeting is mailed or the date on which the resolutions of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, except where the Board of Directors fixes a new record date for the adjourned meeting.

      Section 14.      Inspectors and Judges. The Board of Directors in advance of any meeting may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. If any inspector or inspectors, or judge or judges, are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by the Board of Directors in advance of the meeting, or at the meeting by the person presiding thereat. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

      Section 15.      Voting for Directors. Unless otherwise provided in the Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

      Section 16.      Shareholder Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made by or at the direction of the Board by any nominating committee or person appointed by the Board or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 16; provided, however, that nominations of persons for election to the Board at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act. Nominations of persons for election at a special meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to notice in writing delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) day following the date on which notice of such meeting is given to shareholders or made public, whichever first occurs. Nominations of persons for election at an annual meeting, other than nominations made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth the following information: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this Section 16, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

      Nothing in the foregoing provision shall obligate the Corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for directors submitted by a shareholder.

      The affirmative vote of at least a majority of the Board of Directors or the holders of at least 66-2/3% of the voting power of the Corporation’s voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this Section.

      Section 17.      Advance Notice of Shareholder-Proposed Business for Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the first anniversary of the date of the Corporation’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year’s notice of annual meeting, such notice by the shareholder to be timely must be so delivered or received not later than the close of business on the fifth (5th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this Section 17, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

      Nothing in the foregoing provision shall obligate the Corporation or the Board of Directors to include in any proxy statement or other shareholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for directors submitted by a shareholder.

      The affirmative vote of at least a majority of the Board of Directors or the holders of at least 66-2/3% of the voting power of the Corporation’s voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the provisions described in this Section.

ARTICLE THREE

DIRECTORS

      Section 1.      Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

      Section 2.      Number; Qualification. The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors, which number shall not be less than one (1); provided, however, that no director’s term may be shortened by reason of a resolution reducing the number of directors. Directors must be natural persons who are 18 years of age or older but need not be residents of the State of Florida, or shareholders or employees of the Corporation.

      Section 3.      Election and Term. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect the directors to hold office until the next succeeding annual meeting. Unless the terms of directors are staggered, each director shall hold office for the term for which he is elected, but despite the expiration of a director’s term, he shall continue to serve until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, or death, or, until there is a decrease in the number of directors.

      Section 4.      Resignation; Vacancies; Removal. A director may resign at any time by giving written notice to the Board of Directors or the Chairman of the Board. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. In the event the notice of resignation specifies a later effective date, the Board of Directors may fill the pending vacancy (subject to the provisions of the Corporation’s Articles of Incorporation) before the effective date if they provide that the successor does not take office until the effective date. Any vacancy occurring on the Board of Directors, including that created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, or by the shareholders, unless the Articles of Incorporation provide otherwise. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders. At a meeting of shareholders called pursuant to a notice stating that the purpose, or one of the purposes, is removal of one (1) or more directors, such director(s) may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. A director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

      Section 5.      Place of Meetings. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Florida.

      Section 6.      Annual Meetings. Unless scheduled for another time by the Board of Directors, the first meeting of each newly elected Board of Directors shall be held, without call or notice, immediately following each annual meeting of shareholders.

      Section 7.      Regular Meetings. Regular meetings of the Board of Directors may also be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

      Section 8.      Special Meetings and Notice. Special meetings of the Board of Directors may be called by the President or Chairman of the Board and shall be called by the Secretary on the written request of any two directors. At least forty-eight (48) hours’ prior written notice of the date, time and place of special meetings of the Board of Directors shall be given to each director. Except as required by law, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Notices to directors shall be in writing and delivered to the directors at their addresses appearing on the books of the Corporation by personal delivery, mail or other legally sufficient means. Notice by mail shall be deemed to be given at the time when the same shall be received. Notice to directors may also be given by telegram, teletype or other form of electronic communication. Whenever any notice is required to be given to any director, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before, during or after the meeting, shall constitute an effective waiver of such notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

      Section 9.      Quorum and Required Vote. A majority of the prescribed number of directors determined as provided in the Articles of Incorporation shall constitute a quorum for the transaction of business and the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is required by the Articles of Incorporation. Whenever, for any reason, a vacancy occurs in the Board of Directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting to another time and place, without notice other than announcement at the time of adjournment. At such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally notified and called.

      Section 10.      Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or committee thereof may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of the Board of Directors or the committee, as the case may be, and such consent shall have the same force and effect as a unanimous vote at a meeting. Action taken under this Section 10 is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed under this Section 10 shall have the effect of a meeting vote and may be described as such in any document.

      Section 11.      Conference Telephone or Similar Communications Equipment Meetings. Directors and committee members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

      Section 12.      Committees. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the business and affairs of the Corporation except where the action of the full Board of Directors is required by statute. Each committee must have two or more members who serve at the pleasure of the Board of Directors. The Board of Directors, by resolution adopted in accordance with this Article Three, may designate one or more directors as alternate members of any committee, who may act in the place and stead of any absent member or members at any meeting of such committee. Vacancies in the membership of a committee may be filled only by the Board of Directors at a regular or special meeting of the Board of Directors. The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

      Section 13.      Compensation of Directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. Directors may receive such other compensation as may be approved by the Board of Directors.

ARTICLE FOUR

OFFICERS

      Section 1.      Positions. The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer and/or a President, one or more Vice Presidents (any one or more of whom may be given the additional designation of rank of Executive Vice President or Senior Vice President), a Secretary, a Chief Financial Officer and a Treasurer. Any two or more offices may be held by the same person. Officers other than the Chairman of the Board need not be members of the Board of Directors. The Chairman of the Board must be a member of the Board of Directors.

      Section 2.      Election of Specified Officers by Board. The Board of Directors at its first meeting after each annual meeting of shareholders shall elect a Chairman of the Board, a Chief Executive Officer and/or a President, one or more Vice Presidents (including any Senior or Executive Vice Presidents), a Secretary, a Chief Financial Officer and a Treasurer.

      Section 3.      Election or Appointment of Other Officers. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors, or, unless otherwise specified herein, appointed by the Chairman of the Board. The Board of Directors shall be advised of appointments by the Chairman of the Board at or before the next scheduled Board of Directors meeting.

      Section 4.      Compensation. The salaries, bonuses and other compensation of the Chairman of the Board and all officers of the Corporation to be elected by the Board of Directors pursuant to Section 2 of this Article Four shall be fixed from time to time by the Board of Directors or pursuant to its direction. The salaries of all other elected or appointed officers of the Corporation shall be fixed from time to time by the Chairman of the Board or pursuant to his direction.

      Section 5.      Term; Resignation; Removal; Vacancies. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer or agent elected or appointed by the Board of Directors or the Chairman of the Board may be removed, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer or agent appointed by the Chairman of the Board pursuant to Section 3 of this Article Four may also be removed from such office or position by the Board of Directors or the Chairman of the Board, with or without cause. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors, or, in the case of an officer appointed by the Chairman of the Board, by the Chairman of the Board or the Board of Directors. Any officer of the Corporation may resign from his respective office or position by delivering notice to the Corporation. Such resignation shall be effective when delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until such effective date.

      Section 6.      Chief Executive Officer. The Chief Executive Officer, subject to the directions of and limitations imposed by the Board of Directors, shall be responsible for the interpretation and executive implementation of the corporate policies set by the Board of Directors, and shall perform all the duties and have and exercise all the rights and powers usually pertaining and attributable, by law, custom or otherwise, to the Chief Executive Officer. If the Chief Executive Officer is the President of the Corporation, he shall coordinate and supervise the activities of all officers of the Corporation except the Chairman of the Board of Directors. If the Chairman of the Board of Directors is the Chief Executive Officer, he shall be responsible for coordinating and supervising the activities of all other officers of the Corporation and he may delegate to the President all or some of the duties of such coordination and supervision. Among other responsibilities, the Chief Executive Officer shall have the power, subject to the superior power and authority of the Board of Directors or the Chairman of the Board, to employ and terminate the employment of all such subordinate officers, agents, clerks, and other employees not herein provided to be selected by the Board of Directors or the Chairman of the Board, and he shall have the authority to fix and change, from time to time, the compensation of all other officers, agents, clerks, and other employees whose compensation has not been fixed by the Board of Directors or the Chairman of the Board.

      Section 7.      Chairman of the Board. Subject to the control of the Board of Directors, the Chairman of the Board shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman of the Board shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board shall also serve as the chairman of any executive committee.

      Section 8.      President. In the absence of the Chairman of the Board or in the event the Board of Directors shall not have designated a Chairman of the Board, the President shall preside at meetings of the shareholders and the Board of Directors. The President shall have such powers and perform such duties as may be prescribed by the Board of Directors or the Chairman of the Board, by law or by custom. The President shall also serve as the vice-chairman of any executive committee.

      Section 9.      Vice Presidents. The Vice Presidents, in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Board of Directors or Chairman of the Board shall prescribe or as the President may from time to time delegate. Executive Vice Presidents shall be senior to Senior Vice Presidents, and Senior Vice Presidents shall be senior to all other Vice Presidents.

      Section 10.      Secretary. The Secretary shall attend all meetings of the shareholders and all meetings of the Board of Directors and record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors and shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it. He shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or the President.

      Section 11.      Chief Financial Officer. The Chief Financial Officer shall be responsible for maintaining the financial integrity of the Corporation, shall prepare the financial plans for the Corporation and shall monitor the financial performance of the Corporation and its subsidiaries, as well as performing such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or the President.

      Section 12.      Treasurer. The Treasurer shall have the custody of corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board and the Board of Directors at its regular meetings or when the Board of Directors so requires an account of all his transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or the President.

      Section 13.      Other Officers; Employees and Agents. Each and every other officer, employee and agent of the Corporation shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him by the Board of Directors, the officer so appointing him or such officer or officers who may from time to time be designated by the Board of Directors to exercise such supervisory authority.

ARTICLE FIVE

CERTIFICATES FOR SHARES

      Section 1.      Issue of Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates (and upon request every holder of uncertificated shares) shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board or a Vice Chairman of the Board, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form.

      Section 2.      Form and Content of Certificates. Shares may but need not be represented by certificates. Unless otherwise provided by applicable law, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates. At a minimum, each share certificate must state on its face: (a) the name of the issuing Corporation and that the Corporation is organized under the laws of this State; (b) the name of the person to whom issued; and (c) the number and class of shares and the designation of the series, if any, the certificate represents.

      Section 3.      Facsimile Signatures. Any and all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

      Section 4.      Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

      Section 5.      Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

      Section 6.      Registered Shareholders. The Corporation shall be entitled to recognize the exclusive rights of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Florida.

      Section 7.      Redemption of Control Shares. As provided by the Florida Business Corporation Act, if a person acquiring control shares of the Corporation does not file an acquiring person statement with the Corporation, the Corporation may, at the discretion of the Board of Directors, redeem the control shares at the fair value thereof at any time during the 60-day period after the last acquisition of such control shares. If a person acquiring control shares of the Corporation files an acquiring person statement with the Corporation, the control shares may be redeemed by the Corporation, at the discretion of the Board of Directors, only if such shares are not accorded full voting rights by the shareholders as provided by law.

      Section 8.      Fractional Shares. No fractional shares shall be issued by the Corporation. In lieu of fractional shares, the Corporation shall at the discretion of the Board of Directors, either (a) round fractional shares up or down to the nearest whole number, it being understood that one-half of a share (i.e., .5000) shall be rounded up and any fractional share less than one-half (i.e., less than .5000) shall be rounded down; or (b) pay in money the fair value of fractions of a share and the good faith judgment of the Board of Directors as to the fair value shall be conclusive.

      Section 9.      Legends for Preferences and Restrictions on Transfer. The designations, relative rights, preferences and limitations applicable to each class of shares and the variations in rights, preferences and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate may state conspicuously on its front or back that the Corporation will furnish the shareholder a full statement of this information on request and without charge. Every certificate representing shares that are restricted as to the sale, disposition, or transfer of such shares shall also indicate that such shares are restricted as to transfer and there shall be set forth or fairly summarized upon the certificate, or the certificate shall indicate that the Corporation will furnish to any shareholder upon request and without charge, a full statement of such restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended, and registered or qualified under the applicable state securities laws, the transfer of any such shares shall be restricted substantially in accordance with the following legend:

     “THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE LAW, OR (2) AT HOLDER’S EXPENSE, AN OPINION (SATISFACTORY TO THE CORPORATION) OF COUNSEL (SATISFACTORY TO THE CORPORATION) THAT REGISTRATION IS NOT REQUIRED.”

ARTICLE SIX

GENERAL PROVISIONS

      Section 1.      Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in cash, property, stock (including its own shares) or otherwise pursuant to law and subject to the provisions of the Articles of Incorporation.

      Section 2.      Reserves. The Board of Directors may by resolution create a reserve or reserves out of earned surplus for any proper purpose or purposes, and may abolish any such reserve in the same manner.

      Section 3.      Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

      Section 4.      Fiscal Year. Effective as of January 1, 2000, the fiscal year of the Corporation shall end on December 31 of each year, unless otherwise fixed by resolution of the Board of Directors.

      Section 5.      Seal. The corporate seal shall have inscribed thereon the name and state of incorporation of the Corporation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

      Section 6.      Gender. All words used in these Bylaws in the masculine gender shall extend to and shall include the feminine and neuter genders.

ARTICLE SEVEN

AMENDMENT OF BYLAWS

      These Bylaws may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting; provided, however, that, notwithstanding the foregoing, the affirmative vote of at least a majority of the directors or the holders of at least 66 2/3% of the voting power of the Company’s voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in Article Two, Sections 3, 6, 16 and 17.

Exhibit D

APPRAISAL RIGHTS PROVISIONS OF THE
FLORIDA BUSINESS CORPORATION ACT
(effective October 1, 2003)

607.1301       APPRAISAL RIGHTS; DEFINITIONS.

The following definitions apply to SS. 607.1302 – 607.1333:

      (1)      “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of S. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

      (2)      “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

      (3)      “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in SS. 607.1322 to 607.1333, includes the surviving entity in a merger.

      (4)      “Fair value” means the value of the corporation’s shares determined:

(a)      Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)      Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

      (5)      “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

      (6)      “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

      (7)      “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

      (8)      “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

      (9)      “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302       RIGHT OF SHAREHOLDERS TO APPRAISAL.

      (1)      A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)      Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by S. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by S. 607.1104;

(b)      Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)      Consummation of a disposition of assets pursuant to S. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)      Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e)      With regard to shares issued prior to October 1, 2003, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.      Altering or abolishing any preemptive rights attached to any of his or her shares;

2.      Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized or any existing or new class or series of shares;

3.      Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.      Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.      Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.      Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.      Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

      (2)      Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c) and (d) shall be limited in accordance with the following provisions:

(a)      Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.      Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.      Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares.

(b)      The applicability of paragraph (2)(a) shall be determined as of:

1.      The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.      If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)      Paragraph (2)(a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (2)(a) at the time the corporate action becomes effective.

(d)      Paragraph (2)(a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.      Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.      Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1-year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.      Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.      Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.      Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.      Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in S. 607.0832; or

c.      In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)      For the purposes of paragraph (2)(d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

      (3)      Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

      (4)      A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)      Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)      Was procured as a result of fraud or material misrepresentation.

607.1303       ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

      (1)      A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

      (2)      A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)      Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in S. 607.1322(2)(b)(2).

(b)      Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320       NOTICE OF APPRAISAL RIGHTS.

      (1)      If proposed corporate action described in S. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of SS. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

      (2)      In a merger pursuant to S. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section S. 607.1322.

      (3)      If the proposed corporate action described in S. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in S. 607.1320(1) must be sent to all shareholders at the time that consents are first solicited pursuant to S. 607.0704, whether or not consents are solicited from all shareholders and include the materials described in S. 607.1322.

607.1321       NOTICE OF INTENT TO DEMAND PAYMENT.

      (1)      If proposed corporate action requiring appraisal rights under S. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under S. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)      Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to S. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b)      Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

      (2)      A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322       APPRAISAL NOTICE AND FORM.

      (1)      If proposed corporate action requiring appraisal rights under S. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of S. 607.1321. In the case of a merger under S. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

      (2)      The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)      Supply a form that specifies the date that the corporate action became effective and provides for the shareholder to state:

1.      The shareholder’s name and address.

2.      The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.      That the shareholder did not vote for the transaction.

4.      Whether the shareholder accepts the corporation’s offer as stated in subparagraph (2)(b)4.

5.      If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b)      State:

1.      Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (2)(b)2.

2.      A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.      The corporation’s estimate of the fair value of the shares.

4.      An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph (2)(b)3.

5.      That, if requested in writing, the corporation will provide to the shareholder so requesting, within ten days after the date specified in subparagraph (2)(b)2, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.      The date by which the notice to withdraw under S. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph (2)(b)2.

(c)      Be accompanied by:

1.      Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.      A copy of SS. 607.1301 – 607.1333.

607.1323       PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.

      (1)      A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to S. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to S. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

      (2)      A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to S. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

      (3)      A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324       SHAREHOLDER’S ACCEPTANCE OF CORPORATION’S OFFER.

      (1)      If the shareholder states on the form provided in S. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

      (2)      Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326       PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER.

      (1)      A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to S. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to S. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

      (2)      A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the time frame set forth in S. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to S. 607.1322(2)(b)4.

607.1331       COURT COSTS AND COUNSEL FEES.

      (1)       The court in an appraisal proceeding [commenced under S. 607.1330]1 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (2)      The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)      Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with SS. 607.1320 and 607.1322; or

(b)      Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (3)      If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

      (1)       Senate Bill No. 1534, filed on January 20, 2004, is pending before the Florida legislature, which includes an amendment to Section 607.1331 deleting the language between the brackets.

      (4)      To the extent the corporation fails to make a required payment pursuant to S. 607.1324 the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332       DISPOSITION OF ACQUIRED SHARES.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333       LIMITATION ON CORPORATE PAYMENT.

      (1)      No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of S. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)      Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)      Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

      (2)      The shareholder shall exercise the option under paragraph (1)(a) or (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

EXHIBIT E

SUMMIT BROKERAGE SERVICES, INC.

2000 INCENTIVE COMPENSATION PLAN

(AS AMENDED)

SUMMIT BROKERAGE SERVICES, INC.

2000 INCENTIVE COMPENSATION PLAN

1.	Purpose		1
2.	Definitions		1
3.	Administration		3
	(a)	Authority of the Committee	3
	(b)	Manner of Exercise of Committee Authority	3
	(c)	Limitation of Liability	4
4.	Stock Subject to Plan		4
	(a)	Limitation on Overall Number of Shares Subject to Awards	4
	(b)	Application of Limitations	4
5.	Eligibility; Per-Person Award Limitations		4
6.	Specific Terms of Awards		4
	(a)	General	4
	(b)	Options	5
	(c)	Stock Appreciation Rights	6
	(d)	Restricted Stock	6
	(e)	Deferred Stock	7
	(f)	Bonus Stock and Awards in Lieu of Obligations	7
	(g)	Dividend Equivalents	8
	(h)	Other Stock-Based Awards	8
7.	Certain Provisions Applicable to Awards		8
	(a)	Stand-Alone, Additional, Tandem, and Substitute Awards	8
	(b)	Term of Awards	8
	(c)	Form and Timing of Payment Under Awards; Deferrals	8
	(d)	Exemptions from Section 16(b) Liability	9
8.	Performance and Annual Incentive Awards		9
	(a)	Performance Conditions	9
	(b)	Performance Awards Granted to Designated Covered Employees	9
	(c)	Annual Incentive Awards Granted to Designated Covered Employees	10
	(d)	Written Determinations	11
	(e)	Status of Section 8(b) and Section 8(c) Awards Under Code Section 162(m)	11
9.	Change in Control		11
	(a)	Effect of “Change in Control.”	11
	(b)	Definition of “Change in Control”	12
	(c)	Definition of “Change in Control Price”	12
10.	General Provisions		12
	(a)	Compliance With Legal and Other Requirements	12
	(b)	Limits on Transferability; Beneficiaries	13
	(c)	Adjustments	13
	(d)	Taxes	14
	(e)	Changes to the Plan and Awards	14
	(f)	Limitation on Rights Conferred Under Plan	14
	(g)	Unfunded Status of Awards; Creation of Trusts	14
	(h)	Nonexclusivity of the Plan	14
	(i)	Payments in the Event of Forfeitures; Fractional Shares	14
	(j)	Governing Law	15
	(k)	Plan Effective Date and Shareholder Approval; Termination of Plan	15

(i)

SUMMIT BROKERAGE SERVICES, INC.

2000 Incentive Compensation Plan

      1.          Purpose. The purpose of this 2000 Incentive Compensation Plan (the "Plan”) is to assist SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the “Company”) and its subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, Directors and independent contractors by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Company.

      2.          Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

                   (a)      “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

                   (b)      “Award” means any Option, SAR (including Limited SAR), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest, granted to a Participant under the Plan.

                   (c)      “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

                   (d)      “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

                   (e)      “Board” means the Company’s Board of Directors.

                   (f)      “Change in Control” means Change in Control as defined with related terms in Section 9 of the Plan.

                   (g)      “Change in Control Price” means the amount calculated in accordance with Section 9(c) of the Plan.

                   (h)      “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

                   (i)      “Committee” means a committee designated by the Board to administer the Plan; provided, however, that the Committee shall consist of at least two directors, and each member of which shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code.

                   (j)      “Corporate Transaction” means a Corporate Transaction as defined in Section 9(b)(i) of the Plan.

                   (k)      “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 8(e) of the Plan.

                   (l)      “Deferred Stock” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

                   (m)      “Director” means a member of the Board.

                   (n)      “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

                   (o)      “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

                   (p)      “Effective Date” means the effective date of the Plan, which shall be July 21, 2000.

                   (q)      “Eligible Person” means each Executive Officer of the Company (as defined under the Exchange Act) and other officers, Directors and employees of the Company or of any Subsidiary, and independent contractors with the Company or any Subsidiary. The foregoing notwithstanding, only employees of the Company or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.

                   (r)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

                   (s)      “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

                   (t)      “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or the Board, or under procedures established by the Committee or the Board. Unless otherwise determined by the Committee or the Board, the Fair Market Value of Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

                   (u)      “Incentive Stock Option” or “ISO” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

                   (v)      “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

                   (w)      “Limited SAR” means a right granted to a Participant under Section 6(c) hereof.

                   (x)      “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

                   (y)      “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

                   (z)      “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

                   (aa)      “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

                   (bb)      “Performance Award” means a right, granted to an Eligible Person under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee or the Board.

                   (cc)      “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

                   (dd)      “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

                   (ee)      “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act

                   (ff)      “Stock” means the Company’s Common Stock, par value $.0001 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

                   (gg)      “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

                   (hh)      “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

      3.          Administration.

                   (a)      Authority of the Committee. The Plan shall be administered by the Committee; provided, however, that except as otherwise expressly provided in this Plan or in order to comply with Code Section 162(m) or Rule 16b-3 under the Exchange Act, the Board may exercise any power or authority granted to the Committee under this Plan. The Committee or the Board shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee or the Board may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee or the Board under the Plan or pursuant to any Award, the Committee or the Board shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

                   (b)      Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee or the Board shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee or the Board, and the taking of any action by the Committee or the Board, shall not be construed as limiting any power or authority of the Committee or the Board. The Committee or the Board may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee or the Board shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee or the Board may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee or the Board as the Committee or the Board may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under applicable law and subject to the requirements set forth in Section 8(d). The Committee or the Board may appoint agents to assist it in administering the Plan.

                   (c)      Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a Subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

      4.          Stock Subject to Plan.

                   (a)      Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be the sum of (i) Seven Million (7,000,000) plus (ii) the number of shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, and the number of shares of Stock that are surrendered in payment of any Awards or any tax withholding with regard thereto. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, in no event shall the aggregate number of shares of Stock which may be issued pursuant to ISOs exceed Seven Million (7,000,000) shares.

                   (b)      Application of Limitations. The limitation contained in Section 4(a) shall apply not only to Awards that are settleable by the delivery of shares of Stock but also to Awards relating to shares of Stock but settleable only in cash (such as cash-only SARs). The Committee or the Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

      5.          Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than Two Hundred Thousand (200,000) shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 8(b) and 8(c). In addition, the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Participant shall be $2,000,000, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Participant shall be $5,000,000.

      6.          Specific Terms of Awards.

                   (a)      General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee or the Board may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee or the Board shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee or the Board shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee or the Board is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

                   (b)      Options. The Committee and the Board each is authorized to grant Options to Participants on the following terms and conditions:

             (i)      Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee or the Board, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Stock on the date of grant of the Option and shall not, in any event, be less than the par value of a share of Stock on the date of grant of such Option. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

             (ii)      Time and Method of Exercise. The Committee or the Board shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid (including in the discretion of the Committee or the Board a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants. In addition, the Option may, but need not include, a provision whereby the Participant may elect at any time while an Eligible Employee to exercise the Option as to any part or all of the Stock subject to the Option prior to the full vesting of the Option; provided that any unvested shares of Stock so purchased shall be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the original repurchase price or (y) the Fair Market Value of the shares of Stock on the date of such repurchase, or to any other restrictions the Committee determines to be appropriate.

             (iii)      ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

                           (A)      the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

                           (B)      The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company or its Parent Corporation during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

                   (c)      Stock Appreciation Rights. The Committee and the Board each is authorized to grant SAR’s to Participants on the following terms and conditions:

             (i)      Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise (or, in the case of a “Limited SAR” that may be exercised only in the event of a Change in Control, the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 9(c) hereof), over (B) the grant price of the SAR as determined by the Committee or the Board. The grant price of an SAR shall not be less than the Fair Market Value of a share of Stock on the date of grant except as provided under Section 7(a) hereof.

             (ii)      Other Terms. The Committee or the Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee or the Board, may be granted on such terms, not inconsistent with this Section 6(c), as the Committee or the Board may determine. SARs and Limited SARs may be either freestanding or in tandem with other Awards.

                   (d)      Restricted Stock. The Committee and the Board each is authorized to grant Restricted Stock to Participants and/or permit Participants to purchase Restricted Stock on the following terms and conditions:

             (i)      Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee or the Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee or the Board may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the Plan and any agreement relating to the Restricted Stock, a Participant who is granted or has purchased Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee or the Board). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

             (ii)      Forfeiture. Except as otherwise determined by the Committee or the Board at the time of the Award or purchase, upon termination of a Participant’s employment during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee or the Board may provide, by rule or regulation or in any agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee or the Board may in other cases waive in whole or in part the forfeiture of Restricted Stock.

             (iii)      Certificates for Stock. Restricted Stock granted and/or purchased under the Plan may be evidenced in such manner as the Committee or the Board shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee or the Board may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

             (iv)      Dividends and Splits. As a condition to the grant or purchase of Restricted Stock, the Committee or the Board may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee or the Board, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

                   (e)      Deferred Stock. The Committee and the Board each is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

             (i)      Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee or the Board (or, if permitted by the Committee or the Board, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee or the Board may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee or the Board may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee or the Board at the date of grant or thereafter. Prior to satisfaction of an Award of Deferred Stock, an Award of Deferred Stock carries no voting or dividend or other rights associated with share ownership.

             (ii)      Forfeiture. Except as otherwise determined by the Committee or the Board, upon termination of a Participant’s employment during the applicable deferral period thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), the Participant’s Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee or the Board may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee or the Board may in other cases waive in whole or in part the forfeiture of Deferred Stock.

             (iii)      Dividend Equivalents. Unless otherwise determined by the Committee or the Board at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee or the Board shall determine or permit the Participant to elect.

                   (f)      Bonus Stock and Awards in Lieu of Obligations. The Committee and the Board each is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee or the Board.

                   (g)      Dividend Equivalents. The Committee and the Board each is authorized to grant Dividend Equivalents to a Participant entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee or the Board may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee or the Board may specify.

                   (h)      Other Stock-Based Awards. The Committee and the Board each is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee or the Board to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee or the Board, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee or the Board shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee or the Board shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

      7.          Certain Provisions Applicable to Awards.

                   (a)      Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee or the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee or the Board shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price “discounted” by the amount of the cash compensation surrendered).

                   (b)      Term of Awards. The term of each Award shall be for such period as may be determined by the Committee or the Board; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Section 422 of the Code).

                   (c)      Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee or the Board shall determine, including, without limitation, cash, Stock that have been held for at least 6 months, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or the Board or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee or the Board (subject to Section 10(e) of the Plan) or permitted at the election of the Participant on terms and conditions established by the

Committee or the Board. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

                   (d)      Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b). In addition, the purchase price of any Award conferring a right to purchase Stock shall be not less than any specified percentage of the Fair Market Value of Stock at the date of grant of the Award then required in order to comply with Rule 16b-3.

      8.          Performance and Annual Incentive Awards.

                   (a)      Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee or the Board. The Committee or the Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

                   (b)      Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

             (i)      Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

             (ii)      Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital;

(11) return on investment; (12) operating earnings; (13) working capital or inventory; and (14) ratio of debt to shareholders’ equity. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof that are intended to qualify as “performanced-based compensation under Code Section 162(m).

             (iii)      Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

             (iv)      Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

             (v)      Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

                   (c)      Annual Incentive Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

             (i)      Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

             (ii)      Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

             (iii)      Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as an Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no Award whatsoever. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

                   (d)      Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards if and to the extent required to comply with Code Section 162(m).

                   (e)      Status of Section 8(b) and Section 8(c) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

      9.          Change in Control.

                   (a)      Effect of “Change in Control.” If and to the extent provided in the Award, in the event of a “Change in Control,” as defined in Section 9(b), the following provisions shall apply:

             (i)      Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control, subject only to applicable restrictions set forth in Section 10(a) hereof;

             (ii)      Limited SARs (and other SARs if so provided by their terms) shall become exercisable for amounts, in cash, determined by reference to the Change in Control Price;

             (iii)      The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

             (iv)      With respect to any such outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

                   (b)      Definition of “Change in Control. A “Change in Control” shall be deemed to have occurred upon:

             (i)      Approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale (any such event being referred to as a “Corporate Transaction”) is subsequently abandoned);

             (ii)      Individuals who, as of the date on which the Award is granted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Award was granted whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

             (iii)      the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

                   (c)      Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any Corporate Transaction triggering the Change in Control under Section 9(b)(i) hereof or any liquidation of shares following a sale of substantially all of the assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and the 60-day period following the Change in Control.

      10.          General Provisions.

                   (a)      Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee or the Board, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee or the Board, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

                   (b)      Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan, including any Award or right which constitutes a derivative security as generally defined in Rule 16a-1(c) under the Exchange Act, shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers and exercises are permitted by the Committee or the Board pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee or the Board may impose thereon, and further subject to any prohibitions or restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee or the Board, and to any additional terms and conditions deemed necessary or appropriate by the Committee or the Board.

                   (c)      Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that a substitution or adjustment is determined by the Committee or the Board to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee or the Board shall, in such manner as it may deem equitable, substitute or adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) hereof or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

                   (d)      Taxes. The Company and any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee or the Board may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

                   (e)      Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee or the Board may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee or the Board may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

                   (f)      Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Subsidiary; (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s employment at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

                   (g)      Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee or the Board may specify and in accordance with applicable law.

                   (h)      Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

                   (i)      Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee or the Board, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee or the Board shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

                   (j)      Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflicts of laws, and applicable federal law.

                   (k)      Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval within 12 months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) and 422, Rule 16b-3 under the Exchange Act, applicable NASDAQ requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate at such time as no shares of Common Stock remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.

Exhibit F

FORM OF

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUMMIT BROKERAGE SERVICES, INC.

(A FLORIDA CORPORATION)

      Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

1.      The name of the Corporation is SUMMIT BROKERAGE SERVICES, INC.

2.      Section A (1) of Article V of the Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

     “...(1) The maximum aggregate number of shares of common stock, par value $.0001 per share (the “Common Stock”), that this Corporation shall have the authority to issue is 60,000,000 shares.”

3.      The foregoing amendment to the Articles of Incorporation of the Corporation was adopted and approved by (i) unanimous written consent of the Corporation’s Board of Directors dated September 5, 2003, and (ii) the holders of a majority of the Corporation’s issued and outstanding capital stock entitled to vote thereon, representing the number of votes sufficient for approval at an annual meeting of shareholders held on     , 200___.

      IN WITNESS WHEREOF, these Articles of Amendment have been executed this   th day of   , 200___.

SUMMIT BROKERAGE SERVICES, INC.

By:

Marshall T. Leeds Chairman and Chief Executive Officer

Exhibit G

Boca Raton Branch of Wachovia
Securities Financial Network, Inc.

FINANCIAL STATEMENTS

Years Ended December 31, 2002 and 2001

C O N T E N T S

Page
Number

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS - Moore Stephens Lovelace, P.A.	1
FINANCIAL STATEMENTS
Statement of Financial Condition	2
Statements of Loss	3
Statements of Changes in Branch Equity	4
Statements of Cash Flows	5
Notes to Financial Statements	6

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Management
of Wachovia Securities Financial Network, Inc.
Richmond, Virginia

We have audited the accompanying statement of financial condition of the Boca Raton Branch of Wachovia Securities Financial Network, Inc. as of December 31, 2002, and the related statement of loss, changes in branch equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying financial statements, the Boca Raton Branch of Wachovia Securities Financial Network, Inc. is part of Wachovia Securities Financial Network, Inc. and has no separate legal status of existence. The method of determining the Branch’s revenues, expenses, assets and liabilities is discussed in Notes 1 and 4 to the accompanying financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Branch of Wachovia Securities Financial Network, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/S/ Moore Stephens Lovelace, P.A.

Certified Public Accountants

Orlando, Florida
March 13, 2003

BOCA RATON BRANCH OF WACHOVIA SECURITIES
FINANCIAL NETWORK, INC.

Statement of Financial Condition

December 31, 2002

2002

ASSETS
Commissions receivable	$316,966
Employment contracts, net	1,835,504
Furniture and equipment, net	6,000

Total assets	$2,158,470

LIABILITIES AND BRANCH EQUITY
Liabilities
Commissions payable	$142,373
Branch equity
Branch equity	2,016,097

Total liabilities and branch equity	$2,158,470

The accompanying notes are an integral part of the financial statements.

BOCA RATON BRANCH OF WACHOVIA SECURITIES
FINANCIAL NETWORK, INC.

Statements of Loss

For the Years Ended December 31, 2002 and 2001

	2002	2001

Revenues
Commissions	$5,428,789	$4,966,440
Interest and dividends	227,577	133,867

	5,656,366	5,100,307

Expenses
Commissions and clearing costs	2,678,341	3,380,032
Employee compensation and benefits	2,039,184	1,737,782
Occupancy and equipment	481,678	384,606
Advertising	50,034	74,356
Communications	128,965	141,855
Other operating expenses	448,227	27,898

	5,826,429	5,746,529

Net loss	$(170,063)	$(646,222)

The accompanying notes are an integral part of the financial statements.

BOCA RATON BRANCH OF WACHOVIA SECURITIES
FINANCIAL NETWORK, INC.

Statements of Changes in Branch Equity

For the Years Ended December 31, 2002 and 2001

Branch
Equity

Initial Capitalization of the Branch – January 2, 2001	$3,681,008
Net loss	(646,222)
Net cash retained by affiliate	(108,215)

Balance, December 31, 2001	2,926,571
Net loss	(170,063)
Net cash retained by affiliate	(740,411)

Balance, December 31, 2002	$2,016,097

The accompanying notes are an integral part of the financial statements.

BOCA RATON BRANCH OF WACHOVIA SECURITIES
FINANCIAL NETWORK, INC.

Statements of Cash Flows

For the Years Ended December 31, 2002 and 2001

	2002	2001

Cash flows from operating activities
Net loss	$(170,063)	$(646,222)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Amortization of employment contracts	913,033	922,471
Depreciation expense	2,000	2,000
Changes in:
Commissions receivable	85,423	(402,389)
Employment contracts	—	(3,671,008)
Commissions payable	(89,982)	232,355

Net cash provided by (used in) operating activities	740,411	(3,562,793)
Cash flows from investing activities
Net cash used in investing activities	—	—

Cash flows from financing activities
Initial capitalization of the Branch	—	3,671,008
Net cash retained by affiliate	(740,411)	(108,215)

Net cash used in financing activities	(740,411)	3,562,793

Net change in cash	—	—
Cash at beginning of year	—	—

Cash at end of year	$—	$—

The accompanying notes are an integral part of the financial statements.

BOCA RATON BRANCH OF WACHOVIA SECURITIES
FINANCIAL NETWORK, INC.

Notes to Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS – The Boca Raton Branch of Wachovia Securities Financial Network, Inc. (the “Branch”) is an affiliated retail branch office of Wachovia Securities Financial Network, Inc. (the “Company”). The Company is a fully-disclosed introducing broker which operates approximately 3,500 offices across the United States. The Boca Raton Branch is located in Boca Raton, Florida.

On January 2, 2001, the Company acquired JWGenesis Financial Corp. (“JWGenesis”), a full-service securities brokerage and investment banking business, which had registered representatives and retail offices located throughout the United States. One of the branches acquired was the Boca Raton branch. In connection with its acquisition, to entice the brokers to continue working for the Branch subsequent to the acquisition, the Company paid approximately $3,700,000 in return for a four year commitment to work for the Branch. This expenditure has been recorded as part of the initial capitalization of the Branch and as employment contracts. Additionally, the Company estimated the fair market value of the Branch’s tangible assets on the date of acquisition to be approximately $10,000, which has been recorded in the accompanying financial statements as a non-cash contribution of furniture and equipment. The Company did not allocate to the Branch any additional net assets acquired, such as goodwill, based upon the size and estimated fair value of the Branch in relationship to the overall acquisition.

BASIS OF PRESENTATION – The Branch is not a separate legal entity; rather, it is merely a separate branch office of the Company consisting primarily of broker-dealers and sales representatives. As a result, the Company did not historically prepare separate financial statements of the Branch. The accompanying financial statements are derived from the historical accounting records of the Company and present the Branch’s direct assets and liabilities as of December 31, 2002 and the Branch’s direct revenues and expenses and allocations of certain expenses from the Company (see Note 4) for the years ended December 31, 2002 and 2001.

During the periods presented, the Branch was under the control of the Company. Accordingly, substantially all of the Branch’s cash management, managerial, operational, investing and financing activities were performed by the Company and all net profits and losses were retained by the Company.

FURNITURE AND EQUIPMENT – Furniture and equipment is stated at its estimated fair value as of the Branch’s acquisition date which approximates cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives.

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMMISSION REVENUES AND EXPENSES — Commission revenues are recorded on a trade-date basis. The Company receives commissions on securities transactions sold by registered representatives of the Branch office. The Company receives the gross amount of commissions due from the transactions and remits a percentage of that amount to the registered representatives based on a formal commission payout schedule maintained with each representative.

INCOME TAXES – The Branch is not a separate tax-paying entity; rather, its activity is included in the Company’s consolidated tax returns; however, the accompanying financial statements have been prepared as if the Branch were a separate tax-paying entity.

The Branch accounts for income taxes under the liability method which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that would have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Branch has incurred losses since its inception. Due to these losses and the resulting uncertainty of the realization of the tax loss carryforward by the Branch (see Note 6), the Branch has established a 100% valuation allowance against the carryforward benefit. Accordingly, no provision/benefit for income taxes has been included in the accompanying financial statements.

ESTIMATES — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 — EMPLOYMENT CONTRACTS

The Branch is amortizing the employment contracts over the four year term of the brokers’ employment agreements. During the years ended December 31, 2002 and 2001, amortization of employee contracts approximated $913,000 and $922,000, respectively. The amortization expense is recorded as employee compensation and benefits in the statements of loss.

As of December 31, 2002, unamortized employee contracts were approximately $1,835,000. There is no allowance against the employment contract costs, as each of the brokers continued to work for the Company and are generating sufficient business.

NOTE 3 — FURNITURE AND EQUIPMENT

The Branch has not acquired any additional furniture and equipment since its inception. Depreciation is being recorded over a five year period, based upon the straight-line method. Deprecation expense was recorded in the amount of $2,000 for each of the years ended December 31, 2002 and 2001.

NOTE 4 — AFFILIATE ALLOCATIONS

The Company allocates certain costs of the Branch for operating expenses, administrative services and corporate overhead. For the years ended December 31, 2002 and 2001, these allocations totaled approximately $482,000 and $385,000 for occupancy and equipment; approximately $50,000 and $74,000 for selling and marketing; approximately $129,000 and $142,000 for communications and approximately $448,000 and $28,000 for other operating expenses, respectively.

The Company determined the amounts of the allocations based on estimates of the costs incurred by the Company in providing such services to the Branch. Had the Branch used a third party to provide these services, or performed these services within the Branch, the actual costs could differ significantly from these estimates. Management believes that the amounts allocated reasonably approximate the costs incurred by the Company in providing such services.

NOTE 5 — CONTINGENCIES

Office Lease

As part of the acquisition of JWGenesis, the Company assumed a non-cancelable operating office lease in Boca Raton, Florida. A portion of the office space included in the lease is utilized by the Branch. For the years ended December, 31, 2002 and 2001, the Company allocated approximately $221,000 and $212,000, respectively, in rent expense to the Branch. Rent expense is recorded as occupancy and equipment in the statement of operations. The lease expires in 2003.

Litigation

In the ordinary course of business, the brokers, as well as the Company, are subject to various claims and legal actions. In the opinion of management, the resolution of such matters will not have a material impact to the Branch or Company’s financial condition and results of operations.

NOTE 6 — SUBSEQUENT EVENT

On January 2, 2003, Summit Brokerage Services, Inc. (“Summit”) entered into a binding agreement with the Company to acquire the net assets of the Branch. The brokers of the Branch are to become independent representatives of Summit’s independent broker/dealer.

SUMMIT BROKERAGE SERVICES, INC.

UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

SUMMIT BROKERAGE SERVICES INC.

UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

The following unaudited pro forma combining financial statements give effect to the acquisition of the Boca Raton Branch of Wachovia Securities Financial Network, Inc. (the “Branch”) by Summit Brokerage Services, Inc. (“Summit”). Pro forma adjustments related to the pro forma combining statement of financial condition have been determined assuming this transaction was consummated on December 31, 2002 using the purchase method of accounting. The pro forma combining statement of financial condition combines Summit’s consolidated statement of financial condition as of December 31, 2002 with the Branch’s statement of financial condition as of December 31, 2002. The pro forma combining statement of operations combines Summit’s and the Branch’s respective statement of operations as if the transaction had occurred on January 1, 2002. The unaudited pro forma combining financial statements are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combining statement of operations is not necessarily indicative of operating results that would have been achieved had the transactions been consummated as of January 1, 2002 and should not be construed as representative of future operations. The Branch’s financial statements included in the pro forma combining financial statements contain various overhead allocations from the Branch’s affiliate, Wachovia Securities Financial Network, Inc. (“Wachovia”). The allocations were determined by Wachovia’s management and are considered highly judgmental estimates. These allocations are described in the Branch’s audited financial statements included in this 8-K filing. The unaudited pro forma combining financial statements should be read in conjunction with the accompanying notes and the historical financial statements of Summit included in its Form 10-KSB filings, as well as in conjunction with Summit’s original 8-K filing regarding the acquisition dated January 2, 2003.

SUMMIT BROKERAGE SERVICES INC.

UNAUDITED PRO FORMA COMBINING STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2002

					PRO FORMA
	SUMMIT	BRANCH	ADJUSTMENTS		COMBINED

Assets:
Cash and cash equivalents	$1,607,674	$—	$—		$1,607,674
Deposit held at clearing broker	25,045	—	—		25,045
Deposit held at clearing broker — related party	45,459	—	—		45,459
Commissions receivable	346,920	316,966	(316,966)	(a)	346,920
Other receivables	109,646	—	—		109,646
Securities owned, at fair value	3,300	—	—		3,300
Prepaid expenses	77,643	—	—		77,643
Employment contracts	—	1,835,504	(1,835,504)	(a)	—
Customer list	—	—	1,141,941	(c)	1,141,941
Property and equipment, net	116,088	6,000	—		122,088
Goodwill	—	—	707,563	(c)	707,563

	$2,331,775	$2,158,470	$(302,966)		$4,187,279

Liabilities and (Deficit) Equity:
Accounts payable and accrued expenses	$210,091	$—	$20,000	(d)	$230,091
Accrued commission expense	310,640	142,373	(142,373)	(a)	3 10,640
Note payable — Wachovia	—	—	1,835,504	(c)	1,835,504
Note payable — related party	40,200	—	—		40,200
Preferred stock	13	—	—		13
Common stock	2,020	—	—		2,020
APIC	6,336,751	—	—		6,336,751
Unearned stock compensation	(237,123)	—	—		(237,123)
Treasury stock, cost	(3,718)	—	—		(3,718)
Accumulated (deficit) equity	(4,327,099)	2,016,097	(2,016,097)	(b)	(4,327,099)

	$2,331,775	$2,158,470	$(302,966)		$4,187,279

SUMMIT BROKERAGE SERVICES, INC.

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

Revenues:
Commissions	$6,065,976	$5,428,789	$—			11,494,765
Interest and dividends	76,202	227,577	—			303,779
Other	12,676	—	—			12,676

	6,154,854	5,656,366	—			11,811,220
Expenses:
Commissions	5,275,867	2,678,341	—			7,954,208
Employee compensation and benefit	806,909	2,039,184	(913,033)	(e	)	1,933,060
Occupancy and equipment	188,253	481,678	—			669,931
Communications	116,445	128,965	—			245,410
Professional expenses	610,415	—	—			610,415
Stock based compensation	285,224	—	—			285,224
Amortization of customer list	—	—	190,323	(f	)	190,323
Other operating expense	490,751	498,261	—			989,012

	7,773,864	5,826,429	(722,710)			12,877,583
Net loss	$(1,619,010)	(170,063)	722,710			$(1,066,363)

Weighted average common share outstanding	10,264,778					10,264,778

Net loss per share — basic and diluted	$(0.158)					$(0.104)

SUMMIT BROKERAGE SERVICES INC.
NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

NOTE 1 — ACQUISITION OF THE BOCA RATON BRANCH

Summit will account for the acquisition of the Branch using the purchase method of accounting. Under the purchase method, the total purchase price, plus the fair value of the assumed liabilities, is allocated to the net tangible and intangible assets acquired, based upon their respective estimated fair values. The total purchase price of the Branch acquisition is as follows:

TOTAL PURCHASE PRICE

Note payable to Wachovia Securities	$1,835,504
Estimated transaction costs	20,000

Total consideration	$1,855,504

A preliminary purchase price allocation, which is subject to change based upon Summit’s final analysis, is as follows:

PRELIMINARY PURCHASE PRICE ALLOCATION:

Customer list	$1,141,941
Property &equipment	6,000
Goodwill	707,563

Total consideration	$1,855,504

NOTE 2 — SUMMARY OF PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma combining financial statements for the year ended December 31, 2002 are as follows:

(a)	Elimination of assets and liabilities not acquired or assumed in the acquisition.

(b)	Elimination of the Branch’s accumulated deficit.

(c)	Allocation of purchase price to customer list and goodwill.

(d)	Accrual of direct expenses of the transaction.

(e)	Elimination of the Branch’s amortization of employee contracts.

(f)	Recognize one year of customer list amortization. Summit has estimated an expected benefit to be derived from the customer list over six years.

NOTE 3 — PRO FORMA INCOME TAXES AND DILUTIVE EPS

Because a net loss was reported for the year ended December 31, 2002 on a pro forma combining basis, no provision for income taxes is presented. In addition, the calculation of diluted net loss per share is not presented as it would be anti-dilutive and would result in a reduction of the pro forma combining net loss per share.

PROXY STATEMENT/PROSPECTUS

SUMMIT BROKERAGE SERVICES, INC.

SUMMIT FINANCIAL SERVICES GROUP, INC.

Agreement and Plan of Merger	Exhibit A
Amended and Restated Articles of Incorporation of Summit Financial Services Group, Inc.	Exhibit B
Bylaws of Summit Financial Services Group, Inc.	Exhibit C
Sections 607.1301 — 607.1333 of the Florida Business Corporation Act Regarding Appraisal Rights	Exhibit D
2000 Incentive Compensation Plan, as amended, of Summit Brokerage Services, Inc.	Exhibit E
Form of Articles of Amendment to Amended and Restated Articles of Incorporation of Summit Brokerage Services, Inc.	Exhibit F
Financial Statements Related to Acquisition of Branch Office	Exhibit G